                                                              FILE NO. 333-90143

   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 1999
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM F-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                               724 SOLUTIONS INC.

             (Exact name of Registrant as specified in its charter)

              ONTARIO                                 7372                              INAPPLICABLE
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                          4101 YONGE STREET, SUITE 702
                            TORONTO, ONTARIO M2P IN6
                                 (416) 226-2900
   (Address and telephone number of Registrant's principal executive offices)

                             CT CORPORATION SYSTEM
                                 111 8TH AVENUE
                            NEW YORK, NEW YORK 10011
                                 (212) 247-2882

           (Name, address and telephone number of agent for service)
                           --------------------------

                                   COPIES TO:

 ROBERT S. TOWNSEND, ESQ.       BRIAN LUDMER, ESQ.        MARC M. ROSSELL, ESQ.      DEBORAH ALEXANDER, ESQ.
   MARK L. MANDEL, ESQ.        Goodman Phillips &          Shearman & Sterling           Osler, Hoskin &
 Morrison & Foerster LLP             Vineberg              599 Lexington Avenue           Harcourt LLP
    1290 Avenue of the           250 Yonge Street        New York, New York 10022     1 First Canadian Place
          Americas                  Suite 2400               (212) 848-4000                P.O. Box 50
    New York, New York      Toronto, Ontario M5B 2M6                                Toronto, Ontario M5X 1B8
        10104-0012               (416) 979-2211                                          (416) 362-2111
     (212) 468-8000

                           --------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM
                     TITLE OF CLASS OF                                AGGREGATE                     AMOUNT OF
                SECURITIES TO BE REGISTERED                       OFFERING PRICE(1)              REGISTRATION FEE
Common Shares..............................................          $89,700,000                  $23,680.00(2)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) A registration fee in the amount of $27,800 was paid on or about November 2, 1999.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement includes two forms of prospectuses, one which will be used for offers in the U.S., and one that will be used for offers in Canada. The alternative pages for the Canadian prospectus are set forth prior to
Part II of this Registration Statement.

                 SUBJECT TO COMPLETION, DATED DECEMBER 15, 1999
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                6,000,000 Shares

                              [724 SOLUTIONS LOGO]

                                 Common Shares

                                   ---------

    We are offering   -  common shares in the United States through a syndicate
of U.S. underwriters and   -  common shares in Canada through a syndicate of
Canadian underwriters. The underwriters have an option to purchase a maximum of 900,000 additional common shares to cover over-allotments of common shares.

    Prior to this offering, there has been no public market for our common shares. The initial public offering price is expected to be between $11.00 and $13.00 per common share. We have applied to list our common shares on The Nasdaq Stock Market's National Market under the symbol "SVNX" and on The Toronto Stock Exchange under the symbol "SVN".

    Investing in our common shares involves risks. See "Risk Factors" starting on page 6.

                                                                   Underwriting
                                                   Price to        Discounts and      Proceeds to
                                                    Public          Commissions      724 Solutions
                                                ---------------   ---------------   ---------------
Per Share.....................................    $  -              $  -              $  -
Total.........................................    $  -              $  -              $  -

    Delivery of the common shares will be made on or about   -  .

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                  Robertson Stephens

                                    Thomas Weisel Partners LLC

                   The date of this prospectus is     -    .

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
PROSPECTUS SUMMARY....................         3
RISK FACTORS..........................         6
FORWARD-LOOKING STATEMENTS............        17
USE OF PROCEEDS.......................        18
DIVIDEND POLICY.......................        18
EXCHANGE RATES........................        18
CAPITALIZATION........................        19
DILUTION..............................        20
SELECTED CONSOLIDATED FINANCIAL
  DATA................................        21
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................        22
BUSINESS..............................        31

                                          PAGE
                                        --------
MANAGEMENT............................        44
CERTAIN TRANSACTIONS..................        51
PRINCIPAL SHAREHOLDERS................        53
DESCRIPTION OF SHARE CAPITAL..........        54
SHARES ELIGIBLE FOR FUTURE SALE.......        55
INCOME TAX CONSEQUENCES...............        57
UNDERWRITING..........................        61
LEGAL MATTERS.........................        64
EXPERTS...............................        64
WHERE YOU CAN FIND MORE INFORMATION...        64
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS..........................       F-1

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                                 --------------

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL             , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                 --------------

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON SHARES. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES.

                               724 SOLUTIONS INC.

    We provide an Internet infrastructure solution to financial institutions that enables them to offer personalized and secure on-line banking, brokerage and e-commerce services across a wide range of Internet-enabled wireless and consumer electronic devices. Our solution enables consumers to access these services through network service providers using digital mobile phones, personal digital assistants, two-way pagers and personal computers. With critical security features built in, our solution can be quickly implemented and integrated with existing systems, and scaled or expanded to accommodate future growth. Using our platform, financial institutions may build on their consumers' trust and provide new levels of service in an easy to use, personalized way.

    The emergence of the Internet is having a significant effect on the delivery of financial services to consumers. As a group, on-line consumers represent an affluent and important market segment. These consumers are increasingly using new methods, including wireless technologies, to access the Internet. The convergence of the Internet and digital wireless technologies presents new opportunities for financial institutions. Using our platform, financial institutions can differentiate their services to retain and strengthen their existing customer relationships and attract new customers.

    Our objective is to become the leading provider of Internet infrastructure solutions for the secure delivery of transaction and information services to consumers. To differentiate us from our competitors, our strategy is to:

    - FOCUS INITIALLY ON LEADING FINANCIAL INSTITUTIONS: Our target market includes the largest financial institutions worldwide. Currently, Bank of America, Citigroup and Bank of Montreal, three of our major shareholders, are in various stages of implementing our solution on a non-exclusive basis. These institutions have a worldwide customer base with approximately 137 million customer relationships.

    - ACCELERATE ADOPTION OF OUR SOLUTION BY CONSUMERS WORLDWIDE: Dataquest projects that there will be 828 million digital wireless subscribers worldwide by the end of 2003. To enable our customers to offer their services to these subscribers, we are currently working with network service providers including Bell Mobility and Sprint to provide broad geographic coverage. We are also working with device manufacturers including Ericsson, Motorola, Neopoint, Nokia, Palm Computing, Qualcomm and Research In Motion to support a wide range of Internet-enabled devices. We intend to deliver a consistent and compelling consumer experience worldwide across a broad range of networks and devices.

    - ACCELERATE ADOPTION OF OUR SOLUTION BY FINANCIAL INSTITUTIONS: In order to enable rapid implementation of our platform, we are working with system integrators, including Deloitte & Touche. In the future, we intend to provide an application hosting service that will enable financial institutions to operate the software and other components of our solution on equipment maintained by us or by one or more third parties. We are currently building the capacity to provide this service.

    - EXPAND THE FUNCTIONALITY OF OUR PLATFORM: We work with technology providers such as Certicom and our partner Sonera to provide robust security, and with Sun Microsystems to provide highly scalable and manageable features for our platform. We intend to continue to introduce new services, applications and support for additional Internet-enabled devices, including set-top boxes that permit television sets to display electronic data, and game consoles.

    - PURSUE ACQUISITIONS OF COMPANIES AND TECHNOLOGIES: We intend to pursue acquisitions of technologies and service capabilities that will enable us to accelerate the introduction of new and innovative products and services.

    - ADAPT OUR PLATFORM FOR OTHER INDUSTRY SECTORS: Key elements of our platform and strategy are transferable to other industries, such as insurance, sales force management and logistics. We intend to address these opportunities after establishing our position as the leading provider of an Internet infrastructure solution for the on-line financial services sector.

    We believe that our solution benefits our customers and the companies with which we have strategic relationships by enabling the delivery of differentiated on-line financial services. These services increase consumer loyalty and drive wireless airtime usage, consumer electronic device sales and the purchase of other products and services.

    Our revenue was approximately $2.1 million during the nine months ended September 30, 1999 and we incurred net losses during this period of approximately $6.2 million.

    We are incorporated under the laws of Ontario, Canada. Our principal executive offices are located at 4101 Yonge Street, Suite 702, Toronto, Ontario, M2P 1N6, and our telephone number is (416) 226-2900.

                                  THE OFFERING

Common shares offered

  U.S. offering......................................          -  shares

  Canadian offering..................................          -  shares
                                                       -----------------
Total:...............................................   6,000,000 shares
                                                       =================

Common shares to be outstanding after
  this offering......................................  35,402,426 shares

Use of proceeds......................................  For general corporate purposes, including the development of our application hosting
                                                       service, and potential acquisitions

Proposed Nasdaq National Market symbol...............  SVNX
Proposed Toronto Stock Exchange symbol...............  SVN

    The table above is based on common shares outstanding as of October 29, 1999 and excludes the following:

    - outstanding options as of September 30, 1999 to purchase 2,211,594 common shares under our stock option plans at a weighted average exercise price of $0.88 per share;

    - 666,668 common shares issuable upon the exercise of a warrant having an exercise price of $7.50 per share; and

    - approximately 67,200 common shares issuable to one of our shareholders at a purchase price of $7.50 per share upon exercise of a preemptive right if the warrant described above is exercised.

                                 --------------

    Unless we state otherwise, the information in this prospectus assumes no exercise of the underwriters' over-allotment option and gives effect to the two-for-one split of our common shares that is expected to occur prior to the completion of this offering.

    All references to "$" or dollars in this prospectus refer to U.S. dollars and all references to "Cdn.$" refer to Canadian dollars.

                                 --------------

    We have applied for registration of the trademarks "724 Solutions", "724 Solutions & Design" and "E-Anywhere" in Canada and "724 Solutions" and "724 Solutions & Design" in the U.S. All other trademarks or service marks appearing in this prospectus are the trademarks or service marks of the companies that use them.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

    Our consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles. These principles conform in all material respects with U.S. generally accepted accounting principles except as disclosed in note 11 of our consolidated financial statements. You should read the following selected consolidated financial data with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes appearing elsewhere in this prospectus. The consolidated statements of operations data for the period from July 28, 1997 (inception) to December 31, 1997, for the year ended December 31, 1998 and for the nine months ended September 30, 1998 and 1999, and the consolidated balance sheet data as of September 30, 1999, are derived from our consolidated financial statements that have been audited by KPMG LLP, Independent Auditors, which are included elsewhere in this prospectus.

                                                                                              NINE MONTHS
                                                  PERIOD FROM                                    ENDED
                                                 JULY 28, 1997                               SEPTEMBER 30,
                                                (INCEPTION) TO          YEAR ENDED        -------------------
                                               DECEMBER 31, 1997     DECEMBER 31, 1998      1998       1999
                                              -------------------   -------------------   --------   --------
                                                 (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenue:
  Product...................................         $   --               $ 1,678          $1,049    $ 1,314
  Services..................................             --                   208             208        788
                                                     ------               -------          ------    -------
    Total revenue...........................             --                 1,886           1,257      2,102

Cost of revenue.............................             --                    61              61        819
                                                     ------               -------          ------    -------
Gross profit................................             --                 1,825           1,196      1,283
Total operating expenses....................            165                 3,055           1,444      7,818
                                                     ------               -------          ------    -------
Income (loss) from operations...............           (165)               (1,230)           (248)    (6,535)
Interest income.............................             10                   107              69        341
                                                     ------               -------          ------    -------
Net income (loss)...........................         $ (155)              $(1,123)         $ (179)   $(6,194)
                                                     ======               =======          ======    =======
Basic and diluted net income (loss) per
  share.....................................         $(0.06)              $ (0.19)         $(0.04)   $ (0.47)
                                                     ======               =======          ======    =======
Shares used in computing basic and diluted
  net income (loss) per share (in
  thousands)................................          2,752                 5,784           4,564     13,301
                                                     ======               =======          ======    =======

                                                                   AS OF SEPTEMBER 30, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                (IN THOUSANDS OF U.S. DOLLARS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $28,044     $69,134      $134,430
Working capital.............................................   25,097      66,187       131,483
Total assets................................................   32,444      73,534       138,830
Total shareholders' equity..................................   26,734      67,824       133,120

    The pro forma numbers in the table above are adjusted to give effect to the issuance of 10,082,066 common shares for aggregate proceeds of $41.1 million in October 1999.

    The pro forma as adjusted numbers in the table above are adjusted to give effect to receipt of the net proceeds from the sale of 6,000,000 common shares offered by us at the estimated initial public offering price of $12.00 per share after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. See also "Use of Proceeds," "Capitalization" and "Underwriting."

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON SHARES. OUR MOST SIGNIFICANT RISKS AND UNCERTAINTIES ARE DESCRIBED BELOW.

    IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED, THE TRADING PRICE OF OUR COMMON SHARES COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                      RISK FACTORS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND WE EXPECT TO INCUR LOSSES IN THE FUTURE.

    We have not been profitable since our inception. We incurred losses of $155,000 for the period between July 28, 1997 and December 31, 1997,
$1.1 million for the year ended December 31, 1998 and $6.2 million for the nine months ended September 30, 1999. As of September 30, 1999, we had an accumulated deficit of $7.5 million. We expect to continue to incur losses in the near future and possibly longer. We anticipate that our expenses will increase substantially in the foreseeable future as we establish our application hosting service and continue to increase our research and development, sales and marketing and general and administrative expenses. These efforts may prove more expensive than we currently anticipate. We cannot predict if we will ever achieve profitability and if we do, we may not be able to sustain or increase our profitability.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, IT MAY BE DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND ITS FUTURE PROSPECTS.

    Your evaluation of our business will be more difficult because of our limited operating history. We were founded in July 1997 and services based on our platform were first launched on a trial basis in May 1999 with our initial licensee, Bank of Montreal. Because we are in an early stage of development, our prospects are difficult to predict and may change rapidly. When making your investment decision, you should consider the risks, expenses and difficulties that we may encounter or incur as a young company in a new and rapidly evolving market, including our substantial dependence on a single product with only limited market acceptance to date and our need to manage expanding operations. Our business strategy may not be successful, and we may not successfully address these risks.

OUR RAPID GROWTH MAY STRAIN OUR RESOURCES AND HINDER OUR ABILITY TO IMPLEMENT OUR BUSINESS STRATEGY.

    Our historical growth has placed, and any further growth is likely to continue to place, a significant strain on our resources. Our ability to achieve and maintain profitability will depend on our ability to manage our growth effectively, to implement and expand operational and customer support systems and to hire personnel worldwide. We may not be able to augment or improve existing systems and controls or implement new systems and controls to respond to any future growth. In addition, future growth may result in increased responsibilities for our management personnel, which may limit their ability to effectively manage our business.

WE ARE BUILDING THE CAPABILITY TO PROVIDE AN APPLICATION HOSTING SERVICE, AND IF WE DO NOT SUCCESSFULLY IMPLEMENT THIS SERVICE WE MAY NOT ATTRACT OR RETAIN CUSTOMERS.

    Some of our existing customers require us, and some of our potential customers will require us, to host and manage the server infrastructure and software platform as part of the implementation of our solution. We may acquire or partner with third parties to provide this service. We may also provide this service by establishing application hosting facilities of our own, or through a combination of these strategies. Regardless of the implementation strategy we pursue, providing the service will require significant capital expenditures and other resources, and we cannot assure you that we will be able to implement these services on an effective, cost-efficient or timely basis. Because our experience is primarily in the areas of developing and implementing our software solution, we do not know what other difficulties we may encounter or risks we may be exposed to in the establishment and operation of these facilities. If we cannot effectively implement these services, we may lose our existing customers and may not attract new customers.

TO DATE, ALL OF OUR CUSTOMERS HAVE ACQUIRED AN EQUITY INTEREST IN OUR COMPANY AND IF WE DISCONTINUE THIS PRACTICE WE MAY NOT ATTRACT NEW CUSTOMERS.

    To date, all of our revenue has been attributable to the sale of our solution to customers who have also purchased an equity interest in our company. The opportunity to invest in our company provided these customers with an additional incentive to purchase our solution. We do not expect to offer this opportunity to prospective customers, which may hurt our ability to sell our product.

BECAUSE ALL OF OUR CURRENT CUSTOMERS ARE SHAREHOLDERS IN OUR COMPANY, IF A CUSTOMER CEASES TO LICENSE OUR TECHNOLOGY AND ALSO SELLS ITS SHARES IN OUR COMPANY, THE MARKET PRICE OF OUR SHARES MAY DECLINE.

    All of our current customers, or their affiliates, are shareholders in our company. If any customer ceases to license our technology, our credibility in the market may suffer which may impede our ability to attract new customers. In addition, if a customer that switches to a competing technology also sells its shares in our company, our credibility may further suffer and the market price of our shares will likely decline.

WE HAVE A LENGTHY AND COMPLEX SALES CYCLE, WHICH COULD CAUSE THE DELAY OR LOSS OF REVENUE AND INCREASE OUR EXPENSES.

    Our sales efforts target large financial institutions worldwide, which requires us to expend significant resources educating prospective customers about the uses and benefits of our product. Because the purchase of our solution is a significant decision for these institutions, our prospective customers generally take a long time to evaluate our product. Our sales cycle typically ranges from four to six months, although these cycles can be longer due to significant delays over which we have little or no control. Our lengthy sales cycle is due to many factors, including customer concerns about the introduction or announcement of new products and technologies, requests for product enhancements and an extensive evaluation process that may involve many individuals or departments. As a result of our long sales cycle, it may take us a substantial amount of time to generate revenue from our sales efforts. In addition, any delay in selling our platform could lead our prospective customers to find alternatives to our solution from a competitor or to develop an in-house solution.

IF FINANCIAL INSTITUTIONS DO NOT CONSIDER THE INTERNET TO BE A VIABLE COMMERCIAL MEDIUM, OUR CUSTOMER BASE MAY NOT GROW.

    Our success depends on financial institutions' acceptance of the Internet as a viable means to deliver their services. The adoption of the Internet for commerce and communication, particularly by those financial institutions that have historically relied upon traditional means, generally requires these institutions to understand and accept a new way of conducting business and exchanging information. Financial institutions may be reluctant or slow to adopt a new, Internet-based strategy because of increased pressure on costs and the complexity and risk involved in developing a solution based on emerging technologies. Reluctance by financial institutions to use the Internet to deliver financial services may prevent us from growing.

OUR PRODUCT HAS ACHIEVED LIMITED MARKET ACCEPTANCE TO DATE, AND IF IT FAILS TO ACHIEVE MARKET ACCEPTANCE OUR BUSINESS WILL NOT GROW.

    Our solution is one of a number of competing solutions that is available in a new and rapidly evolving market. Financial institutions may not prefer our solution to competing technologies. If financial institutions do not accept our product as the preferred solution, we may not attract new customers and our business will not grow.

OUR FUTURE REVENUE DEPENDS ON CONSUMERS USING THE SERVICES THAT ARE BASED ON OUR SOLUTION, AND IF OUR CUSTOMERS DO NOT SUCCESSFULLY MARKET THESE SERVICES, OUR REVENUE WILL NOT GROW.

    We expect that revenue under most of our license agreements will depend on the number of monthly subscribers to these services. To stimulate consumer adoption of these services, our customers must implement our solution quickly. However, our customers may delay implementation because of factors that are not within our control, including budgetary constraints, limited resources committed to the implementation process and limited internal technical support.

    Consumer adoption of these services also requires our customers to market these services. However, our customers currently have no obligation to launch a marketing campaign of any kind, may choose not to do so, or may not do so effectively. To date, these services have only been provided on a test basis to a limited number of consumers. As a result, we cannot assure you that a large number of consumers will use these services in the future.

WE CURRENTLY DEPEND ON THE SALE OF A SINGLE PRODUCT TO GENERATE MOST OF OUR REVENUE AND IF WE ARE UNABLE TO SELL THIS PRODUCT WE MAY NEVER BECOME PROFITABLE.

    We expect sales of our product to constitute most of our revenue for the foreseeable future. If customers do not purchase this product, we do not currently offer any other products or services that would enable us to become profitable.

WE CURRENTLY RELY ON SALES TO A LIMITED NUMBER OF FINANCIAL INSTITUTIONS, AND IF WE FAIL TO RETAIN THESE CUSTOMERS OR TO ADD NEW CUSTOMERS OUR REVENUE MAY BE SUBSTANTIALLY REDUCED AND OUR SOLUTION MAY NOT ACHIEVE MARKET ACCEPTANCE.

    We derive a significant portion of our revenue from the sale of our solution to a limited number of financial institutions. Since our inception, sales to one financial institution have accounted for more than 81% of our total revenue. We expect that a small number of customers will continue to account for a significant portion of our revenue for the foreseeable future. If any of our customers discontinue their relationship with us for any reason, do not renew their agreements with us, or seek to reduce or renegotiate their purchase and payment obligations to us, our revenue may be substantially reduced. In addition, there are a limited number of large financial institutions in our target market, and we believe this number may decline in the future as a result of consolidation in the financial services industry worldwide. If our sales efforts to these potential customers are not successful, our solution may not achieve market acceptance and our revenue will not grow.

OUR LICENSE AGREEMENTS WITH OUR CURRENT CUSTOMERS DO NOT HAVE LONG TERMS, AND THE FAILURE OF ANY CUSTOMER TO RENEW ITS AGREEMENT COULD SIGNIFICANTLY DECREASE OUR REVENUE.

    A significant portion of our revenue is derived from the licensing of our technology to our customers. Our license agreements with our current customers generally terminate after two years. Unless renewed, the license agreement with our first customer, Bank of Montreal, will expire in February 2000. Each of our customers has the option, but is not obligated, to renew its license agreement for additional terms. If a customer chooses not to extend its license, it may continue to license additional technology that is made generally available to our customers upon payment of a fee.

There is no guarantee that any of our customers will renew their license agreement. If our customers do not renew these agreements or otherwise license our technology, our revenue will decrease substantially. See "Customers" and "Certain Transactions."

IF THE DIGITAL WIRELESS AND OTHER NETWORK SERVICE PROVIDERS THAT ENABLE OUR CUSTOMERS TO DELIVER SERVICES BASED ON OUR PRODUCT TO CONSUMERS FAIL TO SUPPORT OUR SERVICE, OUR REVENUE FROM EXISTING CUSTOMERS WILL DECLINE AND WE MAY NOT ATTRACT NEW CUSTOMERS.

    We rely on wireless and other network service providers to introduce and support services using our product in a timely and effective manner. We have no control over the pace at which they will do so. If these providers are slow to support the services that use our solution, our existing customers may not be able to effectively offer these services, and potential customers may be reluctant to purchase our platform. In addition, wireless and other network service providers face implementation and support challenges in introducing services delivered to Internet-enabled devices, which may slow their rate of adoption or implementation of our solution. Moreover, the continued expansion of digital wireless services, especially in North America, is critical to our success.

IF WE DO NOT RESPOND ADEQUATELY TO EVOLVING TECHNOLOGY STANDARDS, SALES OF OUR SOLUTION MAY DECLINE.

    Our future success will depend on our ability to address the increasingly sophisticated needs of our customers by supporting existing and emerging technologies, including technologies related to communications and the Internet generally and the financial services industry in particular. Wireless Internet access is a rapidly evolving market and is characterized by an increasing number of market entrants that have introduced or developed, or are in the process of introducing or developing, products that facilitate the delivery of Internet-based services through wireless devices. In addition, our competitors may develop alternative technologies that gain broader market acceptance than our solution. As a result, the life cycle of our solution is difficult to estimate. We may need to develop and introduce new products and enhancements to our existing solution on a timely basis to keep pace with technological developments, evolving industry standards, changing customer requirements and competitive technologies that may render our solution obsolete. These research and development efforts may require us to expend significant capital and other resources. In addition, as a result of the complexities inherent in our solution, major enhancements or improvements will require long development and testing periods. If we fail to develop products and services in a timely fashion, or if we do not enhance our product to meet evolving customer needs and industry standards, including security technology, we may not remain competitive or sell our solution.

ANY DISRUPTION OF THE SERVICES SUPPORTED BY OUR PRODUCT DUE TO ACCIDENTAL OR INTENTIONAL SECURITY BREACHES MAY DAMAGE OUR REPUTATION, EXPOSE US TO COSTLY LITIGATION AND REQUIRE CAPITAL INVESTMENTS IN ALTERNATIVE SECURITY TECHNOLOGY.

    Despite our efforts to maintain Internet security, we may not be able to stop unauthorized attempts to gain access to or disrupt transactions between our customers and the consumers of their services. Specifically, computer viruses, break-ins and other disruptions could lead to interruptions, delays, loss of data or the inability to accept and confirm the receipt of information. Any of these events could substantially damage our reputation. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to achieve secure transmission of confidential information. We cannot assure you that this technology or future advances in this technology or other developments will be able to prevent security breaches. We may need to expend further capital and other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches.

    Because our activities involve the storage and transmission of proprietary information such as credit card numbers and bank account numbers, if a third-party were able to steal a user's proprietary information, we could be subject to claims, litigation or other potential liabilities that could cause our expenses to increase substantially. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could expose us to litigation or a significant loss of revenue. Although our customer agreements contain provisions which limit our liability relating to security, our customers or their consumers may seek to hold us liable for any losses suffered as a result of unauthorized access to their communications. We may not have adequate insurance or resources to cover these losses.

WE MAY ACQUIRE TECHNOLOGIES OR COMPANIES IN THE FUTURE AND THESE ACQUISITIONS COULD DISRUPT OUR BUSINESS AND DILUTE YOUR HOLDINGS IN OUR COMPANY.

    We may acquire technologies or companies in the future, especially to establish our application hosting service. Entering into an acquisition entails many risks, any of which could materially harm our business, including:

    - diversion of management's attention from other business concerns;

    - failure to effectively assimilate the acquired technology or company into our business;

    - the loss of key employees from either our current business or the acquired business; and

    - assumption of significant liabilities of the acquired company.

    In addition, your holdings in our company will be diluted if we issue equity securities in connection with any acquisition.

WE FACE COMPETITION FROM EXISTING AND NEW COMPETITORS AND FROM NEW PRODUCTS WHICH COULD CAUSE US TO LOSE MARKET SHARE AND CAUSE OUR REVENUE TO DECLINE.

    The widespread adoption of open industry standards, such as Wireless Application Protocol (WAP) specifications, may make it easier for new market entrants and existing competitors to introduce products that compete with our product. In addition, our competitors may market their products and services more effectively than we do, which could decrease demand for our product and cause our revenue to decline. Currently, our competitors include:

    - financial institutions that develop their own in-house solutions;

    - software vendors focused on financial institutions;

    - wireless and other network service providers that provide their customers with wireless financial services; and

    - software and services vendors and portals that provide the infrastructure to link devices to carriers and the Internet and to enable other wireless applications.

    We may also face competition in the future from established companies who have not previously entered the market for wireless data services and Internet-related services. Barriers to entry in the software market are relatively low, and it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition, many of our competitors have greater resources which may enable them to penetrate the market more quickly.

ANY FAILURE TO EXPAND AND MANAGE OUR INTERNATIONAL OPERATIONS COULD LIMIT OUR POTENTIAL REVENUE GROWTH.

    We are expanding our activities outside the U.S. and Canada. Our plans to expand internationally may be adversely affected by a number of risks, including:

    - difficulties in localizing our product and services for foreign markets;

    - challenges in staffing and managing foreign operations;

    - difficulties in establishing relationships with local partners;

    - restrictions on the export of encryption and other technologies;

    - recessionary environments in foreign economies, particularly in the financial services sector; and

    - longer payment cycles.

FLUCTUATIONS IN THE VALUE OF FOREIGN CURRENCIES COULD RESULT IN CURRENCY EXCHANGE LOSSES.

    Our expanding operations outside the U.S. and Canada are in some instances conducted in currencies other than the U.S. dollar and fluctuations in the value of foreign currencies relative to the U.S. dollar could cause us to incur currency exchange losses. We cannot predict the effect of exchange rate fluctuations upon future operating results.

WE WILL NEED TO RECRUIT, TRAIN AND RETAIN KEY MANAGEMENT AND OTHER QUALIFIED PERSONNEL TO SUCCESSFULLY GROW OUR BUSINESS.

    Our future success will depend in large part on our ability to recruit and retain experienced research and development, sales and marketing, customer service and management personnel. In particular, our future success depends in part on the continued services of our current executive officers. If we do not attract and retain such personnel, we may not be able to grow our business. Competition for qualified personnel is intense in our industry. In the past we have experienced difficulty in recruiting qualified personnel, especially technical and sales personnel. We are in a new market and there are a limited number of people with the appropriate combination of skills needed to provide the services that our customers demand. We expect competition for qualified personnel to remain intense, and we may not succeed in attracting or retaining sufficient personnel. In addition, new employees generally require substantial training, which requires significant resources and management attention. Even if we invest significant resources to recruit, train and retain qualified personnel, we may not be successful in our efforts.

OUR SOFTWARE MAY CONTAIN DEFECTS OR ERRORS THAT COULD DAMAGE OUR REPUTATION.

    The software we develop is complex and must meet the stringent technical requirements of our customers. We must develop our product quickly to keep pace with the rapidly changing industry in which we operate. Software products that are as complex as ours are likely to contain undetected errors or defects, especially when first introduced or when new versions are released. In addition, our software may not properly operate when integrated with the systems of our customers, or when used to deliver services to a large number of a customer's subscribers.

    While we continually test our product for errors and work with customers through our customer support services to identify and correct bugs, errors in our product may be found in the future. Testing for errors is complicated in part because it is difficult to simulate or anticipate the computing environments in which our customers use our product. Our software may not be free from errors or defects even after it has been tested, which could result in the rejection of our product and damage to our reputation, as well as lost revenue, diverted development resources, and increased support costs.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS THAT COULD RESULT IN SIGNIFICANT COSTS TO US.

    We may be subject to claims for damages related to any errors in our product. A major product liability claim could materially adversely affect our business because of the costs of defending against these types of lawsuits, diversion of key employees' time and attention from the business and potential damage to our reputation. Our license agreements with our customers contain provisions designed to limit exposure to potential product liability claims. Limitation of liability provisions contained in our license agreements may not be effective under the laws of some jurisdictions if local laws treat them as unenforceable. As a result, we could be required to pay substantial amounts of damages in settlement or upon the determination of any of these types of claims.

WE HAVE NOT YET INTEGRATED PUBLIC KEY INFRASTRUCTURE INTO OUR SOLUTION, AND IF WE FAIL TO DO SO, WE MAY BE COMPETITIVELY DISADVANTAGED AND OUR BUSINESS MAY NOT GROW.

    We expect that the use of public key infrastructure (PKI), an emerging technology which facilitates user identity authentication and non-repudiation of transactions, will be used by financial institutions' customers and by our competitors. If we do not succeed in integrating public key infrastructure into our solution, our product may not be attractive to potential customers because of their security concerns. If PKI becomes a widely used standard and our product does not use that standard, we may be at a competitive disadvantage.

OUR PRODUCT CONTAINS ENCRYPTION TECHNOLOGY WHOSE EXPORT IS RESTRICTED BY LAW, WHICH MAY SLOW OUR GROWTH OR RESULT IN SIGNIFICANT COSTS.

    The U.S. and Canadian governments generally limit the export of encryption technology, which our product incorporates. A variety of cryptographic products generally require export approvals from certain U.S. government agencies in the case of exports from the U.S., and from Canadian government agencies in the case of exports from Canada, although there are currently no restrictions on exports of these products from Canada into the U.S. If any export approval that we receive is revoked or modified, if our software is unlawfully exported or if the U.S. or the Canadian government adopts new legislation or regulations restricting export of software and encryption technology, we may not be able to distribute our solution to potential customers, which will cause a decline in our sales. We may need to incur significant costs and divert resources to develop replacement technologies or need to adopt inferior substitute technologies to satisfy these export restrictions. These substitute technologies may not be the preferred security technologies of our customers, in which case, our business may not grow. In addition, we may suffer similar consequences if the laws of any other country limit the ability of third parties to sell encryption technologies to us.

WE RELY ON THIRD PARTY SOFTWARE, TECHNOLOGY AND CONTENT, THE LOSS OF WHICH COULD FORCE US TO USE INFERIOR SUBSTITUTE TECHNOLOGY OR TO CEASE OFFERING OUR PRODUCT.

    We must now, and may in the future, license or otherwise obtain access to the intellectual property of third parties. For example, we have entered into a license agreement with Certicom and Consensus for use of their encryption technology. We have also entered into license agreements with third party content providers. In addition, we use certain third party software that may not be available to us in the future on commercially reasonable terms or at all. Our loss of, or inability to maintain or obtain any required intellectual property could require us to use substitute technology, which could be more expensive or of lower quality or performance, or force us to cease offering our product. Moreover, some of our license agreements are non-exclusive and, therefore, our competitors may have access to the same technology that we license.

IF OUR INTELLECTUAL PROPERTY IS NOT ADEQUATELY PROTECTED, WE MAY LOSE OUR COMPETITIVE ADVANTAGE.

    We depend on our ability to develop and maintain the proprietary aspects of our technology. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, as well as confidentiality provisions in our contracts with our customers, all of which afford limited protection. We also seek to protect our proprietary technology under patent laws. We have applied for patents, although none have been issued to date. We have also applied for several trademark registrations for our trademarks, including "724 Solutions", "724 Solutions & Design" and

"E-Anywhere" in Canada and "724 Solutions" and "724 Solutions & Design" in the U.S., although none of these trademarks has been registered to date.

    Despite the measures we have taken to protect our intellectual property, we cannot assure you that these steps will be adequate, that we will be able to secure patent or trademark registrations for all of our patent applications or trademarks, respectively, in Canada, the U.S. or other countries, or that third parties will not breach the confidentiality provisions in our contracts or infringe or misappropriate our copyrights, pending patents, trademarks and other proprietary rights. In the event that a third party breaches the confidentiality provisions in our contracts or misappropriates or infringes on our intellectual property, we may not have adequate remedies. In addition, third parties may independently discover or invent competing technologies or reverse engineer our trade secrets, software or other technology. Moreover, the laws of some foreign countries may not protect our proprietary rights to the same extent as do the laws of the U.S. and Canada. Therefore, the measures we are taking to protect our proprietary rights may not be adequate.

THIRD PARTIES MAY CLAIM THAT OUR PRODUCT INFRINGES ON THEIR INTELLECTUAL PROPERTY, WHICH COULD RESULT IN SIGNIFICANT EXPENSES FOR LITIGATION OR FOR DEVELOPING OR LICENSING NEW TECHNOLOGY.

    Although we are not currently aware of any claims asserted by third parties that we infringe on their intellectual property, in the future, they may assert a claim that our current or future products infringe on their intellectual property. We cannot predict whether third parties will assert these types of claims against us or against the licensors of technology licensed to us, or whether those claims will harm our business. If we are forced to defend against these types of claims, whether they are with or without any merit or whether they are resolved in favor of or against us or our licensors, we may face costly litigation and diversion of management's attention and resources. As a result of these disputes, we may have to develop costly non-infringing technology, or enter into licensing agreements. These agreements, if necessary, may not be available on terms acceptable to us, or at all, which could increase our expenses or make our product less attractive to our customers.

OUR YEAR 2000 COMPLIANCE EFFORTS MAY INVOLVE SIGNIFICANT TIME AND EXPENSE, AND UNCORRECTED PROBLEMS COULD DAMAGE OUR REPUTATION AND FORCE US TO DIVERT RESOURCES FROM SELLING AND DEVELOPING OUR PRODUCT.

    The risks posed by year 2000 issues, which arise because computer systems and software products may be unable to distinguish between twentieth century dates and twenty-first century dates, could harm our business in a number of significant ways. Both before and after January 1, 2000, computer systems and software used by many companies in a wide variety of industries, including technology, finance and communications will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. If we experience disruptions as a result of the year 2000 problem, our revenue could decline and we may incur significant costs to correct any problems. Although we believe that our software product, internally developed systems and technology are year 2000 compliant, our systems and technology nevertheless could be substantially impaired or cease to operate due to year 2000 problems. We may face claims based on year 2000 issues arising from the integration of multiple products, including ours, within an overall system. Our customers may also cease or delay the purchase and installation of new complex systems, such as our software product, as a result of, and during, their own internal year 2000 testing.

    Our solution is integrated with the systems of financial institutions, which use our software to deliver information and services over the networks of wireless and other network service providers to Internet-enabled devices. If their software processes information erroneously, or fails to deliver information or to otherwise operate, as a result of their failure to process information relating to year 2000 issues, the services enabled by our solution will not be properly delivered. If this occurs, our solution may become less attractive to financial institutions as consumer demand for the services enabled by our solution decreases. In addition, because we expect to receive revenue under some of our contracts based on per user fees, our revenue will be reduced if additional users are discouraged from purchasing the services supported by our solution as a result of perceived or actual difficulties in delivering these services in light of year 2000 issues.

IF WE DO NOT HAVE SUFFICIENT CAPITAL TO FUND OUR OPERATIONS, WE MAY BE FORCED TO DISCONTINUE PRODUCT DEVELOPMENT, REDUCE OUR SALES AND MARKETING EFFORTS OR FOREGO ATTRACTIVE BUSINESS OPPORTUNITIES.

    We may not have sufficient capital to fund our operations and additional capital may not be available on acceptable terms if at all. Any of these outcomes could adversely impact our ability to respond to competitive pressures or prevent us from conducting all or a portion of our planned operations. We expect that the net proceeds from this offering and cash on hand will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. After that, we may need to raise additional funds, and additional financing which may not be available on acceptable terms, if at all. We may also require additional capital to acquire or invest in complementary businesses or products or obtain the right to use complementary technologies. If we issue additional equity securities to raise funds, your ownership percentage of our company will be reduced.

OUR ABILITY TO ISSUE PREFERRED SHARES COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US TO THE DETRIMENT OF HOLDERS OF COMMON SHARES.

    Provisions in our articles of incorporation may make it difficult for a third party to acquire control of us, even if a change in control would be beneficial to our shareholders. Prior to this offering, we expect to amend our articles to authorize our board to issue, at its discretion, an unlimited number of preferred shares. Without shareholder approval, our board will have the authority to attach special rights, including voting or dividend rights, to the preferred shares. Preferred shareholders who possess these rights could make it more difficult for a third party to acquire our company.

                      RISK FACTORS RELATED TO OUR INDUSTRY

OUR BUSINESS WILL NOT GROW IF USE OF THE INTERNET DOES NOT CONTINUE TO GROW.

    Our future success is substantially dependent on continued growth in the use of the Internet. Our business may be adversely impacted if the number of users on the Internet does not increase or if commerce over the Internet does not become more accepted and widespread. The use and acceptance of the Internet may not increase for a number of reasons, including the cost and availability of Internet access.

    Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. If the necessary infrastructure, products, services or facilities are not developed, or if the Internet does not become a viable and widespread commercial medium, we will not be able to grow our business.

OUR BUSINESS WILL NOT GROW IF THE USE OF WIRELESS DATA SERVICES DOES NOT CONTINUE TO GROW.

    The markets for wireless data services and related products are still emerging, and continued growth in demand for and acceptance of these services remains uncertain. Our solution depends on the acceptance of wireless data services and Internet-enabled devices in the commercial and financial markets. Current barriers to market acceptance of these services include cost, reliability, platform and distribution channel constraints, safety, functionality and ease of use. We cannot be certain that these barriers will be overcome. Since the market for our solution is new and evolving, it is difficult to predict the size of this market or its future growth rate, if any. Our future financial performance will depend in large part upon the continued demand for on-line financial services through wireless application devices. We cannot assure you that a sufficient volume of subscribers will demand financial services or will seek financial services provided through the Internet on wireless application devices. If the market for wireless on-line financial services grows more slowly than we currently anticipate, our revenue may not grow.

LACK OF CONSUMER CONFIDENCE IN THE SECURITY OF ON-LINE FINANCIAL TRANSACTIONS COULD LIMIT ADOPTION OF OUR SOLUTION, WHICH COULD PREVENT US FROM BECOMING PROFITABLE.

    Consumers will not adopt on-line financial services if they are not confident that financial transactions over the Internet can be undertaken securely and confidentially. Although there is security technology currently available for on-line transactions, many Internet users do not use the Internet for commercial transactions because of continued security concerns. These concerns may be heightened by well-publicized security breaches of any Internet-related service, which could deter consumers from adopting the services provided by our solution. If consumers do not gain confidence in the security for on-line financial transactions that the current technologies provide, our revenue will not increase.

CHANGES IN GOVERNMENT REGULATIONS MAY RESULT IN INCREASED EXPENSES, TAXES OR LICENSING FEES WHICH COULD DECREASE THE DEMAND FOR OUR PRODUCT AND NEGATIVELY IMPACT OUR RESULTS.

    We are not currently subject to direct regulation by any governmental agency, other than regulations applicable to businesses generally and laws and regulations directly applicable to access to, or commerce on, the Internet. However, a number of legislative and regulatory proposals under consideration by federal, state, provincial, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including but not limited to, on-line content, user privacy, taxation, access charges and liability for third-party activities. Additionally, it is uncertain how existing laws governing issues such as property ownership, copyright, trade secrets, libel and personal privacy will be applied to the Internet. The adoption of new laws or the broader application of existing laws may expose us to significant liabilities and additional operational requirements and may decrease the growth in the use of the Internet, which could in turn decrease the demand for our product and increase our cost of doing business.

                     RISK FACTORS RELATED TO THIS OFFERING

A LIMITED NUMBER OF SHAREHOLDERS WILL COLLECTIVELY CONTINUE TO OWN A MAJORITY OF OUR COMMON SHARES AFTER THIS OFFERING AND MAY ACT, OR PREVENT CERTAIN TYPES OF CORPORATE ACTIONS, TO THE DETRIMENT OF OTHER SHAREHOLDERS.

    Immediately after this offering, our five principal shareholders, including entities affiliated with members of our management team, will own approximately 77.5% of our outstanding common shares. Accordingly, these shareholders may, if they act together, exercise significant influence over all matters requiring shareholder approval, including the election of a majority of the directors and the determination of significant corporate actions after this offering. This concentration could also have the effect of delaying or preventing a change in control that could be otherwise beneficial to our shareholders.

THE MARKET PRICE OF OUR COMMON SHARES IS LIKELY TO BE VOLATILE, WHICH MAY RESULT IN LITIGATION THAT COULD BE COSTLY AND DIVERT OUR RESOURCES.

    Stock markets have recently experienced extreme price and volume fluctuations, particularly for the shares of technology companies. These fluctuations are often unrelated to the operating performance of particular companies. The broad market fluctuations may adversely affect the market price of our common shares. When the market price of a company's stock drops significantly, shareholders often institute securities class action lawsuits against that company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

FUTURE SALES OF COMMON SHARES BY OUR EXISTING SHAREHOLDERS COULD CAUSE OUR SHARE PRICE TO FALL.

    If our shareholders sell substantial amounts of our common shares in the public market, the market price of our common shares could fall. The perception among investors that these sales will occur could also produce this effect. After this offering, we will have 35,402,426 common shares outstanding. All of the common shares we will issue in this offering will generally be available for resale in the public markets. In accordance with applicable securities laws and after giving effect to lock-up agreements executed by our directors, executive officers and existing shareholders with the underwriters, the common shares outstanding after this offering will be available for sale in the public market as follows:

                                                        CANADIAN RESIDENTS   U.S. RESIDENTS    OTHER
                                                        ------------------   --------------   --------
On the date of this prospectus........................       -                   -               -
90 days after the date of this prospectus.............       -                   -               -
180 days after the date of this prospectus............       -                   -               -
After 180 days after the date of this prospectus......       -                   -               -

    See also "Shares Eligible For Future Sale."

OUR SECURITIES HAVE NO PRIOR PUBLIC MARKET AND OUR SHARE PRICE MAY DECLINE AFTER THE OFFERING.

    Before this offering, there has been no public market for our common shares, and an active public market for our common shares may not develop or be sustained after this offering. If an active public market for our common shares does not develop, the liquidity of your investment may be limited, and our share price may decline below its initial public offering price. The initial public offering price will be determined by negotiations between us and the representative of the underwriters and may bear no relationship to the price that will prevail in the public market.

WE WILL HAVE BROAD DISCRETION IN HOW WE USE THE PROCEEDS OF THIS OFFERING, AND OUR USE OF THOSE PROCEEDS MAY NOT YIELD A FAVORABLE RETURN.

    We intend to use the proceeds from this offering for general corporate purposes, including the development of our application hosting service, and potential acquisitions. Accordingly, we will have broad discretion in using these proceeds. You will not have the opportunity to evaluate the economic, financial or other information that we may use to determine how we use these proceeds.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

    The initial public offering price of our common shares will significantly exceed the net tangible book value per share of our common shares. Accordingly, if you purchase common shares in this offering, you will incur immediate and substantial dilution of your investment. If the outstanding options to purchase our common shares are exercised, you will incur additional dilution.

                           FORWARD-LOOKING STATEMENTS

    Statements under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere in this prospectus about our future results, levels of activity, performance, goals or achievements or other future events constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in our forward-looking statements. These factors include, among others, those listed under "Risk Factors" or described elsewhere in this prospectus.

    In some cases, you can identify forward-looking statements by our use of words such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative or other variations of these words, or other comparable words or phrases.

    Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements or other future events. Moreover, neither we nor anyone else assumes responsibility for the accuracy and completeness of forward-looking statements. We are under no duty to update any of our forward-looking statements after the date of this prospectus, other than as required by law. You should not place undue reliance on forward-looking statements.

                                USE OF PROCEEDS

    We expect to receive about $65.3 million in net proceeds from the sale of 6,000,000 common shares in this offering, based on the estimated initial public offering price of $12.00 per common share. We estimate that the net proceeds will be about $75.3 million if the underwriters' over-allotment option is exercised in full. The principal purposes of this offering are to obtain additional capital, to create a public market for our common shares and to facilitate our future access to the public capital markets.

    We intend to use the net proceeds of this offering primarily for general corporate purposes. We currently expect to use approximately $20 to $40 million from the proceeds of this offering towards the development of our application hosting service. In addition, we may use a portion of the net proceeds to fund acquisitions of, or investments in, businesses, products or technologies that expand, complement or are otherwise related to our current business. However, we have no present agreements or commitments with respect to any acquisition or investment. We have broad discretion in allocating the net proceeds of this offering, and our plans with respect to the use of these proceeds may change after the date of this prospectus. Pending these uses, we expect to invest the net proceeds in short-term, interest-bearing investment grade securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common shares. We currently intend to retain any future earnings to fund the development and growth of our business and we do not anticipate paying any cash dividends in the foreseeable future.

                                 EXCHANGE RATES

    As of December 10, 1999, the noon buying rate in New York City for cable transfers in Canadian dollars was Cdn.$1.00 equals $0.6763. The following table sets forth, for each period presented, the high and low exchange rates, the average of the exchange rates on the last day of each month during the period indicated, and the exchange rates at the end of the period indicated for one Canadian dollar expressed in U.S. dollars, based on the noon buying rate for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

                                                                                             NINE MONTHS
                                                   YEAR ENDED DECEMBER 31,                      ENDED
                                     ----------------------------------------------------   SEPTEMBER 30,
                                       1994       1995       1996       1997       1998          1999
                                     --------   --------   --------   --------   --------   --------------
End of period......................  $0.7143    $0.7323    $0.7301    $0.6999    $0.6504       $0.6805
Average for period.................  $0.7194    $0.7299    $0.7353    $0.7246    $0.6757       $0.6711
High for period....................  $0.7634    $0.7519    $0.7519    $0.7463    $0.7092       $0.6897
Low for period.....................  $0.7092    $0.7042    $0.7246    $0.6944    $0.6329       $0.6536

                                 CAPITALIZATION

    The table below describes our capitalization as of September 30, 1999:

    - on an actual basis;

    - on a pro forma basis to give effect to the issuance of 10,082,066 common shares for aggregate proceeds of $41.1 million in October 1999; and

    - on a pro forma basis as adjusted to give effect to the issuance of 10,082,066 common shares in October 1999 and to reflect the estimated net proceeds from the sale of 6,000,000 common shares to be sold in this offering based on the estimated initial public offering price of $12.00 per share.

                                                                   AS OF SEPTEMBER 30, 1999
                                                              -----------------------------------
                                                                                     PRO FORMA AS
                                                               ACTUAL    PRO FORMA     ADJUSTED
                                                              --------   ---------   ------------
                                                                (IN THOUSANDS OF U.S. DOLLARS)
Cash and cash equivalents...................................  $28,044     $69,134      $134,430
                                                              =======     =======      ========
Shareholders' equity:
  Unlimited number of common shares authorized;
  19,320,360 shares issued and outstanding (actual),
    29,402,426 common shares issued and outstanding (pro
    forma) and 35,402,426 common shares issued and
    outstanding (pro forma as adjusted)(1)..................   34,165      75,255       140,551
  8,216,210 common share purchase options (actual), 108,000
    common share purchase options (pro forma and pro forma
    as adjusted)(2).........................................       41          41            41
Accumulated deficit.........................................   (7,472)     (7,472)       (7,472)
                                                              -------     -------      --------
Total capitalization........................................  $26,734     $67,824      $133,120
                                                              =======     =======      ========

------------------------

(1) The number of shares outstanding as of September 30, 1999, after giving effect to the issuance of 10,082,066 common shares in October 1999, in the table above excludes the following:

    - outstanding options as of September 30, 1999 to purchase 2,211,594 common shares under our stock option plans at a weighted average exercise price of $0.88 per share;

    - 666,668 common shares issuable upon the exercise of a warrant having an exercise price of $7.50 per share; and

    - approximately 67,200 common shares issuable to one of our shareholders at a purchase price of $7.50 per share upon exercise of a preemptive right if the warrant described above is exercised.

(2) In October 1999, options to purchase 8,108,210 common shares were exercised. These common shares are included in the 10,082,066 common shares that are reflected in the pro forma and pro forma as adjusted columns.

                                    DILUTION

    Our pro forma net tangible book value as of September 30, 1999, was $67.8 million or $2.31 per share. Pro forma net tangible book value per share represents the amount of our total assets less total liabilities as of September 30, 1999, divided by the number of common shares outstanding and adjusted to give effect to the issuance of 10,082,066 common shares for net proceeds of $41.1 million in October 1999. After giving effect to the sale of the 6,000,000 common shares offered at the estimated initial public offering price of $12.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 1999, would have been $133.1 million, or $3.76 per share. This represents an immediate increase in pro forma net tangible book value of $1.45 per share to existing shareholders and an immediate dilution in net tangible book value of $8.24 per share to new investors of common shares in this offering. The following table illustrates this dilution on a per share basis:


Estimated initial public offering price per share...........   $12.00
    Pro forma net tangible book value per share as of
     September 30, 1999.....................................     2.31
    Increase attributable to new investors..................     1.45
                                                               ------
Pro forma net tangible book value per share after this
  offering..................................................     3.76
                                                               ------
Dilution per share to new investors.........................   $ 8.24
                                                               ======

    The following table sets forth, as of December 14, 1999, the difference between the number of common shares purchased, the total consideration paid and the average price per share paid by the existing holders of our common shares and by the new investors, before deducting underwriting discounts and commissions and estimated offering expenses payable by us at the assumed initial public offering price of $12.00 per share.

                                               SHARES PURCHASED        TOTAL CONSIDERATION     AVERAGE
                                            -----------------------   ---------------------   PRICE PER
                                              NUMBER     PERCENTAGE    AMOUNT    PERCENTAGE     SHARE
                                            ----------   ----------   --------   ----------   ---------
                                                (IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AMOUNT)
Existing shareholders.....................  29,402,426      83.1%     $ 75,255      51.1%       $2.56
New investors.............................   6,000,000       16.9       72,000      48.9%       12.00
                                            ----------     ------     --------     ------
Total.....................................  35,402,426     100.0%     $147,255     100.0%
                                            ==========     ======     ========     ======

    To the extent that any shares are issued upon the exercise of options or warrants that were outstanding as of September 30, 1999 or granted after that date, or reserved for future issuance under our stock option plans, there will be further dilution to new investors. For a more detailed discussion of our stock option plans and outstanding options to purchase common shares see "Management--Stock Option Plans", "Description of Share Capital" and notes 4 and 12 to the consolidated financial statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    Our consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles. These principles conform in all material respects with U.S. generally accepted accounting principles except as disclosed in note 11 to our consolidated financial statements. You should read the following selected consolidated financial data with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes appearing elsewhere in this prospectus. The consolidated statements of operations data for the period from July 28, 1997 (inception) to December 31, 1997, for the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999, and the consolidated balance sheets data as of December 31, 1997 and 1998 and as of September 30, 1999, are derived from our consolidated financial statements that have been audited by KPMG LLP, Independent Auditors, which are included elsewhere in this prospectus.

                                                                                            NINE MONTHS
                                                 PERIOD FROM                                   ENDED
                                                JULY 28, 1997                              SEPTEMBER 30,
                                                (INCEPTION) TO         YEAR ENDED       -------------------
                                              DECEMBER 31, 1997    DECEMBER 31, 1998      1998       1999
                                              ------------------   ------------------   --------   --------
                                                (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenue:
  Product...................................        $   --               $ 1,678         $1,049    $ 1,314
  Services..................................            --                   208            208        788
                                                    ------               -------         ------    -------
    Total revenue...........................            --                 1,886          1,257      2,102
Cost of revenue.............................            --                    61             61        819
                                                    ------               -------         ------    -------
Gross profit................................            --                 1,825          1,196      1,283
Operating expenses:
  Research and development..................            44                 2,096            980      4,468
  Sales and marketing.......................            39                   412            209      1,134
  General and administrative................            82                   547            255      2,216
                                                    ------               -------         ------    -------
    Total operating expenses................           165                 3,055          1,444      7,818
                                                    ------               -------         ------    -------
    Income (loss) from operations...........          (165)               (1,230)          (248)    (6,535)
Interest income.............................            10                   107             69        341
                                                    ------               -------         ------    -------
    Income (loss) before income taxes.......          (155)               (1,123)          (179)    (6,194)
Income taxes................................            --                    --             --         --
                                                    ------               -------         ------    -------
    Net income (loss).......................        $ (155)              $(1,123)        $ (179)   $(6,194)
                                                    ======               =======         ======    =======
Basic and diluted net income (loss) per
  share.....................................        $(0.06)              $ (0.19)        $(0.04)   $ (0.47)
                                                    ======               =======         ======    =======
Shares used in computing basic and diluted
  net income (loss) per share (in
  thousands)................................         2,752                 5,784          4,564     13,301
                                                    ======               =======         ======    =======

                                                                     AS OF
                                                                 DECEMBER 31,           AS OF
                                                              -------------------   SEPTEMBER 30,
                                                                1997       1998          1999
                                                              --------   --------   --------------
                                                                 (IN THOUSANDS OF U.S. DOLLARS)
CONSOLIDATED BALANCE SHEETS DATA:
Cash and cash equivalents...................................   $1,299     $2,976        $28,044
Working capital.............................................    1,267      1,913         25,097
Total assets................................................    1,321      3,892         32,444
Total shareholders' equity..................................    1,288      2,773         26,734

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Our company was established in July 1997 to conceive, design and deliver an Internet infrastructure solution that enables financial institutions to deliver financial information and services using a broad range of Internet-enabled devices. We are adapting our technology for use by other types of on-line merchants and for other applications.

    For the period from July 1997 to May 1999 we were in a development phase, conducting research and developing our product. In May 1999, we launched our product on a trial basis. During this trial, a limited number of Bank of Montreal's customers were able to access banking and brokerage services and lifestyle content, including news, stock quotes, weather, lottery results and horoscopes, through Internet-enabled devices, specifically PalmPilot connected organizers and mobile phones. This trial was completed in September 1999. During the period May through September 1999, we filled key management positions in our sales and marketing departments, attracted Bank of America, Citigroup and Sonera Corporation as additional investors and continued to develop our product.

    Our consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles. These principles conform in all material respects with U.S. generally accepted accounting principles, except as disclosed in note 11 to our consolidated financial statements.

SOURCES OF REVENUE

    Our product revenue consists of license fees. Historically, our services revenue has consisted primarily of implementation and customer service fees. In the future, we believe that our services revenue will also include amounts derived from maintenance fees, the operation of our application hosting service, revenue sharing arrangements and commissions on e-commerce transactions.

CURRENT SOURCES OF REVENUE

    LICENSE FEES

    Through September 30, 1999, our product revenue consisted of the licensing of our software. Until June 1999, substantially all of our revenue was derived from our contract with Bank of Montreal.

    Our two initial license agreements were with Bank of Montreal and Bank of America and used a fixed fee license model. Under this model, our customer pays us a fixed annual license fee upon execution of the license agreement and on each anniversary date thereafter during the term of the agreement. The use of this model helped provide us with the initial cash flow that was necessary to fund our development and start-up costs.

    After raising additional capital in August 1999 through the issuance of common shares, we had the financial resources to forego this fixed fee license model in favor of a variable fee license model. The variable fee license model is based on a per user fee. The transition of our revenue model from fixed fee to variable fee will have two significant consequences: first, we will no longer receive large initial payments under our license agreements; and second, we expect our revenue stream to vary with the number of our customers' users. We expect that these variable fees will be subject to a minimum quarterly payment and we expect to provide incentive discounts to our customers based on the number of their users.

    Under the fixed fee license model, we recognize revenue when we have executed an agreement with a customer, delivery and acceptance have occurred, and the collection of the related receivable is deemed probable. Under the variable fee license model, we commence the recognition of revenue when those same conditions have been satisfied. Under the variable fee license model, revenue from the minimum payments is recognized on a monthly basis. Revenue associated with user fees in excess of any minimum payments is recognized on a quarterly basis when the amount is determined.

    IMPLEMENTATION AND CUSTOMER SERVICE FEES

    Revenue from implementation and customer services includes fees for implementation, consulting and training services. We currently rely and expect to continue to rely on a combination of our own resources and third-party consulting organizations to deliver these services to our customers. Customers are charged a fee based on time and expenses. Revenue from implementation and customer service fees is recognized on a monthly basis as the services are performed.

FUTURE SOURCES OF REVENUE

    MAINTENANCE FEES

    We expect to receive revenue from maintaining and servicing our product for our customers. The maintenance fee will typically be equal to a percentage of the customer's license fee. If associated with the fixed fee license model, the maintenance amounts received will be deferred and recognized on a straight-line basis over the contract period. When associated with the variable fee license model, any minimum payments will be recognized on a monthly basis. Maintenance revenue in excess of any minimum payments will be recognized on a quarterly basis when the amount is determined.

    APPLICATION HOSTING SERVICE FEES

    Some of our existing customers require us, and some of our potential customers may require us, to host and manage the server infrastructure and software platform as part of the implementation of our solution. We do not currently have the capabilities or the facilities to provide this service. Once implemented, we plan to provide this service for a monthly fee based upon the number of our customers' users.

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED
  SEPTEMBER 30, 1999

    REVENUE

    Our revenue increased from $1.3 million for the nine months ended
September 30, 1998 to $2.1 million for the nine months ended September 30, 1999. Our product revenue increased from $1.0 million for the nine months ended September 30, 1998 to $1.3 million for the nine months ended September 30, 1999, due primarily to four additional months of revenue realized in 1999 from our contract with Bank of Montreal. Our service revenue increased from $208,000 for the nine months ended September 30, 1998 to $788,000 for the nine months ended September 30, 1999 due to additional contracts for consulting and software design services.

    COST OF REVENUE

    Our cost of revenue consists of salaries and related expenses for our consulting services, customer support, implementation and training services, costs of third parties contracted to provide consulting services to customers and an allocation of our facilities, administration and depreciation expenses. In the future, our cost of revenue will also include software licensing expenses and royalties paid to third parties for integration of their software into our platform.

    Our cost of revenue increased from $61,000 for the nine months ended September 30, 1998 to $819,000 for the nine months ended September 30, 1999 due to payments to third party consultants and the addition of implementation and customer service personnel.

    OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of compensation and related costs for research and development personnel, including independent contractors and consultants, software licensing expenses and royalties and allocated operating expenses.

    Research and development expenses increased from $980,000 for the nine months ended September 30, 1998 to $4.5 million for the nine months ended September 30, 1999. This increase largely reflects the addition of personnel to our research and development department which grew from 23 employees as of September 30, 1998 to 69 employees as of September 30, 1999, primarily to support the second release of our software.

    SALES AND MARKETING. Sales and marketing expenses include compensation, public relations and advertising, trade shows, marketing materials and allocated operating expenses.

    Sales and marketing expenses increased from $209,000 for the nine months ended September 30, 1998 to $1.1 million for the nine months ended
September 30, 1999. This increase is primarily attributable to the hiring of additional sales and marketing personnel, together with increased travel and related expenses. Our sales and marketing department grew from one employee as of September 30, 1998 to 14 employees as of September 30, 1999, including one employee based in Europe. We expect that our sales and marketing expenses will continue to increase as we expand internationally. This increase reflects the opening of a sales office in San Francisco in 1999 and an increase in our representation in Europe and Asia.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses include salaries and benefits for corporate personnel and other general and administrative expenses such as professional fees, facilities and travel, net of any allocation to our research and development and sales and marketing departments. Our corporate staff includes several of our executive officers and our business development, financial planning and control, legal, human resources and corporate administration staff.

    Our general and administrative expenses increased from $255,000 for the nine months ended September 30, 1998 to $2.2 million for the nine months ended September 30, 1999. The corporate staff increased from five employees as of September 30, 1998 to 23 employees as of September 30, 1999.

    INTEREST INCOME

    Interest income, which increased from $69,000 for the nine months ended September 30, 1998 to $341,000 for the nine months ended September 30, 1999, was derived from cash and cash equivalent balances, representing primarily the unused portion of the proceeds from our issuances of common shares.

PERIOD FROM JULY 28, 1997 (INCEPTION) TO DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

    We were established in July 1997 and therefore have a limited operating history for the period ended December 31, 1997. During this period, we commenced a market research study to develop strategies for financial institutions with respect to the use of the Internet and wireless services.

    REVENUE

    We did not have any revenue for the period ended December 31, 1997. We recognized $1.9 million of revenue for the year ended December 31, 1998, which included $1.7 million of product revenue and $208,000 of services revenue. Our product revenue consisted of license fees under our agreement with Bank of Montreal, while our services revenue consisted of payments from Bank of Montreal for our consulting work.

    COST OF REVENUE

    Cost of revenue was $61,000 for the year ended December 31, 1998 and consisted of salaries and related expenses for our consulting work.

    OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses increased from $44,000 for the period ended December 31, 1997 to $2.1 million for the year ended December 31, 1998, as we hired 33 employees in connection with the initial release of our software.

    SALES AND MARKETING. Sales and marketing expenses increased from $39,000 for the period ended December 31, 1997 to $412,000 for the year ended December 31, 1998, reflecting the establishment of our sales and marketing department.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $82,000 for the period ended December 31, 1997 to $547,000 for the year ended December 31, 1998, primarily as a result of the increase in the size of our corporate infrastructure.

    INTEREST INCOME

    Interest income, which increased from $10,000 for the period ended
December 31, 1997 to $107,000 for the year ended December 31, 1998, was derived from cash and cash equivalent balances, representing primarily the unused portion of the proceeds from our issuances of common shares.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth certain unaudited consolidated statements of operations data for each of the seven most recent quarters ended September 30, 1999. The information has been derived from our unaudited consolidated financial statements that, in management's opinion, have been prepared on a basis consistent with the audited consolidated financial statements contained elsewhere in this prospectus and includes all adjustments consisting of only normal recurring adjustments necessary for fair presentation of information when read in conjunction with our audited consolidated financial statements and related notes. These operating results are not necessarily indicative of results for any future period. You should not rely on them to predict our future performance.

                                                                           QUARTER ENDED
                                        -----------------------------------------------------------------------------------
                                        MAR. 31,    JUN. 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUN. 30,    SEPT. 30,
                                          1998        1998         1998        1998        1999        1999         1999
                                        ---------   ---------   ----------   ---------   ---------   ---------   ----------
                                                     (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Revenue:
  Product.............................   $   --      $  419       $  630      $   629     $   548     $   383      $   383
  Services............................      208          --           --           --          34          --          754
                                         ------      ------       ------      -------     -------     -------      -------
    Total revenue.....................      208         419          630          629         582         383        1,137
Cost of revenue.......................       61          --           --           --          --          20          799
                                         ------      ------       ------      -------     -------     -------      -------
    Gross profit......................      147         419          630          629         582         363          338
                                         ------      ------       ------      -------     -------     -------      -------
Operating expenses:
  Research and development............       52         357          571        1,116       1,144       1,375        1,949
  Sales and marketing.................       27          81          101          203         207         303          624
  General and administrative..........       41         104          110          292         332         629        1,255
                                         ------      ------       ------      -------     -------     -------      -------
    Total operating expenses..........      120         542          782        1,611       1,683       2,307        3,828
                                         ------      ------       ------      -------     -------     -------      -------
Income (loss) from operations.........       27        (123)        (152)        (982)     (1,101)     (1,944)      (3,490)
Interest income.......................       18          20           31           38          61          28          252
                                         ------      ------       ------      -------     -------     -------      -------
    Net income (loss).................   $   45      $ (103)      $ (121)     $  (944)    $(1,040)    $(1,916)     $(3,238)
                                         ======      ======       ======      =======     =======     =======      =======
Basic and diluted net income (loss)
  per share...........................   $ 0.01      $(0.02)      $(0.02)     $ (0.10)    $ (0.09)    $ (0.17)     $ (0.19)
                                         ======      ======       ======      =======     =======     =======      =======
Shares used in computing basic and
  diluted net income (loss) per share
  (in thousands)......................    4,000       4,667        5,000        9,286      11,429      11,609       16,870
                                         ======      ======       ======      =======     =======     =======      =======

                                                                           QUARTER ENDED
                                        -----------------------------------------------------------------------------------
                                        MAR. 31,    JUN. 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUN. 30,    SEPT. 30,
                                          1998        1998         1998        1998        1999        1999         1999
                                        ---------   ---------   ----------   ---------   ---------   ---------   ----------
AS A PERCENTAGE OF TOTAL REVENUE:
Revenue:
  Product.............................      0.0%      100.0%       100.0%       100.0%       94.2%      100.0%        33.7%
  Services............................    100.0         0.0          0.0          0.0         5.8         0.0         66.3
                                         ------      ------       ------      -------     -------     -------      -------
    Total revenue.....................    100.0       100.0        100.0        100.0       100.0       100.0        100.0
Cost of revenue.......................     29.3         0.0          0.0          0.0         0.0         5.2         70.3
                                         ------      ------       ------      -------     -------     -------      -------
    Gross profit......................     70.7       100.0        100.0        100.0       100.0        94.8         29.7
                                         ------      ------       ------      -------     -------     -------      -------
Operating expenses:
  Research and development............     25.0        85.2         90.6        177.4       196.6       359.0        171.4
  Sales and marketing.................     13.0        19.3         16.0         32.3        35.6        79.1         54.9
  General and administrative..........     19.7        24.8         17.5         46.4        57.0       164.2        110.4
                                         ------      ------       ------      -------     -------     -------      -------
    Total operating expenses..........     57.7       129.3        124.1        256.1       289.2       602.3        336.7
                                         ------      ------       ------      -------     -------     -------      -------
Income (loss) from operations.........     13.0       (29.4)       (24.1)      (156.1)     (189.2)     (507.6)      (307.0)
Interest income.......................      8.7         4.8          4.9          6.0        10.5         7.3         22.2
                                         ------      ------       ------      -------     -------     -------      -------
    Net income (loss).................     21.6%      (24.6)%      (19.2)%     (150.1)%    (178.7)%    (500.3)%     (284.8)%
                                         ======      ======       ======      =======     =======     =======      =======

    REVENUE

    Our quarterly product revenue for the seven quarters ended September 30, 1999 is derived from our license agreement with Bank of Montreal. We recognized revenue of approximately $210,000 per month over the ten month period from April 30, 1998 to February 28, 1999. Beginning April 1, 1999 we deferred a portion of the revenue received under this agreement in connection with Bank of Montreal's waiver of its exclusive rights to our technology in Canada. We expect to recognize these amounts in 2000 upon the expiration of these rights. See "Certain Transactions".

    Our services revenue for the quarter ended March 31, 1998 relates to a market research study that we conducted to develop strategies for financial institutions with respect to the use of the Internet and wireless services. Our services revenue in the quarter ended September 30, 1999 related to a customer contract for consulting and software design services.

    COST OF REVENUE

    The cost of revenue for the seven quarters ended September 30, 1999 relates to costs associated with delivering our services. The significant increase in the cost of revenue for the quarter ended September 30, 1999 is due to a new customer contract. To date, all of our costs related to our product revenue have been research and development expenses.

    OPERATING EXPENSES

    Our quarterly operating expenses have increased primarily due to the growth of our operations, in particular the increase in our staff and management.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, we have financed our operations through issuances of common shares together with revenue from operations. Through September 30, 1999, we received aggregate proceeds of $34.2 million from the issuance of our common shares. As of September 30, 1999, we had working capital of $25.1 million, which included $28.0 million in cash and cash equivalents. In October 1999, we received aggregate proceeds of $41.1 million from additional issuances of our common shares.

    Net cash used in operating activities was $123,000 for the period from July 28, 1997 to December 31, 1997, $4,000 for the year ended December 31, 1998, and $3.9 million for the nine months ended September 30, 1999. Net cash used in operating activities for the nine months ended September 30, 1999 reflects the operating loss of $6.2 million offset by depreciation of $445,000 and net changes in working capital of $1.9 million, primarily related to the deferred revenue from fixed fee licenses.

    Cash provided from financing activities was $1.4 million for the period from July 28, 1997 to December 31, 1997, $2.6 million for the year ended
December 31, 1998 and $30.2 million for the nine months ended September 30, 1999. These cash flows reflect the proceeds received from issuances of our common shares.

    Cash used in investing activities was $21,000 for the period from July 28, 1997 to December 31, 1997, $927,000 for the year ended December 31, 1998 and $1.2 million for the nine months ended September 30, 1999. Cash used in investing activities reflects purchases of property and equipment in each period. These expenditures consisted of purchases of computer hardware and software, office furniture and equipment and leasehold improvements. We expect that our capital expenditures will continue to increase in the future.

    We expect our operating expenses to grow significantly, particularly research and development expenses and sales and marketing expenses. In addition, we expect to incur substantial operating expenses of $60 million to $80 million in 2000 as we open our planned application hosting facilities and additional sales offices. These expenses may vary depending upon the pace at which we open these facilities and sales offices.

    Our future liquidity and capital requirements will principally depend on our rate of growth and the means by which we achieve our growth. For example, we may utilize cash resources to fund acquisitions or investments in complementary businesses or technologies. We believe that the net proceeds from the sale of the common shares in this offering, together with cash on hand and revenue from our operations, will be sufficient to meet our cash requirements for at least the next 12 months.

IMPACT OF FOREIGN EXCHANGE RATE EXPOSURE

    Substantially all of our revenue is expected to be earned in U.S. dollars. A significant portion of our expenses is incurred in Canadian dollars. Changes in the value of the Canadian dollar relative to the U.S. dollar may result in currency translation gains and losses and could adversely affect our operating results. To date, foreign currency exposure has been minimal. However, in the future we intend to hedge all or a significant portion of our annual estimated Canadian dollar expenses to minimize our Canadian dollar exposure. We are in the process of implementing our currency strategy with respect to other foreign currencies.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products were coded to accept only two-digit entries in date code fields. Both before and after the year 2000, these date code fields will need to accept four-digit entries to enable the computer systems and software products to distinguish twenty-first century dates from twentieth century dates. Any of our computer programs or hardware that have date-sensitive software or embedded computer chips which have not been upgraded to be compliant with the requirements of the year 2000 changeover may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to properly process transactions internally or in conjunction with external computer systems on which we depend to provide our customers with our product and services.

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
    OUR GENERAL READINESS

    The year 2000 requirements affect the computers, software and other equipment that we use, operate or maintain for our operations. Substantially all of our software was developed after awareness of these issues became widespread in the software industry, such that our software was designed with reference to preventing year 2000 related difficulties from arising. Nonetheless, we have adopted an internal policy to ensure that our product remains year 2000 compliant. We have conducted interface testing with all other products with which our product interacts to determine if there are areas where the interfaces themselves are not year 2000 compliant. We have taken proactive measures, implementing a program of year 2000 awareness procedures for our employees, customers and licensors to verify that all necessary procedures have been undertaken and to ensure that our document management processes are constantly reviewed to ensure year 2000 compliance. To the best of our knowledge, none of our internal systems or equipment which are necessary for the conduct of our business has any defects, errors or deficiencies which are not capable of being remedied by us prior to December 31, 1999, and all expenses associated with this remedial work have been fully provided for in our business plans.

    We have also taken steps to ensure that our non-information technology systems are year 2000 compliant. In particular, we have established plans to ensure that our critical systems, including our electrical power, communications and payroll systems, will not be impaired as a result of issues relating to the year 2000. We have also devised an internal communications plan and a contingency plan which designates certain individuals to respond to particular year 2000 related problems if one occurs.

    INDEPENDENT VERIFICATION AND VALIDATION

    We engaged an independent consulting firm to conduct a verification of all of our computer software source code. The review assessed our computer software code, and a preliminary report has been issued. This report identified one problem in the source code that related to year 2000 problems. We have made the appropriate change to our source code and are awaiting final approval of this change.

    THIRD PARTY TECHNOLOGY SYSTEMS

    If the software used by other entities with which our software interacts, particularly the software used by the financial institutions with which our software is integrated, fails to properly distinguish the year 2000 from the year 1900, the services provided by these financial institutions to their customers using our software will be substantially disrupted, will provide erroneous information or will fail to properly process transactions. In addition to computers and related systems, the operation of our office and facilities equipment, such as fax machines, telephone switches, security systems and other common devices, may be affected by the year 2000 problem.

    COST OF OUR YEAR 2000 EFFORTS

    We have incurred aggregate expenses of approximately $85,000 since our inception in connection with this process, and do not expect to incur any significant additional expenditures in this regard.

    MOST LIKELY CONSEQUENCES OF YEAR 2000 PROBLEMS

    We intend to identify and resolve all of our internal year 2000 problems that could materially adversely affect our business operations before December 31, 1999. However, we believe that it is not possible to determine with complete certainty that all year 2000 related problems affecting us have been identified or corrected. The number of devices and systems that could be affected and the interactions among these devices and systems are numerous. We believe that there exists the potential

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
for a significant number of operational inconveniences and inefficiencies, and possible disputes and claims related to products or services used or provided by us.

    CONTINGENCY PLANS

    We have taken measures to ensure that our internal systems and equipment are year 2000 compliant for both hardware and software. All of our operating systems on all critical servers have been upgraded, and all individual computers and tools have been verified as year 2000 compliant. We perform a daily back-up of all critical information. In the event of a failure we estimate that the information technology infrastructure necessary to run our internal business operations could be restored.

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
                                    BUSINESS

OVERVIEW

    We provide an Internet infrastructure solution to financial institutions that enables them to offer personalized and secure on-line banking, brokerage and e-commerce services across a wide range of Internet-enabled wireless and consumer electronic devices. Our solution enables consumers to access these services through network service providers using digital mobile phones, personal digital assistants, two-way pagers and personal computers. With critical security features built in, our solution can be quickly implemented and integrated with existing systems, and scaled or expanded to accommodate future growth. Using our platform, financial institutions may build on their consumers' trust and provide new levels of service in an easy to use, personalized way.

    The emergence of the Internet is having a significant effect on the delivery of financial services to consumers. As a group, on-line consumers represent an affluent and important market segment. These consumers are increasingly using new methods, including wireless technologies, to access the Internet. The convergence of the Internet and digital wireless technologies presents new opportunities for financial institutions. Using our platform, financial institutions can differentiate their services to retain and strengthen their existing customer relationships and attract new customers.

    Our objective is to become the leading provider of Internet infrastructure solutions for the secure delivery of transaction and information services to consumers. Our target market includes the largest financial institutions worldwide. Bank of America, Citigroup and Bank of Montreal are in various stages of implementing our solution. These institutions have a worldwide customer base with approximately 137 million customer relationships.

INDUSTRY OVERVIEW

    GROWTH OF THE INTERNET

    The Internet has emerged as a global communications medium to deliver and share information and conduct business electronically. International Data Corporation (IDC) estimates that the number of worldwide Internet users will grow from approximately 142 million users in 1998 to 502 million users by the end of 2003. The dramatic growth in the number of Internet users has led to a proliferation of information and services on the Internet, including financial services, e-mail, e-commerce, news and lifestyle content. We believe that consumers are increasingly seeking personalized and practical Internet applications that they can use in their daily activities.

    GROWTH OF DIGITAL WIRELESS COMMUNICATIONS

    Digital wireless communications have grown rapidly due to declining consumer costs, expanding network coverage, the availability of extended service features such as voice and text messaging and the proliferation of wireless devices. These wireless devices include personal digital assistants such as PalmPilot connected organizers, and mobile phones such as the Neopoint 1000 and Qualcomm PDQ, as well as two-way pagers such as those developed by Research In Motion. Dataquest estimates that there were approximately 217 million digital wireless subscribers worldwide at the end of 1998 and projects that this number of subscribers will grow to approximately 828 million by the end of 2003. Recent developments in wireless technology and deployment of digital data networks have enabled the introduction of wireless data applications such as financial services, news and lifestyle content.

    CONVERGENCE OF WIRELESS COMMUNICATIONS AND THE INTERNET

    The convergence of wireless communications and the Internet has created new opportunities for the delivery of wireless data services. Dataquest estimates that the number of wireless data subscribers worldwide will grow from approximately 16 million at the end of 1998 to approximately 111 million at

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
the end of 2003. We expect that the convergence of wireless communications and the Internet will enable the delivery of wireless multimedia applications, including voice, data, image and video. International wireless technology groups, such as the Wireless Application Protocol Forum and the Symbian Alliance, have created global standards for the transmission of wireless applications, which we believe will lead to mass penetration of the market for wireless devices and services.

    GROWTH OF E-COMMERCE

    With the emergence of the Internet as a globally accessible, fully interactive medium, many individuals and companies that have traditionally conducted business in person, through the mail or over the telephone now increasingly conduct business electronically. We expect that consumer use of e-commerce will accelerate as more individuals gain access to the Internet, as the cost of Internet access decreases and as security concerns are alleviated. In some parts of the world, particularly in a number of European and Asian countries, e-commerce opportunities have been limited because credit cards, which are currently the only secure form of on-line payment, are not widely used. We expect these consumers to embrace e-commerce once a direct payment system is available. According to IDC, Internet users worldwide are expected to purchase more than $100 billion in goods and services in 1999, increasing to $1.3 trillion in 2003.

    GROWTH OF ON-LINE FINANCIAL SERVICES

    THE OPPORTUNITY. Financial services are well suited for Internet e-commerce. Consumers are increasingly conducting on-line transactions with banks and securities brokers. These transactions can be faster, less expensive and more convenient than transactions conducted through a broker, teller or ATM. IDC expects that the number of users banking on-line in the U.S. will increase from eight million in 1998 to approximately 40 million by the end of 2003. In addition, IDC expects the number of on-line brokerage accounts to continue to grow rapidly from six million in 1998 to 24 million in 2002. The growth of electronic financial services has intensified price-based competition among providers of financial services and has increased consumer expectations for value-added services. Traditional financial institutions are at risk of having their consumer base eroded by emerging on-line competitors, who are driving the shift in the delivery of financial products and services from the traditional physical infrastructure to electronic channels. This potential loss of consumers creates a sense of urgency for traditional financial institutions to respond with strategies that build on their unique trust relationship with consumers and the strengths of their traditional channels and services. Traditional financial institutions are well positioned to overcome consumer concerns about security and to drive adoption of on-line services by their large and attractive customer base. We believe that the increasing popularity of new Internet-enabled devices will generate greater demand for on-line financial services and provide an opportunity for financial institutions to deliver secure personalized service to their consumers.

    THE CHALLENGE. Large financial institutions have made significant investments in computer systems that were not designed to facilitate e-commerce. As consumers increasingly demand services through the Internet and other electronic channels, financial institutions require a solution that enables their existing systems to exchange information with their consumers across a variety of Internet-enabled devices. This exchange requires a complex bridging architecture that can interface with a variety of access devices, communication protocols, operating systems, and network and security technologies. The solution must also be secure, to protect the integrity and confidentiality of information, and scalable, to process an increasing number of transactions. The ideal solution must also enable rapid deployment and the flexibility to add additional functions and services.

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
THE 724 SOLUTION

    We provide an Internet infrastructure solution that enables the delivery of secure and personalized electronic information services, transactions and payments using a broad range of mass-market wired and wireless Internet-enabled devices, including digital mobile phones, personal computers and personal digital assistants.

    We are initially focused on providing our solution to large financial institutions worldwide. Financial institutions are in a position to use their large consumer base and unique trust relationship with consumers to accelerate the adoption of on-line financial services. Our solution provides a robust and scalable platform that enables financial institutions to deliver branded financial services to their consumers on Internet-enabled devices in a personalized, secure and cost efficient manner.

    Our platform uses an open architecture and industry standards. The architecture has been specifically designed to be extendable, allowing for the addition of new devices, content and services.

                   724 SOLUTIONS FINANCIAL SERVICES PLATFORM

                                     [Diagram]
[The diagram illustrates that different types of consumer devices connect to network access providers. These network access providers connect to 724's network and device gateway. 724's network and device gateway connects to 724's services infrastructure, which connects to 724's transaction and content gateway. The transaction and content gateway connects to financial institutions, merchants and content providers. The administrative function supports the overall architecture and provides a feed to a data warehouse. Security is provided between each of these points in the system.]

    Our architecture has four major components:

    - THE NETWORK AND DEVICE GATEWAY provides access to a variety of Internet-enabled devices and networks to ensure a consistent consumer experience. Our platform automatically determines the appropriate presentation of information for the device being used.

    - THE SERVICES INFRASTRUCTURE enables: consumer applications, such as banking, brokerage and e-commerce; personalization of the user experience; notification services based on the consumer's interests and priorities; and targeted marketing services. The services infrastructure also enables session management, which ensures the continuity of a transaction over the network. The architecture is supported by an overall administrative function designed for easy and efficient management.

    - THE TRANSACTION AND CONTENT GATEWAY connects to a financial institution's existing infrastructure through a server using Open Financial Exchange
      (OFX) or Extensible Markup Language (XML), two communication standards that permit the electronic exchange of data, and to merchants and content providers through the use of XML.

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
    - THE SECURITY LAYER provides security throughout the communication and payment process from the consumer through to the network service provider. Our solution is compatible with existing security technology used by financial institutions and wireless and other network service providers.

    We believe our solution will enable financial institutions to maintain and deepen consumer relationships and accelerate the adoption of Internet-based financial services. Our solution can be rapidly implemented, integrates easily with existing systems, addresses security issues, is scalable and provides a robust platform for future growth. Key benefits of our solution include:

    - SPEED TO MARKET: Launched in May 1999, our solution can be rapidly installed, branded and offered to consumers.

    - EASE OF INTEGRATION WITH EXISTING SYSTEMS: Our platform links to a financial institution's existing systems, enabling financial institutions to preserve their existing investment, and to extend the productivity and functionality of their existing infrastructure to new electronic channels.

    - SECURITY: The security framework of our platform addresses financial institutions' stringent security standards, creating an environment of trust for consumers and allowing merchants to offer e-commerce services with reduced fraud related concerns.

    - SCALABILITY AND MANAGEABILITY: Our solution is designed to add users efficiently and effectively. We believe that it can support significant growth in users with little increase in infrastructure. It has a built in set of tools to easily manage recovery, redundancy and deployment.

    - ABILITY TO EXPAND FUNCTIONALITY: Our platform is designed to facilitate the addition of new devices, content and services. It provides a robust platform for the growth of electronic financial services and e-commerce.

    - MAINTAIN AND DEEPEN CONSUMER RELATIONSHIPS: Our solution allows financial institutions to connect directly with consumers wherever they can obtain wired or wireless Internet access. Our solution also allows consumers to set up their own personal preferences and alerts for an easy to use experience. The information contained in the personalization and notification databases provides our customers with a competitive advantage in building consumer loyalty through the delivery of value-added services.

    We believe that our solution benefits our customers and the companies with which we have strategic relationships by enabling the delivery of differentiated on-line financial services. These services increase consumer loyalty and drive wireless airtime usage, consumer electronic device sales, and the purchase of other products and services.

OUR STRATEGY

    Our objective is to become the leading provider of an Internet infrastructure for the secure delivery of services using a broad range of Internet-enabled devices. Our strategy is to:

    FOCUS ON LARGE FINANCIAL INSTITUTIONS: We are initially focusing on providing our solution to large financial institutions worldwide, particularly banks and brokerage firms. We believe that large financial institutions have both the scale and global consumer base to maximize the adoption of services based on our product. Financial institutions that have an aggregate of approximately 137 million consumer relationships worldwide are in various stages of implementing our solution. We believe that the trust relationship these institutions have with consumers, combined with our secure payment infrastructure, will accelerate consumer adoption of on-line financial services and e-commerce transactions.

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
    ACCELERATE WORLDWIDE ADOPTION OF OUR SOLUTION: In an effort to encourage rapid deployment of our solution by financial institutions, we are:

    - Establishing relationships and alliances worldwide with wireless and other network service providers, device manufacturers and content and technology providers;

    - Providing a compelling consumer experience through a consistent user-friendly interface on a variety of Internet-enabled devices;

    - Building a worldwide application hosting service; and

    - Reducing our customers' initial cost of using our solution by charging a variable license fee based on the number of users per month.

    EXPAND OUR PLATFORM: Our architecture is designed to be extendable, enabling our customers to continue to offer additional on-line services across a variety of protocols, operating systems, networks and devices to maximize consumer reach. We expect to further expand our reach by supporting additional devices and broadening our functionality by introducing new applications, content and services. For example, through our strategic relationship with Sonera SmartTrust we plan to integrate into our solution public key infrastructure (PKI), technology which facilitates the management of the tools necessary to ensure authentication of user identity and the non-repudiation of transactions. We believe this security feature is essential for the widespread adoption of e-commerce transactions. Additionally, we have established our Advanced Technology Center (ATC) to, among other things, gain early access to device, wireless and network technologies.

    PURSUE SELECTIVE ACQUISITIONS TO EXPAND OUR CAPABILITIES: We intend to pursue acquisitions of companies and technologies that we believe will allow us to quickly increase the scale and scope of our operations, such as expanding our research and development team, expanding into new geographical markets or industry sectors and providing new services.

    DEVELOP APPLICATIONS FOR OTHER SECTORS: Once we have established a significant presence in the financial services sector, we expect to use many of the components of our architecture in other industries such as insurance, sales force management and logistics.

OUR PLATFORM AND RELATED SERVICES

    Our platform enables the delivery of secure and personalized electronic information, services, transactions and payments using a broad range of mass-market wired and wireless Internet-enabled devices. Our platform is extendable across a wide array of protocols, operating systems and networks, enabling financial institutions to deliver personalized transactions, services and information to their customers over a wide range of communications networks.

    Our platform architecture is illustrated below:

                                   [Diagram]
[The diagram illustrates that 724's network and device gateway connects with 724's services infrastructure. The services infrastructure consists of consumer applications, (including banking, brokerage and e-commerce services), personalization, notification and alerts, targeted marketing services, session management. The services infrastructure connects to 724's transaction and content gateway. The administration function supports the overall architecture and provides a feed to a data warehouse. Security is provided between each of these points in the system.]

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
    NETWORK AND DEVICE GATEWAY

    The network gateway transforms data from our platform into formats suitable for use in a wide variety of wired and wireless networks including Code Division Multiple Access (CDMA), Global System for Mobile Communication (GSM), Time Division Multiple Access (TDMA), Cellular Digital Packet Data (CDPD), Mobitex and Internet Protocol. Almost all digital mobile systems worldwide use one of these major types of wireless access formats for voice and data communications. This gateway enables our customers to quickly deploy their services through multiple network service providers and allows for new protocols to be supported without changes to our architecture.

    The device gateway supports the presentation of our applications on multiple devices. It recognizes the type of device a consumer is using and optimizes the format of the information for the characteristics of that particular device type. Our software automatically formats information delivered to a device using style sheets programmed in Extensible Markup Language (XML) or Extensible Style Language (XSL), a widely used language in Internet communications. This approach enables our customers to deliver services over many types of access devices, and allows new devices to be supported without changes to our architecture. The network and device gateway ensures consumers receive a consistent and user-friendly experience regardless of the device used.

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
    SERVICES INFRASTRUCTURE

    CONSUMER APPLICATIONS. Our platform provides applications that include the following:

           BANKING

           - account information and statements

           - credit card statements

           - intra-bank transfers

           - bill payment

           - bill presentment*

           SECURITY ANALYSIS

           - trading data and charting

           - detailed stock quotes

           - watchlists

           - alerts

           E-COMMERCE*

           - direct purchase and payment

           - travel services

           BROKERAGE

           - investment statements

           - holdings and activities

           - balances and open orders

           - order placement and confirmation*

           INFORMATIONAL

           - news

           - weather

           - horoscopes

           - lottery results

    ----------------------------

    * To be included in future releases expected in the year 2000.

    These applications are designed to be easy to use by consumers and provide functions that can be quickly delivered to market.

    PERSONALIZATION. Our solution enables consumers to customize their services through a single set-up procedure. Once completed, a consumer's preferences are stored in a unique profile on the network rather than on a specific device. Thereafter, a consumer may use any Internet-enabled device to access his or her account to retrieve information and conduct transactions without repeating the set-up procedure. Changes in preferences made by a consumer on one device will automatically be reflected on all other devices used by that consumer.

    NOTIFICATION AND ALERTS. Our platform allows consumers to be notified immediately of specific events such as stock price movements or releases of relevant research. In the future, we expect that our platform will allow notification of changes in a bank account balance above or below a previously specified amount. The notification service supports a variety of alert mechanisms such as text messages using e-mail and standard mobile network short messaging service (SMS), which facilitates the transmission of messages between subscribers and external systems such as e-mail, paging and voicemail.

    TARGETED MARKETING SERVICES. Using data generated from personalized profiles, financial institutions have the ability to gain a better understanding of their consumers' needs and interests. Our targeted marketing service allows the distribution of information directly to their consumers with personalized messages or services based on their preferences.

    SESSION MANAGEMENT. Our platform's session management system ensures continuity of a transaction over the network. For example, if a user is disconnected during a transaction but is able to reconnect within a prescribed period of time, the user can complete the transaction without repeating the log in process or previous entries.

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
    ADMINISTRATION

    The administration functions allow our platform to be managed within a customer's existing computer infrastructure. Through these services, platform administrators can start and stop individual servers, add or remove resources such as hardware from the platform without disrupting service, monitor performance and perform system back-up procedures. These administration services can be integrated with popular systems management tools allowing our platform to be monitored as part of a financial institution's overall computing environment. We provide a feed into a data warehouse of all transactions recorded by the system.

    TRANSACTION AND CONTENT GATEWAY

    Our platform interfaces with the existing systems of financial institutions through the transaction and content gateway. This connection is made using Open Financial Exchange (OFX), an industry standard specification for the exchange of financial data between financial institutions and consumers through the Internet, or using Extensible Markup Language (XML). Merchants and content providers connect to our system through an XML interface. This gateway allows customers to quickly and easily connect to our platform and to extend the value of their existing systems.

    SECURITY

    Our security framework is based on a strict methodology of threat evaluation, risk analysis and policy creation, designed to address authentication, authorization, privacy, integrity and non-repudiation. A conventional user id/password mechanism provides user identification and authentication. Our software incorporates standard cryptography protocols that ensure the confidentiality of communications between servers, including Secure Socket Layer (SSL) and Transport Layer Security (TLS), enhanced with Elliptical Curve Cryptography (ECC) cypher-suites from Certicom, to ensure the privacy of transactions and communications. These security technologies require minimal computing power for encrypting and decrypting messages, making them well suited for secure communications to wireless handheld devices. We are currently working with Sonera SmartTrust, a division of Sonera Corporation, to incorporate Public Key Infrastructure (PKI) technology into our applications to provide additional support for user authentication and non-repudiation. Use of PKI technology, which supports digital signatures, is expected to grow as a means of creating a secure e-commerce environment over the Internet or virtual private networks. This security framework addresses financial institutions' rigorous security requirements, creating an environment of trust for consumers and allowing merchants to offer e-commerce services with reduced fraud related concerns.

IMPLEMENTATION AND CUSTOMER SERVICE

    We offer our customers consulting services regarding the installation and deployment of our platform as well as ongoing product support. Services offered during installation include training, configuration and connectivity to existing systems. We believe that our customer support and consulting services result in improved customer satisfaction and loyalty, a shorter sales process, faster implementation and an increase in the sales of our product.

    Customers have the option of implementing our solution using their in-house personnel or using personnel provided by one of our designated third party service providers. We bring together and coordinate the technology and resources needed to deliver a single solution to customers who do not wish to use their in-house resources to implement our solution.

APPLICATION HOSTING SERVICE

    We are establishing an application hosting service to host and manage the server infrastructure and software platform for our customers. These application hosting facilities will support the scalability of

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
our platform. We expect to provide these services worldwide, with facilities based in Europe, Asia and North America. We may acquire or partner with third parties to provide this service. We may also provide this service by establishing application hosting facilities of our own or through a combination of these strategies. We expect to incur significant expenses in the year 2000 in order to establish application hosting facilities requested by our customers or potential customers.

TECHNOLOGY

    Our open-architecture platform communicates with our customers' systems via an industry standard called Open Financial Exchange (OFX) gateway. Our platform supports connectivity with Windows NT, the Internet, and database servers compliant with Open Database Connectivity (ODBC), a standard protocol for accessing database servers. We are enhancing our platform to support Sun Microsystems' Solaris operating system and other standards including Financial Information Exchange (FIX), a messaging standard that permits real-time electronic securities transactions. Our open architecture allows us to continually integrate best-in-class technology, ensuring that our customers' needs are met on a timely basis.

    Our architecture complies with Common Object Request Broker Architecture (CORBA), a standard for applications software design used widely in the software industry. We also use other widely accepted standards in developing our product, including the following:

    - encryption technologies such as Certicom's Elliptical Curve Cryptography
      (ECC) and Secure Socket Layer (SSL), and RC4, a technology that permits the encryption of large amounts of data;

    - Hypertext Transfer Protocol (HTTP), the fundamental transport protocol for Internet access on a client and server system; and

    - Simple Mail Transport Protocol (SMTP), a standard protocol for e-mail transmissions among different types of systems.

    We are a full member of the Wireless Application Protocol Forum, an industry association that has developed a leading standard for wireless information and telephony services on digital mobile phones and other digital wireless devices. Members of this organization include network service providers, device manufacturers, leading infrastructure providers and software developers.

    Our programs are written in C++ and Java, widely accepted standard programming languages for developing object-oriented applications. We also make extensive use in our software applications of Extensible Markup Language (XML), which was completed by the World Wide Web Consortium in 1998.

RESEARCH AND DEVELOPMENT

    As of December 6, 1999, our research and development department consisted of 98 people in four business units: program management, product definition, architecture and product development. These units are responsible for assessing new technologies, new release schedules, product architecture, security, performance engineering, product requirements, quality assurance and product support.

    Our research and development expenditures were $44,000 in the period from July 28, 1997 (inception) to December 31, 1997, $2.1 million for the year ended December 31, 1998 and $4.5 million for the nine months ended
September 30, 1999.

    In August 1999, we established our Advanced Technology Center (ATC) as part of our architecture group. The ATC is primarily a research center focused on rapidly developing innovative technologies from the concept stage to the prototype stage. The ATC's main objectives are to gain early access to emerging technologies, improve our products and services, expedite deployment to our customers and create mutually beneficial relationships with customers, network service providers and device manufacturers. As of December 6, 1999, the ATC employed
11 individuals with expertise in specialized areas such as carrier, database and encryption technologies. To reflect the importance of the ATC in our research and development process, we plan to increase the size of this group.

    In July 1999, we established the Performance Engineering Group (PEG), a group within our architecture group. The objective of PEG is to establish benchmarks for our technology, to recommend and validate reference architectures and to provide feedback to the architecture and product groups. We invest heavily in performance engineering to ensure that our solution will be scalable for large numbers of users and transaction volumes.

CUSTOMERS

    We currently market our product and services to large financial institutions such as banks and brokerages. Bank of Montreal, Bank of America and Citigroup are in various stages of implementing our solution.

    BANK OF MONTREAL

    Bank of Montreal is a leading Canadian bank, which as of October 1999, including its U.S. subsidiaries, had approximately Cdn.$231 billion in total assets and approximately seven million retail customers. Bank of Montreal is a fully integrated financial institution offering brokerage services through its broker subsidiaries.

    In May 1999, our platform enabled Bank of Montreal to become the first financial institution in North America to launch an integrated wireless banking and brokerage application in a market trial with approximately 350 users. This service, named Veev, supports the delivery of banking, brokerage and lifestyle applications through wireless phones and PalmPilot connected organizers. Bank of Montreal has announced the success of its market trial and is currently in the process of rolling out the Veev service throughout Canada.

    In December 1999, Harris Bank, a U.S. subsidiary of Bank of Montreal, announced its plans to commence a market trial of an online service based upon our solution to customers in the Chicago, Illinois area.

    BANK OF AMERICA

    Bank of America, with $621 billion in assets as of September 30, 1999, is the parent company of Bank of America, N.A., the largest bank in the U.S. The bank serves more than 30 million households and 2 million businesses across the country. Bank of America is a leading on-line banking provider in the U.S., with more than 1.6 million on-line customers.

    In July 1999, Bank of America announced that it intends to begin piloting wireless on-line banking services using our solution in 2000.

    CITIGROUP

    Citigroup is a leading global financial institution which as of June 30, 1999 had approximately $690 billion in total assets and 100 million customer relationships with consumer operations in more than 50 countries.

    In August 1999, Citigroup announced its intention to implement our solution worldwide under the leadership of its e-Citi division. We expect to enter into one or more agreements with Citigroup and a number of its subsidiaries, including Citibank and Salomon Smith Barney Inc., to deliver our solution to their customers worldwide.

    ADDITIONAL CUSTOMER

    In addition to these customers, we have entered into an agreement with an additional U.S. bank to implement our solution. We expect that this bank will announce its intention before the end of the first quarter of 2000 to launch on-line services using our solution.

STRATEGIC RELATIONSHIPS

    We are establishing worldwide relationships with wireless and other network service providers, device manufacturers, technology companies and content providers to facilitate the adoption of our customers' on-line products and services. Through strategic relationships, we are able to gain technological leadership, worldwide access and positioning and an early awareness of emerging Internet technologies. Our participation in the development of these technologies at an early stage gives us a competitive advantage to bring new products and services to our customers. Currently, we are working with network service providers such as Bell Mobility and Sprint; device manufacturers such as 3Com, Ericsson, Motorola, Neopoint, Nokia, Qualcomm and Research In Motion; software and technology companies such as Certicom, Sonera and Sun Microsystems; and system integrators such as Deloitte & Touche. We believe that our solution benefits each of these types of companies as greater demand for digital wireless financial services increases consumer loyalty and drives wireless airtime usage, consumer electronic device sales and the consumption of other products and services.

SALES AND MARKETING

    As of December 6, 1999, we employed 19 people in sales. We intend to hire additional people as we expand our Toronto sales team and establish sales teams in New York, San Francisco, the U.K., continental Europe and the Asia Pacific region. Our sales employees receive incentive compensation based on individual sales volume. Deloitte & Touche assists us in selling and in implementing our solution directly to large financial institutions worldwide.

    As of December 6, 1999, we employed eight people in our marketing department. Our marketing strategy consists of the following elements:

    - DEFINE AND SELL OUR CATEGORY: We are driving a new category of consumer services through a branding campaign for the personal financial marketplace. We believe this will raise consumer expectations and create demand for new services, while enabling financial institutions to meet these expectations and demands.

    - BUILD OUR IMAGE: We are seeking a corporate image that reflects leadership, an understanding of our customers' business, technological innovation and credibility. To achieve this, we intend to establish joint marketing campaigns to showcase the success of our customers and the network service providers and device manufacturers with whom we work.

    - SEEK MARKET LEADERSHIP: By selling and deploying our solution to leading financial institutions, we seek to gain early market share in the provision of on-line solutions for financial institutions. Where possible, we will take advantage of opportunities to conduct marketing activities with our customers and the network operators and device manufacturers with whom we work to create marketing programs.

COMPETITION

    The market for our product and services is becoming increasingly competitive. The widespread adoption of open standards may make it easier for new market entrants and existing competitors to introduce products that compete against ours. We believe that we will compete primarily on the basis of the quality, functionality, ease of integration of our product and price of our services. As a provider of a comprehensive Internet solution to financial institutions, we assess potential competitors based primarily on their management, functionality and range of services, the security and scalability of their architecture, and their client base, geographic focus and capitalization.

    Our current and potential competitors include:

    - FINANCIAL INSTITUTIONS WITH IN-HOUSE SOLUTIONS: Financial institutions that develop their own in-house solution with internal expertise and outsourced service providers and products are a primary source of competition. These include Celestial Securities Limited's wireless trading service in Hong Kong; the wireless trading capability developed by Fidelity using Research In Motion's two-way pagers and the wireless trading service offered by DLJ Direct in the U.S.; the wireless brokerage service provided by the on-line broker Fimatex in France; and a wireless banking service offered by Barclays in the U.K.

    - SOFTWARE VENDORS FOCUSED ON FINANCIAL INSTITUTIONS: Competitors include Aether Systems and w-Trade. In addition, various companies active in the Internet banking and brokerage businesses with a primary focus on back-end processing, middleware or front-end personal computer platforms for retail Internet banking are potential competitors. These include companies such as S1 Corporation, CosmosBay, Brokat, TIBCO Software and Sanchez Computer Associates.

    - NETWORK SERVICE PROVIDERS: Sprint and BellSouth in the U.S. and NTT DoCoMo in Japan are leaders in wireless data services. NTT DoCoMo provides consumers with wireless banking services from over 50 banks as part of its recently launched i-Mode service. Other network service providers with advanced wireless data service initiatives include US West, Bell Atlantic, AT&T Wireless Data Services, Nextel, Airtouch and Omnipoint in the U.S., Vodafone, British Telecom, Cellnet, Orange and One 2 One in the U.K., Deutsche Telecom and Starhub in continental Europe, and DDI and IDO in Japan.

    - DEVICE MANUFACTURERS: Ericsson, Motorola, Nokia and Matsushita are pursuing wireless data service opportunities. Nokia recently announced that it is working with Deutsche Bank's direct banking unit on a wireless banking application, and that it plans to work with TD Waterhouse in North America to develop a wireless trading service.

    - SOFTWARE VENDORS, SERVICES VENDORS AND PORTALS: Companies that provide browsers for digital mobile phones and the infrastructure to link devices to network service providers and the Internet, such as Phone.com and Microsoft MSN, are positioning themselves for the dramatic growth of wireless data services. Companies offering wireless data services such as e-mail, calendar access, aggregation of content, and a mobile e-commerce platform include Saraide, mobilefinance.com, Wireless Knowledge (a joint venture between Qualcomm and Microsoft), Research In Motion, Go America, EmailPager, Logica and portals, such as America Online, Yahoo! and Excite@Home. Software companies primarily focused on commercial wireless applications are potential competitors in the future, including Qualcomm Wireless Business Systems, Nettech Systems, Dynamic Mobile Data and Mobimagic Co., a newly formed joint venture between Microsoft and NTT Mobile.

INTELLECTUAL PROPERTY RIGHTS

    We protect our proprietary technology through a combination of contractual confidentiality provisions, trade secrets, and patent, copyright and trademark laws. We have applied for patents and to have several of our trademarks registered, including "724 Solutions", "724 Solutions & Design" and "E-Anywhere" in Canada and "724 Solutions" and "724 Solutions & Design" in the U.S. To date, none of these patents has been issued and none of these trademarks has been registered. Despite the measures we have taken to protect our intellectual property, we cannot assure you that third parties will not breach the confidentiality provisions in our contracts or infringe or misappropriate our copyrights, pending patents, trademarks and other proprietary rights. We may not be able to secure patent or trademark registrations for all of our patent applications or trademarks. We cannot assure you that third parties will not independently discover or invent competing technologies or reverse engineer our trade secrets, software or other technology. Moreover, the laws of some foreign countries may not protect our proprietary rights to the same extent as do the laws of the U.S. and Canada. Therefore, the measures we are taking to protect our proprietary rights may not be adequate.

    We also rely on technology and other intellectual property licensed to us by third parties. For example, we have entered into a license agreement with Certicom and Consensus for use of their encryption technology. We have also entered into license agreements with third party content providers. In addition, we use certain third party software that may not be available to us on commercially reasonable terms or prices or at all in the future. Moreover, some of our license agreements are non-exclusive, and therefore, our competitors may have access to the very same technology licensed to us.

    To date, we have not been notified that our product infringes on the proprietary rights of third parties, but third parties could claim infringement by us with respect to our existing or future products. Any claim of this kind, whether or not it has merit, could result in costly litigation, divert management's attention, cause delays in product installation, or cause us to enter into royalty or licensing agreements on terms that may not be acceptable to us.

EMPLOYEES

    As of December 6, 1999, we had a total of 173 employees. None of our employees is covered by any collective bargaining agreements. We believe that our relations with our employees are good.

LEGAL PROCEEDINGS

    We are not currently subject to any material legal proceedings; however, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

FACILITIES

    Our registered and head office is located in Toronto, Ontario in a 75,014 square foot facility under a lease which expires in 2005.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information with respect to our executive officers and directors as of the date of this prospectus:

NAME                                         AGE         TITLE
----                                       --------      -----
Gregory Wolfond..........................     38         Chairman and Chief Executive Officer
Christopher Erickson.....................     34         President, General Counsel, Secretary and
                                                         Director
Andre Boysen.............................     35         Chief Technology Officer and Director
Kerry McLellan...........................     38         Chief Operating Officer and Director
Karen Basian.............................     37         Chief Financial Officer
Mina Wallace.............................     44         Executive Vice President of Field
                                                         Operations
Alistair Rennie..........................     34         Senior Vice President of Marketing
Lloyd F. Darlington......................     54         Director
Martin A. Stein..........................     59         Director
James D. Dixon...........................     56         Director
Harri Vatanen............................     37         Director
Alan Young...............................     33         Director

    GREGORY WOLFOND. Mr. Wolfond co-founded our company in July 1997 and has served as Chief Executive Officer since September 1997 and Chairman since April 1998. In 1987, Mr. Wolfond founded Footprint Software Inc., a financial services software company specializing in object-oriented agent and sales technologies with an emphasis on branch automation. At Footprint, Mr. Wolfond helped to develop systems designed for ease of use across large financial institutions. IBM purchased Footprint in May 1995, and Mr. Wolfond continued to serve as Chief Executive Officer of Footprint until July 1997. While at IBM, Mr. Wolfond helped develop IBM's network computing technology for the financial services industry. Mr. Wolfond has a BA in Computer Science from the University of Western Ontario. Mr. Wolfond resides in Toronto, Ontario.

    CHRISTOPHER ERICKSON. Mr. Erickson co-founded our company with Mr. Wolfond. He has served as President and General Counsel since our inception and as a director since July 1998. In 1989, he founded Cygnus Computer Associates Ltd., a software engineering firm that specialized in developing client-server applications. While continuing to act as President of Cygnus he joined Fasken Campbell Godfrey, a Canadian law firm, as a corporate/commercial technology lawyer in 1994. In July 1997 he sold his interest in Cygnus and left Fasken Campbell Godfrey to start our company. He is a director of the Washington, D.C. based Computer Law Association and Chairman of the E-Commerce Subcommittee of the Investment Funds Institute of Canada. He has also served as a director of the Foundation for Responsible Computing and as a director and general counsel to the Interactive Multimedia Arts and Technologies Association. Mr. Erickson is a graduate of the computer engineering program (B.Sc.) at the University of Waterloo and of the University of Toronto Law School (LLB). He is a licensed professional engineer (P.Eng.) and a lawyer qualified to practice in Ontario. Mr. Erickson resides in Toronto, Ontario.

    ANDRE BOYSEN. Mr. Boysen has served as our Chief Technology Officer since March 1998 and as a director since July 1998. He has extensive experience in the financial software and telecommmunications industry. Mr. Boysen acted as Chief Technology Officer for Footprint between March 1996 and March 1998. As CEO of Footprint's Asia Pacific operations between 1994 and 1996, he established its operations in Australia, New Zealand, Hong Kong, Singapore and Thailand. Between

1990 and 1994, he served as CEO of Open Systems Limited, which developed turnkey client-survey systems for several large companies. He sold his interest in Open Systems when he joined Footprint. Mr. Boysen has a B.Sc. in Computer Engineering from the University of Ottawa and an MBA from the Richard Ivey School of Business at the University of Western Ontario. Mr. Boysen resides in Toronto, Ontario.

    KERRY MCLELLAN. Dr. McLellan joined our company in August 1998 as Executive Vice-President, Strategy. He was appointed a director in March 1999 and Chief Operating Officer in April 1999. He has previously managed several service companies including Applied Business Research Limited and Melansons Waste Management. He has acted as a consultant for Canadian and U.S. banks, technology and telecommunications companies. He also was involved in the establishment of Symcor, a Canadian multi-bank consortium for cheque and payment processing. He holds a PhD in Business Strategy, specializing in technology and banking from the Richard Ivey School of Business at the University of Western Ontario.
Dr. McLellan resides in Westfield, New Brunswick.

    KAREN BASIAN. Ms. Basian joined our company as Chief Financial Officer in February 1999. In September 1994, she joined Frito-Lay as Finance Director, and became Director of Strategic Planning in July 1995. She served as Chief Financial Officer and Vice-President, Finance at Hostess Frito-Lay from September 1996 to February 1999. She has also held positions with Bain & Company (from March 1989 to August 1994) where she served as a consultant and with Deloitte & Touche (from September 1984 to December 1987) where she specialized in international tax. Ms. Basian serves on the Board of the Alumni Association for the University of Western Ontario. Ms. Basian has an Honors degree in Business Administration from the University of Western Ontario, an MBA from IMD, Lausanne, Switzerland and is a Chartered Accountant. Ms. Basian resides in Toronto, Ontario.

    MINA WALLACE. Ms. Wallace joined our company in April 1999 as Executive Vice President of Field Operations. In 1991, she joined PeopleSoft Canada Co. as Vice President of Sales, and became General Manager of Sales in 1996. Between 1986 and 1991, she held an executive sales position at Dun & Bradstreet Software. Ms. Wallace has a Bachelor of Education and an MBA from the University of Manitoba. Ms. Wallace resides in Toronto, Ontario.

    ALISTAIR RENNIE. Mr. Rennie joined our company in April 1999 as Senior Vice President of Marketing. In 1989, Mr. Rennie joined IBM as a business analyst and held various product management and marketing positions with IBM until April 1999, becoming Program Director, Applications Server Marketing, in 1997.
Mr. Rennie has a BA in Economics and an Honors degree in Business Administration from the University of Western Ontario. Mr. Rennie resides in Toronto, Ontario.

    LLOYD F. DARLINGTON.  Mr. Darlington has served as a director since
July 1998. Mr. Darlington was originally appointed to our board as a nominee of Bank of Montreal under a shareholder agreement with our strategic investors. Since May 1996, he has acted as Chief Technology Officer and General Manager of Bank of Montreal. He is a director of Cebra Inc., Bank of Montreal's wholly-owned electronic commerce subsidiary, and of Symcor Inc., a payment processing corporation owned and operated by three of Canada's major financial institutions. He began his career with Bank of Montreal in 1967 and, since 1980, has held a variety of executive positions. Most recently, he served as Executive Vice President, Operations from 1989 to 1996. Mr. Darlington received a BA in English and Psychology from McGill University and an MBA from Concordia University. Mr. Darlington resides in Toronto, Ontario.

    MARTIN A. STEIN. Mr. Stein has served as a director since September 1998. He is the President of Sonoma Mountain Ventures, a company he founded in October 1998. Prior to founding Sonoma Mountain Ventures, Mr. Stein served as Vice-Chairman of Technology and Operations of Bank America Corporation, was a member of the bank's Office of the Chairman and served as

Vice-Chairman of the capital budget committee. Mr. Stein joined Bank America in June 1990 as Executive Vice-President. Before joining Bank America, Mr. Stein served as Executive Vice President and Chief Information Officer of Paine Webber in New York. Mr. Stein is a member of the board of several companies in the financial services and technology industries, including Bank of Hawaii, Sequent Computer Systems, LYNX Photonic Networks, Payment Net, FICS (a Belgian software company), Evergreen Canada-Israel Investment and Wall Street Access. Mr. Stein received a BA from Saint John's University, attended New York University's Graduate School of Business, and received an Honorary Doctorate in Commercial Science from Saint John's University. Mr. Stein resides in San Francisco, California.

    JAMES D. DIXON.  Mr. Dixon has served as a director since June 1999.
Mr. Dixon was originally appointed to our board as a nominee of Bank of America under a shareholder agreement with our strategic investors. He has served as Group Executive of Bank of America Technology and Operations, a subsidiary of Bank of America Corporation, since September 1998. From 1991 until the merger of NationsBank Corporation and Bank America Corporation, Mr. Dixon served as President of NationsBank Services, Inc. Prior to that, he served as Chief Financial Officer of C&S/Sovran Corporation, a predecessor to NationsBank.
Mr. Dixon resides in Atlanta, Georgia.

    HARRI VATANEN.  Mr. Vatanen has served as a director since August 1999.
Mr. Vatanen was originally appointed to our board as a nominee of Sonera under a shareholder agreement with our strategic investors. He is the founder and President of Sonera SmartTrust and Senior Vice President of Sonera Corporation, formerly Telecom Finland Ltd. Mr. Vatanen has worked in the telecommunications industry for more than 15 years. Prior to joining Sonera, Mr. Vatanen worked at a communications services management consulting company. Prior to working as a consultant, he worked for Nokia Datacommunications in the product development and international sales and marketing departments as a development manager of future projects. Mr. Vatanen has a Master of Science in telecommunications, information technology, and economics from Helsinki University of Technology. Mr. Vatanen resides in London, U.K.

    ALAN YOUNG.  Mr. Young has served as a director since August 1999.
Mr. Young was originally appointed to our board as a nominee of Citigroup under a shareholder agreement with our strategic investors. Since March 1998, he has served as Vice-President, Access Devices and Distribution Technologies for e-Citi, a division of Citigroup. From March 1995 to March 1998, Mr. Young served as Vice President of Engineering of Viacom Inc., where he had responsibility for implementing Viacom's worldwide satellite distribution strategy. From
September 1991 to March 1995, he served as a Technical Manager for MTV Europe where he had responsibility for developing MTV Europe's satellite distribution strategy. Mr. Young graduated from the University of York with a Masters degree in Engineering. From August 1988 to September 1991, Mr. Young worked for British Telecom, developing service specifications for television satellite uplink facilities. Mr. Young resides in New Canaan, Connecticut.

COMMITTEES OF THE BOARD OF DIRECTORS

    Our board has a stock option committee and a compensation committee.

    STOCK OPTION COMMITTEE. The Stock Option Committee administers our stock option plans, determining which individuals will receive grants of awards under these plans, and the terms of these grants. The members of the Stock Option Committee are Christopher Erickson and Andre Boysen.

    COMPENSATION COMMITTEE. The Compensation Committee reviews and makes recommendations to our board concerning the terms of the compensation packages provided to our senior executive officers, including salary, bonus and awards under our stock option plans and any other compensation plans that we may adopt in the future. The members of our Compensation Committee are Gregory Wolfond, Martin A. Stein and Alan Young.

    In addition to the above committees, we plan to establish an audit committee to oversee the retention, performance and compensation of our independent auditors, and the establishment and oversight of our systems of internal accounting and auditing control. We plan to nominate Kerry McLellan, Lloyd F. Darlington and James D. Dixon as members of our audit committee.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION

    For the year ended December 31, 1998, our aggregate cash compensation payments to our executive officers and directors was $424,800.

    The following table sets forth all compensation we paid to our Chief Executive Officer and each of our executive officers whose total salary and bonus exceeded Cdn.$100,000 (approximately $65,000) in the years indicated. Other than Christopher Erickson, we did not compensate any of these individuals in 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                                                         ------------
                                                              ANNUAL COMPENSATION         SECURITIES
                                                         -----------------------------    UNDERLYING
                                                                        OTHER ANNUAL       OPTIONS
NAME AND PRINCIPAL POSITION                     YEAR     SALARY ($)   COMPENSATION ($)   GRANTED (#)
---------------------------                   --------   ----------   ----------------   ------------
Gregory Wolfond
  Chairman and Chief Executive Officer......    1998      $179,400        $    --               --

Christopher Erickson                            1998        97,500             --          400,000
  President and General Counsel.............    1997        26,700             --               --

Andre Boysen(1)
  Chief Technology Officer..................    1998        81,250             --          400,000

Kerry McLellan(2)
  Chief Operating Officer...................    1998        65,650         13,000          400,000

------------------------

(1) Mr. Boysen joined our company in March 1998.

(2) Dr. McLellan joined our company in August 1998. In addition, the amount under "Other Annual Compensation" includes a monthly travel allowance of $2,600 in 1998.

    OPTION GRANTS DURING FISCAL 1998

    We granted options under our Canadian stock option plan to the officers named in the summary compensation table during the year ended December 31, 1998 as follows:

                                                                                MARKET VALUE OF
                       COMMON SHARES   % OF TOTAL OPTIONS                        COMMON SHARES
                       UNDER OPTIONS     GRANTED UNDER      EXERCISE PRICE   UNDERLYING OPTIONS ON
NAME                    GRANTED (#)    PLANS IN 1998 (%)      ($/SHARE)       DATE OF GRANT(1)($)    EXPIRATION DATE
----                   -------------   ------------------   --------------   ---------------------   ---------------
Andre Boysen.........     400,000             21.4               $0.32               $0.32             March 2008
Kerry McLellan.......     400,000             21.4                0.32                0.32            August 2008

------------------------

(1) There was no public market for our common shares as of December 31, 1998. Therefore, the amounts set forth in this column represent the fair market value of each of our common shares as of that date, as determined by our Board.

    OPTIONS EXERCISED IN LAST FISCAL YEAR

    The officers named in the summary compensation table did not exercise any options during the year ended December 31, 1998. The following table sets forth the estimated value as of December 31, 1998 of the exercisable and unexercisable options held by these officers.

                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                   OPTIONS AT YEAR END (#)           YEAR END ($)(1)
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
                                                                                    (IN THOUSANDS OF
                                                                                     U.S. DOLLARS)
Christopher Erickson...........................    266,666        133,334          $347           $173
Andre Boysen...................................    200,000        200,000           260            260
Kerry McLellan.................................    150,000        250,000           195            325

------------------------

(1) The value of an "in-the-money" option represents the difference between the aggregate estimated fair market value of the common shares issuable upon exercise of the option and the aggregate exercise price of the option. There was no public market for our common shares as of December 31, 1998. Therefore, the amounts set forth in this column represent the fair market value of our common shares as of December 31, 1998, of $1.63 per share, as determined by our board.

    DIRECTOR, EMPLOYEE AND CONSULTANT STOCK OPTIONS

    As of September 30, 1999, our directors, employees and consultants held options to purchase an aggregate of 2,211,594 of our common shares. Our executive officers held options to acquire 1,370,000 of these common shares, exercisable at prices ranging from $0.34 to $1.71, expiring at dates ranging from September 22, 2007 to February 22, 2009. Those of our board members who are not executive officers held options to acquire 108,000 common shares, exercisable at prices ranging from $1.71 to $3.75, expiring at dates ranging from September 14, 2008 to August 16, 2009. Our employees, excluding our executive officers, held options to acquire 673,594 common shares, exercisable at prices ranging from $0.34 to $3.75, expiring at dates ranging from February 2, 2008 to September 27, 2009. Our consultants held options to acquire 60,000 common shares exercisable at a price of $3.75, expiring August 2, 2004.

COMPENSATION OF DIRECTORS

    We do not presently pay any cash compensation to directors for serving on our board, but we do reimburse directors for out-of-pocket expenses for attending board and committee meetings. Of our non-executive officers, only Martin A. Stein received stock options for his participation on our board. In September 1998, Sonoma Mountain Ventures, a consulting company controlled by Mr. Stein, received options under our Canadian stock option plan to purchase 60,000 common shares at $1.71 per share.

EMPLOYMENT CONTRACTS

    Each of our executive officers listed under "Management" has an employment agreement with us. Each employment agreement provides each executive officer with a compensation package which includes salary and benefits competitive with industry standards and options to purchase common shares pursuant to our current stock option plans. We retain all proprietary and intellectual property rights in everything created, developed or conceived of by any of our employees while employed with us. So long as any employee, including executive officers, is employed by us, they are bound by non-competition and non-solicitation covenants during their term of employment and for one year thereafter.

    We have purchased a key-man employee insurance policy with respect to Gregory Wolfond, our Chairman and Chief Executive Officer, providing coverage of approximately $1.3 million.

STOCK OPTION PLANS

    We currently have a Canadian stock option plan and a U.S. stock option plan, both of which are intended to attract, retain and motivate key employees, officers, directors and consultants. The Stock Option Committee of our board of directors administers the option plans. The Stock Option Committee determines, among other things, the eligibility of individuals to participate in the plans and the term, vesting periods and the price of options granted under the plans. The board has reserved an aggregate of 2,500,000 common shares for issuance under the plans. As of September 30, 1999, options to purchase 2,211,594 shares at a weighted average exercise price of $0.88 per share have been granted under the Canadian stock option plan and no options have been granted under the U.S. stock option plan.

    CANADIAN STOCK OPTION PLAN. This plan was adopted in September 1997 and provides for the grant of options to employees, officers, directors and advisors of our company and our affiliates. All options granted under the plan have a maximum term of 10 years and will have an exercise price per share of no less than the fair market value of our common shares on the date of the option grant. If an optionee's employment is terminated without cause, the vested portion of any grant will remain exercisable until their expiration date. In the event of termination for cause, the vested portion of any grant will remain exercisable for a period of 30 days after the date of termination. Unvested options will expire on termination unless the options would have vested within six months or the required statutory notice period following a termination without cause, whichever is earlier, or within one year if termination is due to death or disability. If a change of control of our company occurs, all options become immediately vested and exercisable.

    U.S. STOCK OPTION PLAN. This plan was adopted in October 1999 and provides for the grant of options and restricted shares to employees, officers, directors and consultants of our company and our affiliates. The plan provides for the grant of both incentive stock options and non-qualified stock options.

    Incentive stock options granted under the plan have a maximum term of 10 years, or five years in the case of incentive stock options granted to an employee who owns common shares having more than 10% of the voting power of our company. The exercise price of incentive stock options will be no less than the fair market value of our common shares on the date of the grant, or 110% of the fair market value in the case of an incentive stock option granted to an employee who owns common shares having more than 10% of the voting power of our company. Non-qualified stock options granted under the plan have a maximum term of 10 years and an exercise price of no less than 85% of the fair market value of our common shares on the date of the grant, or 110% of the fair market value for those employees who own common shares representing more than 10% of the voting power. Restricted shares granted under the plan have a maximum term of 10 years and an exercise price of no less than 85% of the fair market value of our common shares on the date of the grant, or 100% of the fair market value in the case of restricted shares granted to an employee who owns common shares having more than 10% of the voting power. We have a right to repurchase shares from optionees within 90 days after termination.

    NEW OPTION PLAN. We expect to adopt a new stock option plan prior to completion of this offering. Options granted under the existing plans will be unaffected by the adoption of the new plan. Upon our adoption of this plan, we do not expect to grant any options under our existing plans. Our Stock Option Committee will administer the new plan. The Stock Option Committee will determine, among other things, the eligibility of individuals to participate in the plan and the term, vesting periods and price of options granted under the plan. The new plan will provide for the grant of options to all employees, officers, directors and consultants of our company and our affiliates worldwide. Both incentive stock options and non-qualified stock options will be available to U.S. residents. Options held by any person under the new plan together with any other options granted to that person may not at any time exceed 5% of the aggregate number of common shares outstanding from time to time. The options granted under the new plan will have a maximum term of 10 years and an exercise price no less than the fair market value of our common shares on the date of the grant, or 110% of fair market value in the case of an incentive stock option granted to an employee who owns common shares having more than 10% of the voting power. If a change of control of our company occurs, all options granted under this plan will become fully vested and exercisable.

DIRECTORS' AND OFFICERS' INDEMNIFICATION

    Under the Ontario Business Corporations Act, we are permitted to indemnify our directors and officers and former directors and officers against costs and expenses, including amounts paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which they are made parties because of their position as directors or officers, including an action against us. In order to be entitled to indemnification under this Act, the director or officer must act honestly and in good faith with a view to our best interests, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer must have reasonable grounds for believing that his or her conduct was lawful.

    Under our by-laws, we may indemnify our subsidiaries' current and former directors and our and our subsidiaries' current and former officers, employees and agents. Our by-laws also provide that, to the fullest extent permitted by the Act, we are authorized to purchase and maintain insurance on behalf of our and our subsidiaries' current and past directors, officers, employees and agents against any liability incurred by them in their duties. Our shareholder agreement with our strategic investors listed under "Principal Shareholders" also requires us to indemnify our directors under specified circumstances. We believe that the provisions of our by-laws and the shareholders' agreement are necessary to attract and retain qualified persons as directors and officers.

    Currently, there is no pending litigation or proceeding where a current or past director, officer or employee is seeking indemnification, nor are we aware of any threatened litigation that may result in claims for indemnification. We intend to increase the coverage provided under our current directors and officers liability insurance policy.

                              CERTAIN TRANSACTIONS

BANK OF MONTREAL

    In April 1998, we entered into a license agreement with Bank of Montreal, which currently holds 1,714,285 of our common shares. Under this agreement, we have also agreed to provide to Bank of Montreal related support and maintenance services. Bank of Montreal has agreed, through February 29, 2000, to license all of our technology that is now, or that during the term of the agreement will be, available to our customers. The license fee for the first two years of the agreement is Cdn. $3.0 million annually. The license is extendable annually at the option of Bank of Montreal. With each extension, Bank of Montreal's license will include any upgrades developed and provided to or intended to be provided to our customers during that extension period. Bank of Montreal will retain the right to use all of the technology previously licensed under the agreement whether or not the license is extended.

    If Bank of Montreal does not extend the general license, it may specifically license additional technology from us that is made generally available to our customers. The fee for this additional technology will be equal to the lowest price at which this technology is made available to our other customers that process similar volumes of business with our solution.

    Initially, Bank of Montreal had the right to be the exclusive Canadian financial institution to which we would license our technology. In
November 1998, Bank of Montreal agreed to waive this right in return for a refund of a portion of its annual license fee based on fees paid by each other Canadian financial institution in each year in which its license is in effect. Bank of Montreal will not be entitled to receive this refund if it does not annually extend its general license.

BANK OF AMERICA

    In June 1999, we entered into a license agreement with Bank of America, National Trust & Savings Association, an affiliate of Bank of America and a predecessor of Bank of America, N.A. Bank of America currently holds 3,200,000 of our common shares. Bank of America has agreed, through February 1, 2001, to license all of our technology that is now, or that during the term of the agreement will be, available to our customers. The license is extendable annually at the option of Bank of America. With each extension, Bank of America's license will include any upgrades developed and provided to or intended to be provided to our customers during that extension period. Bank of America will retain the right to use all of the technology previously licensed under the agreement whether or not the license is extended.

    If Bank of America does not subscribe for an extension of its general license in February 2001 or annually thereafter, it will have the right, exercisable for four years after it ceases to subscribe to the general license, to specifically license additional technology from us that is made generally available to our customers. For two years after it ceases to subscribe to the general license, Bank of America will retain the right to reinstate the license by repaying the aggregate amount of fees that would otherwise have been paid had the license been renewed each year.

    In June 1999, we also entered into a software maintenance and support agreement with Bank of America under which Bank of America pays an annual maintenance fee. We charge Bank of America on a time and materials basis in connection with installation, implementation and modification of customized code and enhancements. This agreement has an initial term of two years and is renewable annually at the option of the parties.

CITIGROUP

    Citigroup has announced its intention to implement our solution worldwide under the leadership of its e-Citi division. We are working with Citigroup and a number of its subsidiaries, including

Citibank and Salomon Smith Barney Inc., to deliver our solution to their banking and brokerage customers. We expect to enter into one or more agreements with them to license our product. Citicorp Strategic Technology Corporation, a subsidiary of Citigroup, currently holds 6,400,000 of our common shares.

SONOMA MOUNTAIN VENTURES

    Since August 1999, we have received consulting services from Sonoma Mountain Ventures, an entity controlled by Martin A. Stein, one of our directors. Sonoma provides, upon our request, strategic planning advice in connection with our customer services. The consulting arrangement is for a two year term ending in August 2001. Sonoma will receive a monthly fee of approximately $28,000, together with options to purchase an aggregate of 48,000 of our common shares.

MCLELLAN PATENT APPLICATION

    In July 1999, we entered into an agreement with Dr. Kerry McLellan, our Chief Operating Officer, in which we purchased his rights under patent applications filed in the U.S. and Canada relating to a security system for electronic transactions. We paid Dr. McLellan a nominal purchase price for these rights and agreed to reimburse him for the expenses that he incurred in filing these applications. The applications cover a security system that we do not expect to incorporate into our product in the near future. Under our agreement, we have agreed to pay Dr. McLellan a portion of any licensing fees that we receive from any license of the rights covered by these patent applications and a portion of the proceeds of any sale of these rights. Dr. McLellan also has the right to repurchase the rights covered by the patent applications from us until a U.S. patent covering the technology is issued or May 2002, whichever is earlier. We have the right to terminate Dr. McLellan's royalty rights, rights to receive a portion of any sale proceeds and right to buy back these rights until July 2003.

BLUE SKY CAPITAL CORPORATION AND 1319079 ONTARIO INC.

    In September 1997, we issued 3,999,800 common shares, together with an option to purchase an additional 4,000,000 common shares, to Blue Sky Capital Corporation, an entity controlled by our Chairman and Chief Executive Officer, for an aggregate purchase price of approximately Cdn. $2.0 million. The option was transferred to a second entity under his control, 1319079 Ontario Inc., and was exercised in October 1998 at an exercise price of Cdn. $0.50 per share.

REGISTRATION RIGHTS

    We are a party to a shareholder agreement with all of our existing shareholders. This agreement provides that, subject to specified limitations, if we propose to register or qualify for public distribution of any of our common shares under the securities laws of the U.S. or Canada, all of our existing shareholders, other than those owning less than 5% of the issued and outstanding common shares, have the right to include their common shares in the public distribution. Furthermore, holders of 21,402,426 of our common shares acting as a group, may require us to qualify a prospectus for, or effect the registration of, all or part of the common shares in the public distribution. These demand rights apply during the period commencing nine months after the date of this offering and ending on the fourth anniversary of this offering. The number of shares to be included in a public distribution can be limited by the underwriters of that offering.

                             PRINCIPAL SHAREHOLDERS

    The following table provides information regarding the beneficial ownership of our common shares as of December 14, 1999, and as adjusted to reflect the sale of 6,000,000 common shares in this offering as to:

    - each person or entity who beneficially owns more than 5% of our outstanding common shares;

    - each of our directors;

    - each of the executive officers listed in the summary compensation table;
      and

    - all of our directors and executive officers as a group.

    Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all common shares held by them. Percentage ownership is based on 29,402,426 shares of common shares outstanding as of December 14, 1999, and 6,000,000 additional common shares to be issued in this offering.

                                                                   PERCENTAGE OF SHARES BENEFICIALLY OWNED
                                               NUMBER OF SHARES    ----------------------------------------
BENEFICIAL OWNER                              BENEFICIALLY OWNED   BEFORE THE OFFERING   AFTER THE OFFERING
----------------                              ------------------   -------------------   ------------------
Gregory Wolfond(1)..........................         8,000,000                 27.2%            22.6%
  c/o 724 Solutions Inc.
  4101 Yonge Street, Suite 702
  Toronto, ON M2P 1N6 Canada
Sonera Corporation..........................         6,400,000                 21.8%            18.1%
  P.O. Box 106, Fin-00051
  Teollisuuskatu 15
  Helsinki, Finland
Citigroup Inc.(2)...........................         6,400,000                 21.8%            18.1%
  153 East 53rd Street
  New York, NY 10043
Bank of Montreal............................         3,428,570                 11.7%             9.7%
  55 Bloor Street East
  Third Floor
  Toronto, ON
  Canada M4W 3N5
Bank of America Corporation.................         3,200,000                 10.9%             9.0%
  Bank of America Corporate Center
  100 North Tryon Street
  Charlotte, NC 28255
Christopher Erickson(3).....................           333,332            *                        *
Andre Boysen(3).............................           266,666            *                        *
Kerry McLellan(3)...........................           233,332            *                        *
Martin A. Stein(4)..........................            32,000            *                        *
All directors and executive officers as a
  group (12 persons)(5).....................         8,865,330                 29.3%            24.4%

------------------------

*   Less than 1% of the outstanding common shares.

(1) These shares are held of record by privately-held entities of which Mr. Wolfond is the majority shareholder or has the sole power to vote and to direct the disposition of their shares.

(2) These shares are held of record by Citicorp Strategic Technology Corporation, a subsidiary of Citigroup Inc.

(3) These common shares are issuable upon the exercise of options that are presently vested or that vest prior to January 31, 2000.

(4) Includes 20,000 common shares issuable upon the exercise of options that are presently vested or that vest prior to January 31, 2000. Also includes 12,000 shares issuable upon the exercise of options that are presently vested or that vest prior to January 31, 2000 that have been granted to Sonoma Mountain Ventures, an entity controlled by Mr. Stein. See "Certain Transactions."

(5) Includes 865,330 common shares that are issuable upon the exercise of options that are presently vested or that vest prior to January 31, 2000.

                          DESCRIPTION OF SHARE CAPITAL

AUTHORIZED AND ISSUED SHARE CAPITAL

    COMMON SHARES

    Our authorized share capital consists of an unlimited number of common shares, of which 29,402,426 were issued and outstanding as of December 14, 1999. Holders of common shares are entitled to one vote per share on all matters to be voted on at all meetings of shareholders and to receive dividends as and when declared by our board of directors. Upon the voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of common shares are entitled to share ratably in our remaining assets available for distribution, after payment of liabilities. A holder of common shares will have no preemptive, redemption or conversion rights upon completion of this offering.

    PREFERRED SHARES

    We expect that our articles will be amended prior to the closing of this offering to provide that our board of directors will have the authority, without further action by the shareholders, to issue an unlimited number of preferred shares in one or more series. These preferred shares may be entitled to dividend and liquidation preferences over the common shares. The board will be able to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights of any preferred shares issued, including any qualifications, limitations or restrictions. Special rights which may be granted to a series of preferred shares may include dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any of which may be superior to the rights of the common shares. Preferred share issuances could decrease the market price of the common shares and may adversely affect the voting and other rights of the holders of common shares. The issuance of preferred shares could also have the effect of delaying or preventing a change in control of our company.

    SHARE SPLIT

    Prior to the completion of this offering, we plan to file articles of amendment to split all of our outstanding and reserved common shares on a two-for-one basis. Unless otherwise specified, disclosure in the prospectus is based on post-split numbers.

    PRIOR SALES

    The following are the only transactions involving the sale of common shares for the 12 months prior to December 14, 1999.

    1. In June 1999, we issued 541,790 common shares for an aggregate subscription price of $2.0 million.

    2. In July 1999, we issued 950,000 common shares for an aggregate subscription price of $3.6 million.

    3. In August 1999, we issued 6,400,000 common shares for an aggregate subscription price of $24.5 million.

    4. In October 1999, we issued 5,450,000 common shares for an aggregate subscription price of $20.8 million, 2,658,210 common shares for an aggregate subscription price of $10.2 million, and 1,973,856 common shares for an aggregate subscription price of $10.0 million.

    REGISTRAR AND TRANSFER AGENT

    The registrar and transfer agent for our common shares is Montreal Trust Company of Canada, 8th Floor, 151 Front Street West, Toronto, Ontario M5J 2N1.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the offering, a total of 35,402,426 common shares will be outstanding (36,302,426 common shares if the underwriters exercise their over-allotment option in full). All of the common shares sold in the offering in the U.S. and Canada will be freely tradable without restriction under either the Securities Act of 1933, except for any such shares which may be acquired by an affiliate of ours, as that term is defined in Rule 144 promulgated under the Securities Act of 1933 or applicable Canadian securities laws (except by "control persons", as defined under these laws).

U.S. RESALE RESTRICTIONS

    All of our common shares issued prior to this offering are "restricted securities" as this term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the U.S. in the absence of registration other than in accordance with Rule 144 under the Securities Act of 1933 or another exemption from registration. In general, under Rule 144 as currently in effect, any of our affiliates or any person (or persons whose shares are aggregated in accordance with Rule 144) who has beneficially owned our common shares which are treated as restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our outstanding common shares (approximately 354,024 shares based upon the number of common shares expected to be outstanding after the offering) or the reported average weekly trading volume in our common shares during the four weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to manner of sale restrictions and notice requirements and to the availability of current public information concerning our company. In addition, affiliates of our company must comply with the restrictions and requirements of Rule 144 (other than the one-year holding period requirements) in order to sell common shares that are not restricted securities (such as common shares acquired by affiliates in market transactions). Furthermore, if a period of at least two years has elapsed from the date restricted securities were acquired from us or from one of our affiliates, a holder of these restricted securities who is not an affiliate at the time of the sale and who has not been an affiliate for at least three months prior to such sale would be entitled to sell the shares immediately without regard to the volume, manner of sale, notice and public information requirements of Rule 144.

    Upon closing of this offering, we intend to file a registration statement for the resale of the common shares that are authorized for issuance under our existing and new stock option plans. We expect this registration statement to become effective immediately upon filing. Shares issued pursuant to our stock option plans to U.S. residents after the effective date of that registration statement (other than shares issued to our affiliates) generally will be freely tradable without restriction or further registration under the Securities Act of 1933. As of September 30, 1999, options to purchase 2,211,594 common shares have been granted under our stock option plan, of which none have been exercised.

    We, along with our directors, executive officers and a majority of our current shareholders have agreed, for a period of 180 days after the date of this prospectus, not to offer or sell any of our common shares, subject to limited exceptions, without the prior written consent of Credit Suisse First Boston. See "Underwriting."

CANADIAN RESALE RESTRICTIONS

    Excluding any common shares purchased in this offering, Canadian residents hold 11,428,570 common shares and options or warrants to purchase
2,096,594 common shares. Under applicable Canadian securities laws, all such common shares or common shares issuable upon exercise of such options may not be sold or otherwise disposed of for value, except pursuant to a prospectus, a discretionary exemption or a statutory exemption available only in specific limited circumstances, until we have been a reporting issuer for at least 12 months in the province in which such shareholder or optionee resides. We will become a reporting issuer when we file this prospectus with the securities regulatory authorities of those provinces and when those authorities issue receipts for the prospectus. We expect that the receipts will be issued on or about the date of this prospectus. We have applied to these regulatory authorities for a discretionary exemption that would permit sales of our common shares by residents of these provinces who are our employees and acquired such shares upon the exercise of stock options after we have been a reporting issuer for 180 days, provided that a particular employee has held the common shares or stock options for a combined period of at least one year.

    If the discretionary exemption is granted or other steps taken to allow the sale of such common shares are successful, 1,564,938 common shares issuable upon the exercise of outstanding and vested options will be eligible for resale
180 days after the completion of this offering.

ESCROWED SECURITIES

    We are seeking discretionary relief from securities regulators in each of the provinces of Canada to be exempt from applicable escrow rules, in accordance with the policies of The Toronto Stock Exchange concerning the disposition of shares held by certain persons related to a company engaging in an initial public offering. In the event such relief is not obtained, several holders of common shares will have to enter into an escrow agreement with us and a trustee.
Pursuant to this agreement,   -  common shares (representing   -  % of our
common shares outstanding after giving effect to the offering) will be placed in escrow with the trustee by the shareholders. Of the escrowed shares deposited with the trustee, one third will be released on each of the first, second and third anniversaries of the date on which receipt for this prospectus is issued, or earlier with the consent of The Toronto Stock Exchange.

REGISTRATION RIGHTS

    For a description of the registration rights held by the holders of our outstanding common shares, see "Certain Transactions."

                            INCOME TAX CONSEQUENCES

    In this section we summarize certain of the U.S. and Canadian federal income tax considerations that may be relevant to purchasers of common shares in this offering who:

    - are U.S. persons within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), including a purchaser who, or that, is a citizen or resident of the U.S., a corporation or partnership created or organized under the laws of the U.S. or any political subdivision thereof or therein, an estate, the income of which is subject to U.S. federal income tax regardless of the source, or a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust;

    - for purposes of the Income Tax Act (Canada) (the "Income Tax Act") and the Canada-U.S. Income Tax Convention (1980) (the "Convention"), are resident in the U.S. and are not nor are deemed to be resident in Canada;

    - hold shares as capital assets for purposes of the Internal Revenue Code and capital property for purposes of the Income Tax Act; and

    - deal at arm's length with us for purposes of the Income Tax Act and the Internal Revenue Code.

    We will refer to beneficial owners of common shares who satisfy the above conditions as "Unconnected U.S. Shareholders." Such persons do not include, and this summary does not apply to, persons who are "financial institutions" as defined in Section 142.2 of the Income Tax Act and non-resident insurers which carry on business in Canada and elsewhere.

    We will assume, for purposes of this discussion, that you are an Unconnected U.S. Shareholder. The tax consequences of a purchase of common shares by persons who are not Unconnected U.S. Shareholders may differ substantially from the tax consequences discussed in this section. This discussion does not purport to deal with all aspects of U.S. or Canadian federal income taxation that may be relevant to particular Unconnected U.S. Shareholders or to certain classes of Unconnected U.S. Shareholders who are subject to special treatment under the U.S. or Canadian federal income tax laws, including, but not limited to, Unconnected U.S. Shareholders who own, actually or constructively, 10% or more of the total combined voting power of all classes of our shares, financial institutions, dealers in securities, banks, insurance companies, tax-exempt organizations, broker-dealers, individual retirement and other tax-deferred accounts, U.S. persons whose functional currency (as defined in Section 985 of the Internal Revenue Code) is not the U.S. dollar, or Unconnected U.S. Shareholders holding common shares as part of a "straddle," "hedge" or "conversion transaction." This discussion does not deal with persons who are not Unconnected U.S. Shareholders.

    The discussion is based upon the current provisions of:

    - the Income Tax Act and regulations under the Income Tax Act;

    - the Internal Revenue Code and existing and proposed regulations under the Internal Revenue Code;

    - the Convention;

    - the current administrative policies and practices published by Revenue Canada;

    - all specific proposals to amend the Income Tax Act and the regulations under the Income Tax Act that have been publicly announced by the Minister of Finance (Canada) prior to the date of this prospectus;

    - the administrative rulings, practice and policies of the U.S. Internal Revenue Service; and

    - judicial decisions,
all as of the date hereof and all of which are subject to change (possibly on a retroactive basis) and differing interpretation. We do not discuss the potential effects of any recently proposed legislation in the U.S. and do not take into account the tax laws of the various provinces or territories of Canada or the tax laws of the various state and local jurisdictions of the U.S. or foreign jurisdictions.

    WE INTEND THIS DISCUSSION TO BE A GENERAL DESCRIPTION OF THE U.S. FEDERAL AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS MATERIAL TO A PURCHASE OF COMMON SHARES AND IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PERSON PURCHASING COMMON SHARES. THIS DISCUSSION DOES NOT DEAL WITH ALL POSSIBLE TAX CONSEQUENCES RELATING TO AN INVESTMENT IN OUR COMMON SHARES. WE HAVE NOT TAKEN INTO ACCOUNT YOUR PARTICULAR CIRCUMSTANCES AND DO NOT ADDRESS CONSEQUENCES PECULIAR TO YOU UNDER PROVISIONS OF U.S. OR CANADIAN INCOME TAX LAW. THEREFORE, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING YOUR INDIVIDUAL TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES IN APPLICABLE LAWS.

    U.S. FEDERAL INCOME TAX CONSIDERATIONS

    You generally will be required to include the U.S. dollar value of any dividend distribution which you receive on the common shares in ordinary income to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The U.S. dollar value of any distribution received in Canadian dollars will be determined based on the spot exchange rate for the date of receipt. The amount of the distribution will be determined without reduction for the Canadian withholding tax. To the extent any dividend distribution paid by us exceeds our current or accumulated earnings and profits, your pro rata share of such distribution will be treated first as a return of capital up to your adjusted tax basis in our common shares (with a corresponding reduction in basis), and then as a gain from the sale or exchange of the shares. Unconnected U.S. Shareholders should consult their tax advisors regarding the tax treatment of foreign currency gain or loss, if any, on Canadian dollars received. Dividends paid by us on the shares will not generally be eligible for the "dividends received" deduction.

    In general, an Unconnected U.S. Shareholder subject to withholding tax in Canada may be entitled to claim a credit or deduction for U.S. Federal income tax purposes in the amount of the taxes withheld, subject to certain conditions and limitations. The amount of allowable foreign tax credits in any year generally cannot exceed regular U.S. tax liability for the year attributable to certain foreign source income. However, limitations on the use of foreign tax credits generally will not apply to an electing individual Unconnected U.S. Shareholder whose creditable foreign taxes during a tax year do not exceed $300 ($600 for joint filers) if such individual's gross income for the tax year from non-U.S. sources consists solely of certain items of "passive income" reported on a "payee statement" furnished to the Unconnected U.S. Shareholder. In addition, an Unconnected U.S. Shareholder will be denied a foreign tax credit with respect to taxes withheld from dividends received to the extent such Unconnected U.S. Shareholder has not held the common shares for a minimum period or to the extent such Unconnected U.S. Shareholder is under an obligation to make certain related payments with respect to substantially similar or related property.

    You generally will recognize gain or loss on the sale, exchange or other disposition of common shares in an amount equal to the difference, if any, between the amount realized on the sale and your adjusted tax basis in the common shares. Any gain or loss you recognize upon the sale of common shares held as capital assets will be long-term or short-term capital gain or loss, depending on whether the shares have been held by you for more than one year. Gain or loss resulting from a sale of the common shares generally will be U.S. source for U.S. foreign tax credit purposes unless attributable to an office or other fixed place of business outside the U.S.

    Dividend payments with respect to the common shares and proceeds from the sale, exchange or redemption of common shares may be subject to information reporting to the Internal Revenue Service and possible U.S. backup withholding tax at a rate of 31%. Backup withholding will not apply, however, to an Unconnected U.S. Shareholder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. Generally, an Unconnected U.S. Shareholder will provide such certification on IRS Form W-9. Amounts withheld under the backup withholding rules may be credited against a holder's tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate form for refund with the IRS. Unconnected U.S. Shareholders should consult with their own tax advisors concerning the application of the backup withholding rules.

    PASSIVE FOREIGN INVESTMENT COMPANIES

    The rules governing "passive foreign investment companies" can have significant tax effects on Unconnected U.S. Shareholders. We could be classified as a passive foreign investment company if, for any taxable year, either:

    - 75% or more of our gross income is "passive income," which includes interest, dividends and some types of rents and royalties; or

    - the average percentage, by fair market value, or, in some cases, by adjusted tax basis, of our assets that produce or are held for the production of "passive income" is 50% or more.

    Distributions which constitute "excess distributions," as defined in
Section 1291 of the Internal Revenue Code, from a passive foreign investment company and dispositions of shares of a passive foreign investment company are subject to special rules, pursuant to which the Unconnected U.S. Shareholder generally must allocate the gain or excess distribution ratably to each day in such holder's holding period for the common shares. The portion of the gain or excess distribution allocated to the taxable year in which the gain was recognized or the excess distribution was received and any taxable years during which we were not a passive foreign investment company would be taxed as ordinary income. The portion of the gain or excess distribution allocated to each of the other taxable years would be subject to tax at the maximum ordinary income rate in effect for such taxable year and an interest charge would be imposed on the deferred tax. The tax and interest charge on the amounts allocated to the tax years during which we are a passive foreign investment company (other than the current tax year) would be includible in the holder's U.S. federal income tax liability for the taxable year in which the gain was recognized or excess distribution was received. This tax liability could not be offset by net operating losses, and gains (but not losses) realized on the sale of the common shares could not be treated as capital in nature, notwithstanding that the common shares were held as capital assets. However, if an Unconnected U.S. Shareholder makes a timely election to treat us as a qualified electing fund under section 1295, the above described rules generally will not apply. Instead, the Unconnected U.S. Shareholder would include annually in his gross income his pro rata share of our ordinary earnings and net capital gain, regardless of whether such income or gain was actually distributed. Tax on the income resulting from the qualified electing fund election, however, may be deferred.

    In addition, subject to specific limitations, Unconnected U.S. Shareholders owning actually or constructively marketable shares in a passive foreign investment company may in certain circumstances, make an election under section 1296 of the Internal Revenue Code to mark that stock to market annually, rather than being subject to the above-described rules. Amounts included in or deducted from income under this mark to market election and actual gains and losses realized upon disposition, subject to specific limitations, will be treated as ordinary gains or losses.

    An Unconnected U.S. Shareholder who beneficially owns shares of a passive foreign investment company must file an annual return with the U.S. Internal Revenue Service.

    We believe that we will not be a passive foreign investment company for the current fiscal year. However, we cannot assure you that we will not be a passive foreign investment company in future years. Moreover, we can give no assurance that we will have timely knowledge of our status as a passive foreign investment company. You should be aware that if we are or become a passive foreign investment company we may not be able to satisfy record-keeping requirements that would permit you to make a qualified electing fund election. You should consult your tax advisor with respect to how the passive foreign investment company rules affect your tax situation, including the advisability of making an election to treat us as a qualified electing fund or making a mark to market election and whether such elections will be available.

    CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

    In this section, we summarize the material anticipated Canadian federal income tax considerations relevant to your purchase of common shares. This section will only apply if you do not use or hold and are not deemed to use or hold the common shares in, or in the course of, carrying on a business in Canada for the purposes of the Income Tax Act.

    Under the Income Tax Act, as an Unconnected U.S. Shareholder, you will generally be exempt from Canadian tax on a capital gain realized on an actual or deemed disposition of the common shares unless you, persons with whom you did not deal at arm's length for the purposes of the Income Tax Act, or you and such persons owned or had interests in or rights to acquire 25% or more of our issued common shares of any class of the capital stock of our company at any time during the five year period immediately preceding the disposition or deemed disposition. Where a capital gain realized on a disposition or deemed disposition of our common shares is subject to tax under the Income Tax Act, the Convention will exempt the capital gain from Canadian tax if, on the disposition of our shares, the value of our common shares is not derived principally from real property situated in Canada. This relief under the Convention may not be available if you had a permanent establishment or fixed base available in Canada during the 12 months immediately preceding the disposition of the shares.

    Dividends paid, credited or deemed to have been paid or credited on the shares to Unconnected U.S. Shareholders will generally be subject to a Canadian withholding tax at a rate of 25% under the Income Tax Act. Under the Convention, the rate of withholding tax generally applicable to Unconnected U.S. Shareholders who beneficially own the dividends is reduced to 15%. In the case of Unconnected U.S. Shareholders that are companies that beneficially own at least 10% of our voting shares, the rate of withholding tax on dividends is reduced to 5%.

    Canada does not currently impose any estate taxes or succession duties, however, if you die, there is generally a deemed disposition of the common shares held at that time for proceeds of disposition equal to the fair market value of the shares immediately before your death. Capital gains realized on the deemed disposition, if any, will generally have the income tax consequences described above.

                                  UNDERWRITING

    Credit Suisse First Boston Corporation is acting as representative for the underwriters named below. Each of the U.S. and Canadian underwriters has agreed to purchase the number of common shares set forth below opposite its name. Their obligations are contained in a U.S. underwriting agreement and a Canadian
underwriting agreement dated     -    , 2000.

                                                              NUMBER OF
U.S. UNDERWRITERS                                              SHARES
-----------------                                             ---------
Credit Suisse First Boston Corporation......................      -
FleetBoston Robertson Stephens Inc..........................      -
Thomas Weisel Partners LLC..................................      -
                                                              ---------
    Subtotal................................................      -
                                                              ---------

                                                              NUMBER OF
CANADIAN UNDERWRITERS                                          SHARES
---------------------                                         ---------
Nesbitt Burns Inc...........................................      -
RBC Dominion Securities Inc.................................      -
Credit Suisse First Boston Securities Canada Inc............      -
                                                              ---------
    Subtotal................................................      -
                                                              ---------
      Total.................................................  6,000,000
                                                              =========

    Each of the U.S. offering and the Canadian offering is conditional upon the closing of the other.

    The underwriting agreements provide that the underwriters are obligated to purchase all of the common shares in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreements also provide that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offerings of common shares may be terminated. The obligations of the underwriters under each underwriting agreement may be terminated at their discretion on the basis of their assessment of the state of the financial markets and also upon the occurrence of certain stated events.

    We have granted to the underwriters a 30-day option exercisable by the representative to purchase on a pro rata basis up to 900,000 additional common shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common shares.

    The U.S. underwriters and the Canadian underwriters are entering into an inter-syndicate agreement providing for, among other things, the coordination of their activities. Pursuant to the inter-syndicate agreement, sales may be made between the U.S. underwriters and the Canadian underwriters at a price per common share equal to the initial public offering price less an amount not greater than the per common share amount of the selling concession or commissions to dealers applicable to such shares. Pursuant to the inter-syndicate agreement, each U.S. underwriter will agree to not offer or sell, directly or indirectly, any common shares or distribute any prospectus relating to the offering within Canada, and each Canadian underwriter will agree to offer or sell, directly or indirectly, common shares or distribute any prospectus relating to the offering, only in Canada.

    The underwriters will offer our common shares initially at the public offering price on the cover page of this prospectus, and to selling group
members at that price less a concession of $    -    per common share. The
underwriters and selling group members may allow a discount of $    -    per
common share on sales to other broker/dealers. After the initial public offering, the public offering price, concession and discount may only be changed by the representative.

    The following table summarizes the compensation and estimated expenses we will pay.

                                                                                   TOTAL
                                                                      -------------------------------
                                                                         WITHOUT            WITH
                                                          PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                                          ---------   --------------   --------------
Underwriting discounts and commissions payable by us....  $  -           $ -              $ -
Expenses payable by us..................................     -             -                -

    At our request, the underwriters have reserved for sale, at the initial
public offering price, up to     -    common shares for our employees, directors
and certain other persons associated with us who have expressed an interest in purchasing common shares in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent that these persons purchase the reserved shares. Any reserved shares which are not purchased will be offered by the underwriters to the general public on the same terms as the other shares.

    The underwriters have informed us that they do not expect discretionary sales to exceed 10% of the common shares being offered.

    We and our executive officers and directors and a majority of our current shareholders have agreed that we will not, except under limited circumstances, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission or the securities commission of any province of Canada, a registration statement or prospectus relating to any of our common shares or securities convertible into or exchangeable or exercisable for any of our common shares, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation, for a period of 180 days after the date of this prospectus. However, following the closing of this offering, we will be permitted to file a registration statement relating to the shares authorized for issuance under our stock option plans.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act and the securities legislation of each Canadian province, or contribute to payments which the underwriters may be required to make in respect of those liabilities.

    We have applied for our common shares to be approved for quotation on the Nasdaq National Market and for listing on The Toronto Stock Exchange under the symbol "SVNX" and "SVN", respectively. This quotation or listing is subject to our meeting the relevant quotation or listing standards.

    Before this offering, there has been no public market for our common shares. The initial public offering price is to be determined through negotiations between us and the representative of the underwriters. The principal factors considered in determining the initial public offering price, in addition to prevailing market conditions, include:

    - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies;

    - our current financial condition;

    - the history of, and the prospects for, our company and the industry in which we compete;

    - the ability of our management;

    - our past and present operations;

    - the prospects for, and anticipated timing of, our future revenue;

    - the present state of our development;

    - the percentage interest being sold by us as compared to our valuation; and

    - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

    The representative, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making, in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions.

    - Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common shares originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

    - In "passive" market making, market makers in the common shares who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the common shares until the time, if any, at which a stabilizing bid is made.

    In accordance with a policy statement of the Ontario Securities Commission, the underwriters may not, throughout the period of distribution, bid for or purchase common shares. Exceptions, however, exist where the bid or purchase is not made to create the appearance of active trading in, or raising prices of, the common shares. These exceptions include a bid or purchase permitted under the by-laws and rules of The Toronto Stock Exchange relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. We have been advised that in connection with the offering and pursuant to the first exception mentioned above, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the common shares at levels other than those which might otherwise prevail on the open market.

    These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common shares to be higher than it would otherwise be in the absence of these transactions. The transactions may be effected on The Nasdaq National Market and The Toronto Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

    Thomas Weisel Partners LLC, one of the U.S. underwriters, was organized and registered as a broker/dealer under the U.S. securities laws in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager on 93 filed public offerings of equity securities, of which 74 have been completed, and has acted as a syndicate member in an additional 51 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the U.S. underwriting agreement entered into in connection with this offering.

    The common shares are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify these offers and to reject orders in whole or in part.

    The common shares will be ready for delivery in Toronto, Ontario on or about
    -    , 2000.

                                 LEGAL MATTERS

    Goodman Phillips & Vineberg, Toronto, will pass upon the legality of the common shares offered by this prospectus. Morrison & Foerster LLP, New York, New York, is acting as our U.S. legal counsel with respect to the offering. Shearman & Sterling and Osler, Hoskin & Harcourt LLP are acting as U.S. and Canadian counsel, respectively, to the underwriters.

                                    EXPERTS

    Our consolidated balance sheets as of December 31, 1997 and 1998 and September 30, 1999 and our consolidated statements of operations, shareholders' equity and cash flows for the period from July 28, 1997 (date of inception) to December 31, 1997, the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999 included in this prospectus have been audited by KPMG LLP, Independent Auditors, and have been so included in reliance upon the reports of that firm given upon their authority as experts in accounting and auditing. KPMG LLP's address is 4120 Yonge Street, Suite 500, Toronto, Ontario M2P 2B8.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form F-1 covering the common shares being sold in this offering. We have not included in this prospectus all of the information contained in the registration statement, and you should refer to the registration statement and its exhibits for further information.

    Any statement regarding any of the contracts or other documents referred to in this prospectus is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

    You may review a copy of the registration statement, including exhibits and schedules filed with it, at the Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at the Northwestern Atrium Center,
500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W.,
Washington, D.C., 20549, at prescribed rates. You may call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Commission filings are also available to the public from commercial document retrieval services.

    Prior to this offering, we have not been required to file reports with the Commission. Following consummation of the offering, we will be required to file reports and other information with the Commission under the U.S. Securities Exchange Act of 1934 and with the securities regulators in each of the provinces of Canada under the applicable provincial securities legislation. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the Commission at its public reference room. These materials can also be inspected on the Securities and Exchange Commission's Website at http://www.sec.gov, and the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) (http://www.sedar.com).

    We intend to file with the Commission annual reports on Form 20-F. In addition, in order to comply with the rules of The Nasdaq Stock Market's National Market, we intend to furnish to our shareholders an annual report and a proxy statement prior to each of our annual meetings of shareholders. Our annual reports will include consolidated financial statements prepared in accordance with accounting principles generally accepted in Canada which, except as will be disclosed therein, will conform in all material respects with accounting principles generally accepted in the U.S. These annual financial statements will be examined by our independent auditors. We also intend to make available quarterly reports containing condensed unaudited financial information for each of the first three quarters of each fiscal year, prepared in accordance with accounting principles generally accepted in Canada.

                               724 SOLUTIONS INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of KPMG LLP, Independent Auditors....................  F-2

Consolidated Balance Sheets.................................  F-3

Consolidated Statements of Operations.......................  F-4

Consolidated Statements of Shareholders' Equity.............  F-5

Consolidated Statements of Cash Flows.......................  F-6

Notes to Consolidated Financial Statements..................  F-7

                                AUDITORS' REPORT

To the Board of Directors of 724 Solutions Inc.

    When the transaction referred to in note 12 to the notes to the Consolidated Financial Statements has been consummated, we will be in a position to render the following report.

                                                               (Signed) KPMG LLP

    We have audited the consolidated balance sheets of 724 Solutions Inc. as at December 31, 1997 and 1998 and September 30, 1999 and the consolidated statements of operations, shareholders' equity and cash flows for the period from July 28, 1997 (date of inception) to December 31, 1997, the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1997 and 1998 and September 30, 1999 and the results of its operations and its cash flows for the period from July 28, 1997 (date of inception) to December 31, 1997, the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999 in accordance with generally accepted accounting principles in Canada.

    Generally accepted accounting principles in Canada differ in some respects from those applicable in the United States (note 11).

Toronto, Canada                                                                            -
October 29, 1999, except as to Note 12                                 Chartered Accountants
which is as of December   , 1999

                               724 SOLUTIONS INC.

                          CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1997       1998          1999
                                                              --------   --------   --------------
ASSETS
Current assets:
  Cash and cash equivalents.................................   $1,299    $ 2,976        $28,044
  Accounts receivable, net of allowance for doubtful
    accounts of $0..........................................        1         35          2,265
  Prepaid expenses..........................................       --         21            498
                                                               ------    -------        -------
    Total current assets....................................    1,300      3,032         30,807

Property and equipment (note 3).............................       21        860          1,637
                                                               ------    -------        -------
Total assets................................................   $1,321    $ 3,892        $32,444
                                                               ======    =======        =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $   23    $   236        $   398
  Accrued liabilities.......................................       10        463          1,457
  Deferred revenue..........................................       --        420          3,855
                                                               ------    -------        -------
    Total current liabilities...............................       33      1,119          5,710

Shareholders' equity (note 4):
  Unlimited number of common shares authorized;
  4,000,000 common shares issued and outstanding at
    December 31, 1997; 11,428,570 common shares at
    December 31, 1998 and 19,320,360 common shares issued
    and outstanding at September 30, 1999...................    1,443      4,051         34,165
  Common share purchase options;
  4,000,000 options at December 31, 1997, zero options at
    December 31, 1998 and 8,216,210 options at
    September 30, 1999......................................       --         --             41
  Accumulated deficit.......................................     (155)    (1,278)        (7,472)
                                                               ------    -------        -------
  Total shareholders' equity................................    1,288      2,773         26,734
                                                               ------    -------        -------
Total liabilities and shareholders' equity..................   $1,321    $ 3,892        $32,444
                                                               ======    =======        =======

        See accompanying notes to the consolidated financial statements.

                               724 SOLUTIONS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                      PERIOD FROM
                                                     JULY 28, 1997                     NINE MONTHS ENDED
                                                     (INCEPTION) TO    YEAR ENDED        SEPTEMBER 30,
                                                      DECEMBER 31,    DECEMBER 31,    -------------------
                                                          1997            1998          1998       1999
                                                     --------------   -------------   --------   --------
Revenue:
  Product..........................................      $   --          $ 1,678       $1,049    $ 1,314
  Services.........................................          --              208          208        788
                                                         ------          -------       ------    -------
    Total revenue..................................          --            1,886        1,257      2,102

Cost of revenue....................................          --               61           61        819
                                                         ------          -------       ------    -------
Gross profit.......................................          --            1,825        1,196      1,283
Operating expenses:
  Research and development.........................          44            2,096          980      4,468
  Sales and marketing..............................          39              412          209      1,134
  General and administrative.......................          82              547          255      2,216
                                                         ------          -------       ------    -------
    Total operating expenses.......................         165            3,055        1,444      7,818
                                                         ------          -------       ------    -------
    Income (loss) from operations..................        (165)          (1,230)        (248)    (6,535)
Interest income....................................          10              107           69        341
                                                         ------          -------       ------    -------
    Income (loss) before income taxes..............        (155)          (1,123)        (179)    (6,194)
Income taxes (note 5)..............................          --               --           --         --
                                                         ------          -------       ------    -------
    Net income (loss)..............................      $ (155)         $(1,123)      $ (179)   $(6,194)
                                                         ======          =======       ======    =======
Basic and diluted net income (loss) per share......      $(0.06)         $ (0.19)      $(0.04)   $ (0.47)
                                                         ======          =======       ======    =======
Shares used in computing basic and diluted net
  income (loss) per share (in thousands)...........       2,752            5,784        4,564     13,301
                                                         ======          =======       ======    =======

        See accompanying notes to the consolidated financial statements.

                               724 SOLUTIONS INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                           COMMON SHARE
                                   COMMON SHARES         PURCHASE OPTIONS                        TOTAL
                               ---------------------   ---------------------   ACCUMULATED   SHAREHOLDERS'
                                 NUMBER      AMOUNT      NUMBER      AMOUNT      DEFICIT        EQUITY
                               ----------   --------   ----------   --------   -----------   -------------
Balances, at July 28, 1997
  (inception)................         200   $     1            --     $ --       $    --        $     1
Net income (loss)............          --        --            --       --          (155)          (155)
Issuance of common share
  purchase options...........          --        --     4,000,000       --            --             --
Issuance of common shares....   3,999,800     1,442            --       --            --          1,442
                               ----------   -------    ----------     ----       -------        -------
Balances, December 31,
  1997.......................   4,000,000     1,443     4,000,000       --          (155)         1,288
Net income (loss)............          --        --            --       --        (1,123)        (1,123)
Issuance of common share
  purchase options...........          --        --     2,428,570      291            --            291
Exercise of common share
  purchase options...........   6,428,570     2,200    (6,428,570)    (291)           --          1,909
Issuance of common shares....   1,000,000       408            --       --            --            408
                               ----------   -------    ----------     ----       -------        -------
Balances, December 31,
  1998.......................  11,428,570     4,051            --       --        (1,278)         2,773
Net income (loss)............          --        --            --       --        (6,194)        (6,194)
Issuance of common share
  purchase options...........          --        --     8,216,210       41            --             41
Issuance of common shares....   7,891,790    30,114            --       --            --         30,114
                               ----------   -------    ----------     ----       -------        -------
Balances, September 30, 1999
  (note 12)..................  19,320,360   $34,165     8,216,210     $ 41       $(7,472)       $26,734
                               ==========   =======    ==========     ====       =======        =======

        See accompanying notes to the consolidated financial statements.

                               724 SOLUTIONS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                      PERIOD FROM
                                                     JULY 28, 1997                     NINE MONTHS ENDED
                                                     (INCEPTION) TO    YEAR ENDED        SEPTEMBER 30,
                                                      DECEMBER 31,    DECEMBER 31,    -------------------
                                                          1997            1998          1998       1999
                                                     --------------   -------------   --------   --------
Cash flows from operating activities:
    Net income (loss)..............................      $ (155)         $(1,123)      $ (179)   $(6,194)
    Depreciation...................................          --               88           34        445
    Change in operating assets and liabilities:
      Accounts receivable..........................          (1)             (34)          --     (2,230)
      Prepaid expenses.............................          --              (21)         (41)      (477)
      Accounts payable.............................          23              213          112        162
      Accrued liabilities..........................          10              453          200        994
      Deferred revenue.............................          --              420          827      3,435
                                                         ------          -------       ------    -------
Net cash from (used in) operating activities.......        (123)              (4)         953     (3,865)
                                                         ------          -------       ------    -------

Cash flows from investing activities:
    Purchases of property and equipment............         (21)            (927)        (361)    (1,222)
                                                         ------          -------       ------    -------

Cash used in investing activities..................         (21)            (927)        (361)    (1,222)
                                                         ------          -------       ------    -------

Cash flows from financing activities:
    Issuance of common shares and common share
      purchase options.............................       1,443            2,608          698     30,155
                                                         ------          -------       ------    -------
Cash provided by financing activities..............       1,443            2,608          698     30,155
                                                         ------          -------       ------    -------

Net increase in cash and cash equivalents..........       1,299            1,677        1,290     25,068
Cash and cash equivalents at beginning of period...          --            1,299        1,299      2,976
                                                         ------          -------       ------    -------
Cash and cash equivalents at end of period.........      $1,299          $ 2,976       $2,589    $28,044
                                                         ======          =======       ======    =======

        See accompanying notes to the consolidated financial statements.

                               724 SOLUTIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          PERIOD FROM JULY 28, 1997 (INCEPTION) TO DECEMBER 31, 1997,
   YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999

1. ORGANIZATION OF THE COMPANY

    The Company was established in July 1997 to conceive, design and deliver an Internet infrastructure solution that enables financial institutions to deliver financial information and services using a broad range of Internet-enabled devices. The Company is adapting its technology for use by other types of on-line merchants and for other applications.

2. SIGNIFICANT ACCOUNTING POLICIES

    These financial statements are stated in U.S. dollars, except as otherwise noted. They have been prepared in accordance with accounting principles generally accepted in Canada which, except as disclosed in note 11, conform, in all material respects, with accounting principles generally accepted in the U.S.

    CONSOLIDATION

    These consolidated financial statements include the accounts of the Company and its wholly owned inactive U.S. subsidiary, 724 Solutions Corp., which was incorporated on September 15, 1999.

    CASH AND CASH EQUIVALENTS

    Cash consists of deposits with major financial institutions. Cash equivalents consists of high grade commercial paper with an original maturity of three months or less at the date of acquisition. As at September 30, 1999, cash equivalents accounted for approximately 89% of the cash and cash equivalents balance and consisted of investments in thirty day commercial paper.

    FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The Company determines the fair value of its financial instruments based on quoted market values or discounted cash flow analyses. Unless otherwise indicated, the fair values of financial assets and financial liabilities approximate their recorded amounts.

    Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents consist primarily of deposits with major commercial banks and high-grade commercial paper, the maturities of which are three months or less from the date of purchase. The Company performs periodic credit evaluations of the financial condition of its customers. Allowances are maintained for potential credit losses consistent with the credit risk of specific customers.

    REVENUE RECOGNITION

    The Company's revenue is derived from (i) the licensing of a product and
(ii) the provision of related services, including installation, integration, training and maintenance and support. Product revenue is recognized when a contract with a customer has been executed, delivery and acceptance have occurred and the collection of the related receivables is deemed probable by management. Services revenue is recognized as the services are performed. Maintenance and support revenue paid in advance, is non-refundable and is recognized ratably over the term of the agreements, which are typically twelve months. Product and services revenue that have been prepaid but do not yet qualify for recognition as revenue under the Company's revenue recognition policy is reflected as deferred revenue on the Company's balance sheet.

                               724 SOLUTIONS INC.

    RESEARCH AND DEVELOPMENT EXPENSES

    Costs related to research, design and development of software products are charged to research and development expenses as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established, which generally occurs upon completion of a working model, and ending when a product is available for general release to customers. To date, completing a working model of the Company's product and the general release of the product have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant.

    INVESTMENT TAX CREDITS

    The Company is entitled to Canadian federal and provincial investment tax credits which are earned as a percentage of eligible research and development expenditures incurred in each taxation year.

    Investment tax credits are accounted for as a reduction of the related expenditure for items of a current nature and a reduction of the related asset cost for items of a long-term nature, provided that the Company has reasonable assurance that the tax credits will be realized.

    STOCK-BASED COMPENSATION

    The Company uses the intrinsic value method to account for its stock-based employee compensation plan. As such, compensation expense is recorded if on the date of grant the current fair value of each underlying common share exceeds the exercise price per share. To date, the exercise price at the date of the grant has been equal to the fair value of the underlying common share.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation and amortization, and are amortized over their estimated useful lives. Leasehold improvements are recorded at cost and amortized over the lesser of their useful lives or the term of the related lease. Expenditures for maintenance and repairs have been charged to the statement of operations as incurred. Depreciation and amortization are computed using the straight-line method as follows:


Computer equipment..........................................  3 years
Computer software...........................................  1 year
Office furniture and equipment..............................  5 years
Leasehold improvements......................................  5 years

    The Company regularly reviews the carrying values of its property and equipment by comparing the carrying amount of the asset to the expected future cash flows to be generated by the asset. If the carrying value exceeds the amount recoverable, a writedown is charged to the statements of operations.

    CURRENCY TRANSLATION

    Effective July 31, 1999, the U.S. dollar became the functional currency of the Company. This change resulted from the increased significance of U.S. dollar denominated revenue and expenditures in relation to the Company's Canadian dollar denominated transactions. In addition, the Company's recent issuances of common shares have been primarily denominated in U.S. dollars. Exchange gains

                               724 SOLUTIONS INC.

and losses resulting from transactions denominated in currencies other than U.S. dollars are included in the results of operations for the period.

    Prior to July 31, 1999, the functional currency of the Company was the Canadian dollar. Accordingly, monetary assets and liabilities of the Company that were denominated in foreign currencies were translated into Canadian dollars at the exchange rate prevailing at the balance sheet date. Transactions included in operations were translated at the average rate for the period. Exchange gains and losses resulting from the translation of these amounts were reflected in the statement of operations in the period in which they occurred.

    INCOME TAXES

    The Company provides for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying value of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

3. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following (in thousands):

                                                             DECEMBER 31,
                                                          -------------------   SEPTEMBER 30,
                                                            1997       1998          1999
                                                          --------   --------   --------------
Computer equipment......................................      $11       $356        $  966
Computer software.......................................       --        200           400
Office furniture and equipment..........................       10        172           223
Leasehold improvements..................................       --        220           581
                                                           ------     ------        ------
                                                               21        948         2,170

Less accumulated depreciation...........................       --         88           533
                                                           ------     ------        ------
                                                              $21       $860        $1,637
                                                           ======     ======        ======

                               724 SOLUTIONS INC.

4. SHAREHOLDERS' EQUITY

    (a) Common share issuances

    In September 1997, the Company issued 3,999,800 common shares and granted an option to acquire an additional 4,000,000 common shares to the founder of the Company for gross proceeds of Cdn.$1,999,900. The option was exercisable at the holder's option at a price of $0.50 per common share. The option was exercised in October 1998.

    In April 1998, the Company issued to Bank of Montreal 1,000,000 common shares for gross proceeds of Cdn.$1,000,000 and provided Bank of Montreal, under certain circumstances, with an option to subscribe for 2,428,570 additional common shares for Cdn.$1,000,000. The Company assigned a value of Cdn. $416,666 to the option. The option was exercised in October 1998.

    In June 1999, the Company issued 541,790 common shares to Bank of America at a price of $3.69 per share for gross proceeds of $2,000,000 and provided Bank of America, under certain circumstances, with an option to subscribe for 541,790 additional common shares for $2,000,000. The option was exercised in October 1999 (note 12).

    In July 1999, the Company issued to Citicorp Strategic Technology Corporation 950,000 common shares at a price of $3.83 per share for gross proceeds of $3,633,750 and provided Citicorp Strategic Technology Corporation with an option to subscribe for 5,450,000 additional common shares at a price of $3.83 upon the satisfaction of certain conditions. The option was exercised in October 1999 (note 12).

    In August 1999, the Company granted Bank of America an option to subscribe for 2,116,420 common shares at a price of $3.90 per share. The option was exercised in October 1999 (note 12).

    In August 1999, the Company issued 6,400,000 common shares to Sonera Ltd. for a price of $3.83 per share for gross proceeds of $24,480,000.

    (b) Stock option plan

    The Company's stock option plan (the "Plan") provides for the granting of options to employees, officers, directors, advisors and consultants of the Company and its affiliates. The maximum number of common shares which may be set aside for issuance under the Plan is 2,500,000 shares, provided that the Board of Directors of the Company has the right, from time to time, to increase such number subject to the approval of the stockholders of the Company when required by law or regulatory authority. Generally, options issued under the Plan vest annually over a three year period. The common shares issuable upon exercise of any option that is cancelled or terminated prior to its exercise will become available again for grant under the Plan. In accordance with the Plan, the exercise price of options is determined based on the fair market value per share on the grant date.

    Options granted under the Plan may be exercised during a period not exceeding ten years from the date of grant, subject to earlier termination if the optionee ceases to be an employee, officer or director of the Company or any of its subsidiaries, as applicable. Options issued under the Plan are non-transferable.

    In October 1999, the Company adopted a U.S. stock option plan (the "U.S. Plan") that provides for the grant of options and restricted shares to employees, officers, directors and consultants of the

                               724 SOLUTIONS INC.

4. SHAREHOLDERS' EQUITY -- (CONTINUED)

Company and its subsidiaries. As this plan was adopted subsequent to September 30, 1999, no options under the U.S. Plan were outstanding as of September 30, 1999.

    A summary of the status of the Company's options under the Plan as at September 30, 1999, is as follows:

                                                                     WEIGHTED
                                                                     AVERAGE
                                                                    REMAINING      NUMBER OF
                                                       NUMBER OF   CONTRACTUAL      OPTIONS
EXERCISE PRICES                                         OPTIONS    LIFE (YEARS)   EXERCISABLE
---------------                                        ---------   ------------   -----------
$0.68................................................  1,577,334         8.5         995,996
$3.41................................................    473,800         9.3          39,500
$7.50................................................    160,460         9.9          62,000
                                                       ---------                   ---------
                                                       2,211,594                   1,097,496
                                                       =========                   =========

    The following table summarizes the continuity of options issued under the
Plan:

                                              1997                          1998                          1999
                                            WEIGHTED                      WEIGHTED                      WEIGHTED
                              NUMBER        AVERAGE         NUMBER        AVERAGE         NUMBER        AVERAGE
                            OF OPTIONS   EXERCISE PRICE   OF OPTIONS   EXERCISE PRICE   OF OPTIONS   EXERCISE PRICE
                            ----------   --------------   ----------   --------------   ----------   --------------
Outstanding, beginning of
  period..................         --         $  --         400,000         $0.35       1,865,000         $0.49
Granted...................    400,000          0.35       1,465,000         $0.54         404,460          2.52
Cancelled.................         --            --              --            --        [57,986]          0.51
                              -------                     ---------                     ---------
Outstanding, end of
  period..................    400,000         $0.35       1,865,000         $0.49       2,211,594         $0.88
                              =======         =====       =========         =====       =========         =====
Options exercisable, end
  of period...............    200,000         $0.35         625,166         $0.34       1,097,496         $0.58
                              =======         =====       =========         =====       =========         =====

    The Company has issued 108,000 stock options under the stock option plan, to advisors for services rendered. These options have an exercise price of $3.75 per common share. The Company has recorded a professional fee expense of $40,500 in the nine month period ended September 30, 1999 in connection with these options. Included in the 108,000 options are 48,000 options granted to a director of the Company in his capacity as a consultant.

                               724 SOLUTIONS INC.

5. INCOME TAXES

    The provision for income taxes differs from the amount computed by applying the statutory income tax rate to income (loss) before income taxes. The sources and tax effects of the differences are as follows (in thousands):

                                         PERIOD FROM                              NINE MONTHS ENDED
                                        JULY 28, 1997                               SEPTEMBER 30,
                                       (INCEPTION) TO          YEAR ENDED        -------------------
                                      DECEMBER 31, 1997     DECEMBER 31, 1998      1998       1999
                                     -------------------   -------------------   --------   --------
Basic rate applied to income (loss)
  before provision for income
  taxes............................          $(69)                $(501)         $   (80)   $(2,763)

Adjustments resulting from:

  Scientific research expenses not
    deducted for tax...............            --                   333               87        770

  Other............................            45                   168               (7)       110
                                             ----                 -----          -------    -------
                                              (24)                   --               --     (1,883)
Unrecognized benefit of net
  operating losses carried
  forward..........................            24                    --               --      1,883
                                             ----                 -----          -------    -------
Income taxes.......................          $ --                 $  --          $    --    $    --
                                             ====                 =====          =======    =======

    Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                           DECEMBER 31,
                                                        -------------------   SEPTEMBER 30,
                                                          1997       1998          1999
                                                        --------   --------   --------------
Research and development expenses deferred for income
  tax purposes........................................  $    --    $   244        $ 1,138
Net operating losses carried forward..................       24         24          1,907
Other.................................................       --         --             90
                                                        -------    -------        -------
Deferred tax asset....................................       24        268          3,135
Less valuation allowance..............................      (24)      (268)        (3,135)
                                                        -------    -------        -------
                                                        $    --    $    --        $    --
                                                        =======    =======        =======

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income, uncertainties related to the industry in which the Company operates, and tax planning strategies in making this assessment. In order to fully realize the deferred tax assets the Company will need to generate future taxable income of approximately $7 million prior to the expiration of the net operating losses carried forward in the years 2003 to 2005. Due to the uncertainties related to the industry in which the Company operates, the tax benefit of the above carried forward amounts have been completely offset by a valuation allowance.

                               724 SOLUTIONS INC.

6. LEASE COMMITMENTS

    Future minimum lease payments under non-cancellable operating leases for premises and equipment are as follows (in thousands):

                                                              SEPTEMBER 30,
                                                                   1999
                                                              --------------
2000........................................................      $  609
2001........................................................       1,051
2002........................................................       1,045
2003........................................................       1,029
2004........................................................         949
2005 and thereafter.........................................         587

    Rent expense for the period from July 28, 1997 (inception) to December 31, 1997, the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999 was $6,000, $107,000, $17,000 and $307,000, respectively. The
Company is also responsible for certain common area costs at its leased premises.

7. SEGMENTED INFORMATION

    The Company operates in a single reportable operating segment, that is, the design and delivery of an Internet infrastructure platform that enables financial institutions to deliver financial information and services to a range of Internet-enabled devices. The single reportable operating segment derives its revenue from the sale of software and related services. As at September 30, 1999 all assets related to the Company's operations were located in Canada. Revenue is attributable to geographic location based on the location of the customer, as follows (in thousands):

                                                                                    NINE MONTHS
                                              PERIOD FROM                              ENDED
                                             JULY 28, 1997       YEAR ENDED        SEPTEMBER 30,
                                            (INCEPTION) TO      DECEMBER 31,    -------------------
                                           DECEMBER 31, 1997        1998          1998       1999
                                          -------------------   -------------   --------   --------
Revenue by geographic locations:
  U.S...................................         $   --            $   --        $   --     $  754
  Canada................................             --             1,866         1,257      1,348
                                                 ------            ------        ------     ------
                                                 $   --            $1,866        $1,257     $2,102
                                                 ======            ======        ======     ======

    For the year ended December 31, 1998, one customer accounted for 100% of revenue. For the period from January 1, 1999 to September 30, 1999, two customers have accounted for 100% of revenue. At September 30, 1999, two customers accounted for 100% of the accounts receivable balance.

8. RELATED PARTY TRANSACTIONS

    The Company has entered into technology licensing agreements with two of its shareholders. The technology license agreements provide for, among other things, an annual licensing fee for the use of the Company's technology. In addition, the agreements set out terms for future maintenance and

                               724 SOLUTIONS INC.

8. RELATED PARTY TRANSACTIONS -- (CONTINUED)

service fees to be paid by the licensees. The following tables set out the balances and transactions with the shareholders relating to these agreements (in thousands):

                                               DECEMBER 31,
                                      -------------------------------   SEPTEMBER 30,
                                           1997             1998             1999
                                      --------------   --------------   --------------
RELATED PARTY BALANCES:
Accounts receivable.................      $  --             $ 34            $  750
Deferred revenue....................         --              420             2,855

                                                                                       NINE MONTHS
                                           PERIOD FROM                                    ENDED
                                          JULY 28, 1997                               SEPTEMBER 30,
                                         (INCEPTION) TO          YEAR ENDED        -------------------
                                        DECEMBER 31, 1997     DECEMBER 31, 1998      1998       1999
                                       -------------------   -------------------   --------   --------
RELATED PARTY TRANSACTIONS:
Revenue..............................         $  --                $1,886           $1,257     $1,348

    In August 1999, the Company entered into a two year consulting agreement with a director of the Company providing for a monthly consulting fee of $28,000, together with options, granted under the option plan, to purchase 48,000 common shares of the Company at an exercise price of $3.75, vesting at a rate of 2,000 shares per month.

9. EARNINGS PER SHARE

    Due to the net loss for all periods presented, all potential common shares outstanding are considered anti-dilutive and are excluded from the calculation of diluted loss per share. Common shares that could potentially dilute basic loss per share in the future that were not included in the computation of diluted loss per share because to do so would have been anti-dilutive for the periods presented amounted to 10,319,804.

10. UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

    The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

11. CANADIAN AND U.S. ACCOUNTING POLICY DIFFERENCES

    The financial statements of the Company have been prepared in accordance with generally accepted accounting principles ("GAAP") as applied in Canada which conform in all material respects with generally accepted accounting principles in the U.S.

                               724 SOLUTIONS INC.

11. CANADIAN AND U.S. ACCOUNTING POLICY DIFFERENCES -- (CONTINUED)

    Supplemental disclosures required under U.S. GAAP include the following:

    (a) Recent Accounting Pronouncements:

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income", (SFAS No. 130) which establishes standards for reporting and presentation of comprehensive income. This standard defines comprehensive income as the changes in equity of an enterprise except those resulting from stockholder transactions. Comprehensive net income (loss) for the period from July 28, 1997 (inception) to December 31, 1997, the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999, equalled the net income (loss) for the period.

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS
No. 131). SFAS No. 131 was adopted by the Company in 1997. SFAS No. 131 establishes standards for disclosures about operating segments, product and services, geographic areas and major customers. The Company operates in a single reportable operating segment, that is, the design and delivery of an Internet infrastructure platform that enables financial institutions to deliver financial information and services to a range of Internet-enabled devices.

    In March 1998, the American Institute of Certified Public Accountants issued SOP No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," (SOP No. 98-1). SOP No. 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. For U.S. GAAP purposes, SOP 98-1 was adopted by the Company in 1998. The adoption of SOP No. 98-1 did not have a material impact on the Company's financial position or results of operations.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as recently amended, is effective for fiscal years beginning after June 15, 2000. Management believes the adoption of SFAS No. 133 will not have a material effect on the Company's financial position or results of operations.

    (b) SFAS 123 Pro Forma Information:

    SFAS No. 123, "Employee Stock Compensation," encourages, but does not require, the recording of compensation costs related to stock options valued at fair value. For companies choosing not to adopt the fair value measurement for stock based compensation, the pronouncement requires the disclosure of pro forma net income and net income (loss) per share information as if the Company had accounted for its stock options issued in 1997 through 1999 under the fair value method. The Company has elected not to adopt the recording of compensation cost for stock options at fair value and,

                               724 SOLUTIONS INC.

11. CANADIAN AND U.S. ACCOUNTING POLICY DIFFERENCES -- (CONTINUED)

accordingly, a summary of the pro forma impact on the statement of operations is presented in the table below (in thousands, except per share amounts):

                                                  PERIOD FROM
                                                 JULY 28, 1997
                                                (INCEPTION) TO          YEAR ENDED         NINE MONTHS ENDED
                                               DECEMBER 31, 1997     DECEMBER 31, 1998    SEPTEMBER 30, 1999
                                              -------------------   -------------------   -------------------
Net income (loss)...........................        $  (155)              $(1,123)              $(6,194)
Compensation expense related to the fair
  value of stock options....................             (4)                  (23)                  (48)
                                                    -------               -------               -------
Pro forma net income (loss).................        $  (159)              $(1,146)              $(6,242)
                                                    =======               =======               =======
Pro forma net income (loss) per share.......        $ (0.06)              $ (0.20)              $ (0.47)
                                                    =======               =======               =======

    The fair value of each option granted has been estimated at the date of grant using the minimal value method and by applying the following assumption: weighted average risk free interest rate of 4.75% for the period from July 28, 1997 (inception) to December 31, 1997; 5.1% for the year ended December 31, 1998; and 4.9% for the nine months ended September 30, 1999.

    The Company has assumed no forfeiture rate as adjustments for actual forfeitures are made in the year they occur. The weighted-average grant-date fair value of options issued was $0.07 and $0.13 for the period from July 28, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, respectively. The weighted-average grant-date fair value of options issued in the nine months period ended September 30, 1999 was $0.38.

12. SUBSEQUENT EVENTS

    The Company's Board of Directors has authorized the initial filing of a prospectus with regulatory authorities in Canada and the United States that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering ("IPO").

    The Company intends to file articles of amendment to split all of the outstanding and reserved common shares on a basis of two for one prior to the filing of the IPO. This share split has been reflected in these financial statements as if it had occurred from inception.

    In October 1999, in connection with the exercise of common share purchase options, the Company issued: (i) 5,450,000 common shares to Citicorp Strategic Technology Corporation for cash proceeds of $20,846,250; and
(ii) 2,658,210 common shares to Bank of America for cash proceeds of $10,243,456.

    In October 1999, the Company completed three private placements for a total issuance of 1,973,856 common shares at prices of $3.83 and $7.50 per share and 666,668 common shares issuable upon the exercise of a warrant exercisable at a price of $7.50 per share for total proceeds of $10,000,000. The private placements will trigger a preemptive right to issue approximately 67,200 common shares at a purchase price of $7.50 per share if the warrant is exercised.

                                     [LOGO]

                [ALTERNATIVE COVER PAGE FOR CANADIAN PROSPECTUS]

This is a preliminary prospectus relating to these securities, a copy of which has been filed with the securities commissions or other regulatory authority in each of the provinces of Canada but which has not yet become final for the purpose of a distribution or a distribution to the public. Information contained herein is subject to completion or amendment. These securities may not be sold to, nor may offers to buy be accepted from residents of such jurisdictions prior to the time a receipt for the final prospectus is obtained from the appropriate securities commission or other regulatory authority.

             AMENDED PRELIMINARY PROSPECTUS DATED DECEMBER 15, 1999

THIS AMENDED PRELIMINARY PROSPECTUS CONSTITUTES A PUBLIC OFFERING OF THESE SECURITIES ONLY IN THOSE JURISDICTIONS WHERE THEY MAY BE LAWFULLY OFFERED FOR SALE AND THEREIN ONLY BY PERSONS PERMITTED TO SELL SUCH SECURITIES. NO SECURITIES COMMISSION OR SIMILAR AUTHORITY IN CANADA OR THE UNITED STATES HAS IN ANY WAY PASSED UPON THE MERITS OF THE SECURITIES OFFERED HEREUNDER AND ANY REPRESENTATION TO THE CONTRARY IS AN OFFENCE.

THIS AMENDED PRELIMINARY PROSPECTUS HAS BEEN FILED UNDER PROCEDURES IN EACH OF THE PROVINCES OF CANADA WHICH PERMIT CERTAIN INFORMATION WITH RESPECT TO THESE SECURITIES TO BE DETERMINED AFTER THE PROSPECTUS HAS BECOME FINAL AND PERMIT THE OMISSION FROM THIS AMENDED AND RESTATED PRELIMINARY PROSPECTUS OF SUCH INFORMATION. SUCH PROCEDURES REQUIRE THE DELIVERY TO PURCHASERS OF A PROSPECTUS OR A PROSPECTUS SUPPLEMENT CONTAINING THIS OMITTED INFORMATION WITHIN A SPECIFIED PERIOD OF TIME AFTER AGREEING TO PURCHASE ANY OF THESE SECURITIES.

INITIAL PUBLIC OFFERING

                                     [LOGO]

                                   CDN. $  -

                            6,000,000 COMMON SHARES

This offering is an initial public offering (the "Offering") of 6,000,000 common shares of 724 Solutions Inc. (the "Company"). The Company is offering
  -  common shares in the United States through a syndicate of
U.S. underwriters and   -  common shares in Canada through a syndicate of
Canadian underwriters. The common shares are being offered in Canada by Nesbitt Burns Inc., RBC Dominion Securities Inc. and Credit Suisse First Boston Securities Canada Inc. (the "Canadian Underwriters") and in the United States by Credit Suisse First Boston Corporation, BancBoston Robertson Stephens Inc. and Thomas Weisel Partners LLC (the "U.S. Underwriters" and, collectively with the Canadian Underwriters, the "Underwriters"). This prospectus incorporates the prospectus included in a Registration Statement on Form F-1 filed with the U.S. Securities and Exchange Commission. The offering price of the common shares has been determined by negotiation between the Company and the Underwriters.

THERE IS CURRENTLY NO MARKET THROUGH WHICH THE COMMON SHARES MAY BE SOLD. An application has been made to list the common shares for trading on The Toronto Stock Exchange under the symbol "SVN", subject to the Company meeting the exchange's listing requirements. An application has been made for the quotation of the common shares on the Nasdaq National Market under the symbol "SVNX", subject to the Company meeting Nasdaq's quotation requirements.

After giving effect the Offering, the offering price of each common share would exceed the net tangible book value per common share as of September 30, 1999 by
Cdn.$  -  , representing a dilution factor of   -  % (  -  % if the
Underwriters' over-allotment option is exercised in full). See "Dilution" and "Risk Factors".

AN INVESTMENT IN THE COMMON SHARES IS SUBJECT TO A NUMBER OF RISK FACTORS WHICH SHOULD BE CAREFULLY REVIEWED BY PROSPECTIVE PURCHASERS. SEE "RISK FACTORS".

                     PRICE: CDN. $    -    PER COMMON SHARE
                   -----------------------------------------
                   -----------------------------------------

                                                              PRICE TO        UNDERWRITING      NET PROCEEDS
                                                               PUBLIC          COMMISSION     TO THE COMPANY(1)
                                                           ---------------   --------------   -----------------
Per common share(2)......................................     Cdn. $  -        Cdn. $  -         Cdn. $  -
Total(3).................................................     Cdn. $  -        Cdn. $  -         Cdn. $  -

(1) Before deducting expenses of the Offering payable by the Company estimated at $ - .

(2) The common shares are being offered in Canada in Canadian dollars at the approximate equivalent of the U.S. dollar offering price converted at an
    exchange rate of Cdn. $  -  equals U.S.$1.00 as of   -  , 2000. See
    "Exchange Rates".

(3) The Company has granted an over-allotment option to the Underwriters exercisable within 30 days from the completion of the Offering to purchase a
    maximum of   -  additional common shares on the same terms as set forth above to cover over-allotments, if any. If the over-allotment option is exercised in full, the Price to Public, Underwriting Commission and Net Proceeds to the Company will be Cdn.$ - , Cdn.$ - and Cdn.$ - , respectively.

    The Canadian Underwriters, as principals, conditionally offer the common shares, subject to prior sale, if, as and when issued and sold by the Company and delivered to the Canadian Underwriters and accepted by them in accordance with the conditions of the Canadian Underwriting Agreement described under "Underwriting" and subject to the approval of certain legal matters on behalf of the Company by Goodman Phillips & Vineberg, Toronto and Morrison & Foerster LLP, and on behalf of the Underwriters by Osler, Hoskin & Harcourt LLP and Shearman & Sterling.

    Subscriptions shall be received subject to rejection or allotment in whole or in part, and the right is reserved to close the subscription books at any time without notice. It is expected that the closing of the Offering will take
place on   -  , 2000 or such other date which may be agreed upon, but not later
than   -  , 2000. Certificates evidencing the common shares will be available for delivery at closing.

            [ALTERNATIVE TABLE OF CONTENTS FOR CANADIAN PROSPECTUS]

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
PROSPECTUS SUMMARY....................         3
RISK FACTORS..........................         6
FORWARD-LOOKING STATEMENTS............        17
USE OF PROCEEDS.......................        18
DIVIDEND POLICY.......................        18
EXCHANGE RATES........................        18
CAPITALIZATION........................        19
DILUTION..............................        20
SELECTED CONSOLIDATED FINANCIAL
  DATA................................        21
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................        22
BUSINESS..............................        31
MANAGEMENT............................        44
CERTAIN TRANSACTIONS..................        51

                                          PAGE
                                        --------
PRINCIPAL SHAREHOLDERS................        53
DESCRIPTION OF SHARE CAPITAL..........        54
SHARES ELIGIBLE FOR FUTURE SALE.......        55
INCOME TAX CONSEQUENCES...............        57
UNDERWRITING..........................        61
LEGAL MATTERS.........................        64
EXPERTS...............................        64
WHERE YOU CAN FIND MORE INFORMATION...        64
ELIGIBILITY FOR INVESTMENT............        65
MATERIAL CONTRACTS....................        65
PURCHASERS' STATUTORY RIGHTS..........        66
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS..........................       F-1
CERTIFICATE OF THE COMPANY............       C-1
CERTIFICATE OF THE UNDERWRITERS.......       C-2

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                                 --------------

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL             , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                 --------------

                 [ALTERNATIVE PAGE F-2 FOR CANADIAN PROSPECTUS]

                                AUDITORS' REPORT

To the Board of Directors of 724 Solutions Inc.

    We have audited the consolidated balance sheets of 724 Solutions Inc. as at December 31, 1997 and 1998 and September 30, 1999 and the consolidated statements of operations, shareholders' equity and cash flows for the period from July 28, 1997 (date of inception) to December 31, 1997, the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1997 and 1998 and September 30, 1999 and the results of its operations and its cash flows for the period from July 28, 1997 (date of inception) to December 31, 1997, the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999 in accordance with generally accepted accounting principles in Canada.

    Generally accepted accounting principles in Canada differ in some respects from those applicable in the United States (note 11).

Toronto, Canada
October 29, 1999, except as to Note 12                                 Chartered Accountants
which is as of December   , 1999

                 [ALTERNATIVE PAGE F-3 FOR CANADIAN PROSPECTUS]

                               724 SOLUTIONS INC.

                          CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                  DECEMBER 31,
                                                               -------------------   SEPTEMBER 30,
                                                                 1997       1998          1999
                                                               --------   --------   --------------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $1,299    $ 2,976        $28,044
  Accounts receivable, net of allowance for doubtful
    accounts of $0..........................................         1         35          2,265
  Prepaid expenses..........................................        --         21            498
                                                                ------    -------        -------
    Total current assets....................................     1,300      3,032         30,807

Property and equipment (note 3).............................        21        860          1,637
                                                                ------    -------        -------
Total assets................................................    $1,321    $ 3,892        $32,444
                                                                ======    =======        =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $   23    $   236        $   398
  Accrued liabilities.......................................        10        463          1,457
  Deferred revenue..........................................        --        420          3,855
                                                                ------    -------        -------
    Total current liabilities...............................        33      1,119          5,710

Shareholders' equity (note 4):
  Unlimited number of common shares authorized;
  4,000,000 common shares issued and outstanding at
    December 31,
    1997; 11,428,570 common shares at December 31, 1998 and
    19,320,360 common shares issued and outstanding at
    September 30,
    1999....................................................     1,443      4,051         34,165
  Common share purchase options;
  4,000,000 options at December 31, 1997, zero options at
    December 31, 1998, and 8,216,210 options at
    September 30, 1999......................................        --         --             41
  Accumulated deficit.......................................      (155)    (1,278)        (7,472)
                                                                ------    -------        -------
  Total shareholders' equity................................     1,288      2,773         26,734
                                                                ------    -------        -------
Total liabilities and shareholders' equity..................    $1,321    $ 3,892        $32,444
                                                                ======    =======        =======

           (Signed) GREGORY WOLFOND                    (Signed) CHRISTOPHER ERICKSON
                   Director                                       Director

        See accompanying notes to the consolidated financial statements.

                  [ADDITIONAL PAGE 40 FOR CANADIAN PROSPECTUS]

engineer our trade secrets, software or other technology. Moreover, the laws of some foreign countries may not protect our proprietary rights to the same extent as do the laws of the U.S. and Canada. Therefore, the measures we are taking to protect our proprietary rights may not be adequate.

    We also rely on technology and other intellectual property licensed to us by third parties. For example, we have entered into a license agreement with Certicom and Consensus for use of their encryption technology. We have also entered into license agreements with third party content providers. In addition, we use certain third party software that may not be available to us on commercially reasonable terms or prices or at all in the future. Moreover, some of our license agreements are non-exclusive, and therefore, our competitors may have access to the very same technology licensed to us.

    To date, we have not been notified that our product infringes on the proprietary rights of third parties, but third parties could claim infringement by us with respect to our existing or future products. Any claim of this kind, whether or not it has merit, could result in costly litigation, divert management's attention, cause delays in product installation, or cause us to enter into royalty or licensing agreements on terms that may not be acceptable to us.

EMPLOYEES

    As of December 6, 1999, we had a total of 173 employees. None of our employees is covered by any collective bargaining agreements. We believe that our relations with our employees are good.

LEGAL PROCEEDINGS

    We are not currently subject to any material legal proceedings; however, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

FACILITIES

    Our registered and head office is located in Toronto, Ontario in a 75,014 square foot facility under a lease which expires in 2005.

CORPORATE HISTORY

    The Company was incorporated under the BUSINESS CORPORATIONS ACT (Ontario) on July 28, 1997. Pursuant to Articles of Amalgamation dated July 7, 1999, the Company amalgamated with 1344495 Ontario Limited, a wholly owned subsidiary, and continued under the name 724 Solutions Inc. Pursuant to Articles of Amendment,
dated December   -  , 1999, the Company effected a two-for-one split of its common shares.

                   [ADDITIONAL PAGE FOR CANADIAN PROSPECTUS]

                           ELIGIBILITY FOR INVESTMENT

    In the opinion of Goodman Phillips & Vineberg, Toronto, counsel to the Company, and of Osler, Hoskin & Harcourt LLP, counsel to the Underwriters, subject to compliance with the prudent investment standards and general investment provisions and restrictions of the statutes referred to below (and, where applicable the regulations thereunder) and, in certain cases, subject to the satisfaction of additional requirements relating to investment policies, standards, procedures and goals, the purchase of the common shares offered hereby will not, at the date of issue, be precluded under the following statutes:

    INSURANCE COMPANIES ACT (Canada)

    PENSION BENEFITS STANDARDS ACT, 1985 (Canada)

    TRUST AND LOAN COMPANIES ACT (Canada)

    FINANCIAL INSTITUTIONS ACT
       (British Columbia)

    LOAN AND TRUST CORPORATIONS ACT (Alberta)

    THE INSURANCE ACT (Manitoba)

    THE TRUSTEE ACT (Manitoba)

    PENSION BENEFITS ACT (Ontario)

    LOAN AND TRUST CORPORATIONS ACT (Ontario)

    AN ACT RESPECTING INSURANCE (Quebec) (for insurers other than mutual associates and insurance funds)

    AN ACT RESPECTING TRUST COMPANIES AND SAVING COMPANIES (Quebec) (for saving companies investing their own funds, and by trust companies investing their own funds and deposits received by them)

    SUPPLEMENTAL PENSION PLANS ACT (Quebec)

    In the opinion of such counsel, the common shares, if, as and when listed on a prescribed stock exchange (which presently includes The Toronto Stock Exchange), will be qualified investments for a trust governed by a Registered Retirement Savings Plan, a Registered Retirement Income Fund or a Deferred Profit Sharing Plan under the Income Tax Act and the regulations thereunder, and under certain proposed amendments to the Income Tax Act, for a trust governed by a Registered Education Savings Plan. Also in the opinion of such counsel, at the date of their issue, the common shares will not be "foreign property" for the purposes of Part XI of the Income Tax Act. The foregoing opinions assume that there will be no changes in the applicable legislation currently in effect prior to the date of issue of the common shares.

                               MATERIAL CONTRACTS

    The only material contracts entered into by the Company during the past two year period or to which it has become a party, other than in the ordinary course of business, are as follows:

    1. the Amended and Restated Unanimous Shareholder Agreement dated October 26, 1999 among the Company and its existing shareholders;

    2.  the U.S. underwriting agreement dated   -  , 2000 referred to under
       "Underwriting"; and

    3.  the Canadian underwriting agreement dated   -  , 2000 referred to under
       "Underwriting".

    Copies of these agreements, or the relevant provisions thereof, will be available for inspection at the head office of the Company during normal business hours during the course of distribution and for a period of 30 days thereafter.

                   [ADDITIONAL PAGE FOR CANADIAN PROSPECTUS]

                          PURCHASERS' STATUTORY RIGHTS

    Securities legislation in several of the Canadian provinces provides the purchasers with the right to withdraw from an agreement to purchase securities within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, securities legislation further provides the purchaser with remedies for rescission or, in some jurisdictions, damages where the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of his province. The purchaser should refer to any applicable provisions of the securities legislation of his province for the particulars of these rights or consult with a legal adviser.

                   [ADDITIONAL PAGE FOR CANADIAN PROSPECTUS]

                           CERTIFICATE OF THE COMPANY

Dated: December   -  , 1999

    The foregoing, as of the date of the supplemented prospectus providing the information permitted to be omitted from this prospectus, will constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities laws of all the provinces of Canada and, for the purpose of the SECURITIES ACT (Quebec), will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.

           (Signed) GREGORY WOLFOND                        (Signed) KAREN BASIAN
     Chairman and Chief Executive Officer                 Chief Financial Officer

                             On behalf of the Board of Directors

        (Signed) CHRISTOPHER ERICKSON                      (Signed) ANDRE BOYSEN
                   Director                                       Director

                   [ADDITIONAL PAGE FOR CANADIAN PROSPECTUS]

                        CERTIFICATE OF THE UNDERWRITERS

Dated: December   -  , 1999

    To the best of our knowledge, information and belief, the foregoing, as of the date of the supplemented prospectus providing the information permitted to be omitted from this prospectus, will constitue full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities laws of all the provinces of Canada and, for the purpose of the SECURITIES ACT (Quebec), to our knowledge, this prospectus will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.

       NESBITT BURNS INC.          RBC DOMINION SECURITIES INC.      CREDIT SUISSE FIRST BOSTON
                                                                       SECURITIES CANADA INC.

 By: (Signed) W. J. BLAIR AGNEW   By: (Signed) DANIEL R. COHOLAN   By: (Signed) CHRISTOPHER LEGG

    The following are the names of every person or company having an interest, either directly or indirectly, to the extent of not less than 5% in the capital of:

NESBITT BURNS INC.: The Nesbitt Burns Corporation Limited, a majority-owned subsidiary of a Canadian chartered bank;

RBC DOMINION SECURITIES INC.: an indirect wholly-owned subsidiary of a Canadian chartered bank; and

CREDIT SUISSE FIRST BOSTON SECURITIES CANADA INC.: an indirect subsidiary of Credit Suisse First Boston, a Swiss bank.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The table below lists the fees and expenses, other than underwriting discounts and commissions, which the registrant will pay in connection with the offering described in this registration statement. All the expenses are estimates, except for the Securities and Exchange Commission registration fee, the Canadian Securities Regulators Filing Fees, the Nasdaq National Market listing fee, the NASD filing fee and the TSE listing fee.

                                                               AMOUNT
                                                              --------
Securities and Exchange Commission Registration Fee.........  $23,680
NASD Filing Fee.............................................   10,500
Canadian Securities Regulators Filing Fees..................    8,792
Nasdaq National Market listing fee..........................     -
TSE listing fee.............................................     -
Legal fees and expenses.....................................     -
Accounting fees and expenses................................     -
Printing and engraving expenses.............................     -
Transfer agent and registrar fees...........................     -
Miscellaneous expenses......................................     -
                                                              -------
TOTAL.......................................................  $  -
                                                              =======

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

DIRECTORS' AND OFFICERS' INDEMNIFICATION

    Under the Business Corporations Act (Ontario), we are permitted to indemnify our directors and officers and former directors and officers against costs and expenses, including amounts paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which they are made parties because of their position as directors or officers, including an action against us. In order to be entitled to indemnification under this Act, the director or officer must act honestly and in good faith with a view to our best interests, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer must have reasonable grounds for believing that his or her conduct was lawful.

    Under our by-laws, we are permitted to indemnify our subsidiaries' current and former directors and our and our subsidiaries' current and former officers, employees and agents. Our by-laws also provide that, to the fullest extent permitted by the Act, we are authorized to purchase and maintain insurance on behalf of our and our subsidiaries' current and past directors, officers, employees and agents against any liability incurred by them in their duties. Our shareholder agreement with our strategic investors listed under "Principal Shareholders" also requires us to indemnify our directors under specified circumstances. We believe that the provisions of our by-laws and the shareholders' agreement are necessary to attract and retain qualified persons as directors and officers.

    Currently, there is no pending litigation or proceeding where a current or past director, officer or employee is seeking indemnification, nor are we aware of any threatened litigation that may result in claims for indemnification. We intend to increase the coverage provided under our current directors and officers liability insurance policy.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    In September 1997, we issued 3,999,800 common shares, together with an option to purchase an additional 4,000,000 of our common shares, to an entity controlled by our Chairman and Chief Executive Officer, for an aggregate purchase price of approximately Cdn.$2.0 million. The option was transferred to a second entity under his control, and was exercised in October 1998 at an exercise price of Cdn.$0.50 per share.

    In April 1998, we issued 1,000,000 common shares to Bank of Montreal for a purchase price of Cdn.$1.00 per share, together with an option to purchase an additional 2,428,570 shares for an aggregate purchase price of Cdn.$1.0 million. This option was exercised in October 1998.

    In June 1999, Bank of America Corporation purchased 541,790 of our common shares for $2.0 million, together with an option to purchase an additional 541,790 common shares at a price of $3.69 per share. In August 1999, the Company issued to Bank of America an option to purchase 2,116,420 common shares at a price of $3.90 per common share. The option was exercised in October 1999. The weighted average price per share of the common shares issued to Bank of America was $3.83 per share.

    In July 1999, Citicorp Strategic Technology Corporation purchased 950,000 of our common shares for $3.83 per share, and agreed to purchase an additional 5,450,000 common shares at a price of $3.83 per share upon the satisfaction of certain conditions. The option was exercised in October 1999.

    In August 1999, Sonera Corporation subscribed for 6,400,000 shares for $3.83 per share.

    Through September 30, 1999, we issued options to our officers, directors, employees and advisors to purchase an aggregate of 2,211,594 of our common shares.

    In October 1999, we issued 6,757,190 common shares for an aggregate subscription price of $25.8 million, 2,116,420 common shares at a price per share of $3.90 and for an aggregate subscription price of $8.2 million, 541,790 common shares at a price per share of $3.69 and for an aggregate subscription price of $2.0 million, and 666,666 common shares and 666,668 common shares issuable upon the exercise of a warrant at an exercise price per share of $7.50 for an aggregate subscription price of $5,000,010.

    Each of these sales was exempt from the registration requirements of the Securities Act of 1933 under Section 4(2) thereof or Regulation S thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS

       EXHIBIT
       NUMBER           NAME OF DOCUMENT
---------------------   ----------------
1.1(1)                  Form of U.S. Underwriting Agreement.

1.2(1)                  Form of Canadian Underwriting Agreement.

3.1(1)                  Articles of Amalgamation of the Registrant.

3.2(1)                  By-laws of Registrant.

5.1(1)                  Opinion of Goodman Phillips & Vineberg, Toronto with respect to the validity of the shares.

10.1(2)                 Subscription Agreement between Bank of Montreal, the
                          Registrant and Blue Sky Capital Corporation, dated
                          April 30, 1998.

10.2(1)                 Amended and Restated Unanimous Shareholders' Agreement among the Registrant and its Shareholders.

       EXHIBIT
       NUMBER           NAME OF DOCUMENT
---------------------   ----------------
10.3(2)(3)              Technology License Agreement, dated April 30, 1998, between the Registrant and Bank of Montreal.

10.4(2)                 Mutual Indemnity Agreement, dated April 30, 1998, between
                          the Registrant and Bank of Montreal.

10.5(2)                 Letter Agreement, dated November 27, 1998, between Bank of
                          Montreal and the Registrant.

10.6(2)                 Letter Agreement, dated November 27, 1998, between Bank of
                          Montreal and the Registrant.

10.7(2)                 Letter Agreement, dated July 26, 1999, between Bank of
                          Montreal and the Registrant.

10.8(2)(3)              Technology License Agreement, dated June 1, 1999, between
                          the Registrant and Bank of America, N.A. (as successor to
                          Bank of America National Trust & Savings Association).

10.9(2)(3)              Software Maintenance and Support Agreement, dated June 1,
                          1999, between the Registrant and Bank of America, N.A. (as successor to Bank of America National Trust & Savings
                          Association).

10.10(2)                Letter Agreement, dated July 31, 1998, between Dr. Kerry
                          McLellan and the Registrant.

10.11(1)                Lease, dated April 23, 1998, between Truscan Property
                          Corporation and the Registrant, as amended.

11.1(2)                 List of Subsidiaries.

23.1(1)                 Consent of Goodman Phillips & Vineberg, Toronto (contained in Exhibit 5.1).

23.2(1)                 Consent of Morrison & Foerster LLP.

23.3                    Consent of KPMG LLP.

24.1(2)                 Powers of Attorney (included on the signature pages).

27.1                    Financial Data Schedule.

    (b) FINANCIAL STATEMENT SCHEDULES

       None.

------------------------

(1) To be filed by amendment.

(2) Previously filed.

(3) Confidential treatment has been requested with respect to certain portions of the Exhibit. Omitted portions will be filed separately with the Securities and Exchange Commission.

ITEM 17.  UNDERTAKINGS.

(1) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3) The undersigned registrant hereby undertakes that:

    (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective; and

    (b) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Amendment to Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Ontario on December 15, 1999.

                                                       724 SOLUTIONS INC.

                                                       Per:            /s/ GREGORY WOLFOND
                                                            -----------------------------------------
                                                                         Gregory Wolfond
                                                                         CHAIRMAN AND CEO

    Pursuant to the requirements of the Securities Act of 1933, as amended, this amended registration statement has been signed by the following persons in the capacities on the dates indicated.

                      SIGNATURE                                  TITLE                    DATE
                      ---------                                  -----                    ----
                                                       Chairman and Chief
                          *                              Executive Officer
     -------------------------------------------         (principal executive      December 15, 1999
                   Gregory Wolfond                       officer)

                          *                            President, General
     -------------------------------------------         Counsel, Secretary and    December 15, 1999
                   Chris Erickson                        Director

                          *
     -------------------------------------------       Chief Technology Officer    December 15, 1999
                    Andre Boysen                         and Director

                          *
     -------------------------------------------       Chief Operating Officer     December 15, 1999
                   Kerry McLellan                        and Director

                          *                            Chief Financial Officer
     -------------------------------------------         (principal financial and  December 15, 1999
                    Karen Basian                         accounting officer)

                          *
     -------------------------------------------       Director                    December 15, 1999
                 Lloyd F. Darlington

                          *
     -------------------------------------------       Director                    December 15, 1999
                   Martin A. Stein

                      SIGNATURE                                  TITLE                    DATE
                      ---------                                  -----                    ----
                          *
     -------------------------------------------       Director                    December 15, 1999
                   James D. Dixon

                          *
     -------------------------------------------       Director                    December 15, 1999
                    Harri Vatanen

                          *
     -------------------------------------------       Director                    December 15, 1999
                     Alan Young

* /s/ GREGORY WOLFOND
-------------------------------------------
By: Gregory Wolfond, as
ATTORNEY-IN-FACT

                           AUTHORIZED REPRESENTATIVE

    Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this amended Registration Statement solely in the capacity of the duly authorized representative of 724 Solutions Inc. in the U.S., on December 15, 1999.

                                                       724 SOLUTIONS CORP.

                                                       Per: /s/ KAREN BASIAN
                                                            -----------------------------------------
                                                            Name: Karen Basian
                                                            Title: Treasurer

                               724 SOLUTIONS INC.
                               INDEX TO EXHIBITS

     EXHIBIT NO.                              NAME OF DOCUMENT
---------------------   ------------------------------------------------------------
1.1(1)                  Form of U.S. Underwriting Agreement.

1.2(1)                  Form of Canadian Underwriting Agreement.

3.1(1)                  Articles of Amalgamation of the Registrant.

3.2(1)                  By-laws of Registrant.

5.1(1)                  Opinion of Goodman Phillips & Vineberg, Toronto with respect to the validity of the shares.

10.1(2)                 Subscription Agreement between Bank of Montreal, the
                          Registrant and Blue Sky Capital Corporation, dated
                          April 30, 1998.

10.2(1)                 Amended and Restated Unanimous Shareholders' Agreement among the Registrant and its Shareholders.

10.3(2)(3)              Technology License Agreement, dated April 30, 1998, between the Registrant and Bank of Montreal.

10.4(2)                 Mutual Indemnity Agreement, dated April 30, 1998, between
                          the Registrant and Bank of Montreal.

10.5(2)                 Letter Agreement, dated November 27, 1998, between Bank of
                          Montreal and the Registrant.

10.6(2)                 Letter Agreement, dated November 27, 1998, between Bank of
                          Montreal and the Registrant.

10.7(2)                 Letter Agreement, dated July 26, 1999, between Bank of
                          Montreal and the Registrant.

10.8(2)(3)              Technology License Agreement, dated June 1, 1999, between
                          the Registrant and Bank of America, N.A. (as successor to
                          Bank of America National Trust & Savings Association).

10.9(2)(3)              Software Maintenance and Support Agreement, dated June 1,
                          1999, between the Registrant and Bank of America, N.A. (as successor to Bank of America National Trust & Savings
                          Association).

10.10(2)                Letter Agreement, dated July 31, 1998, between Dr. Kerry
                          McLellan and the Registrant.

10.11(1)                Lease, dated April 23, 1998, between Truscan Property
                          Corporation and the Registrant, as amended.

11.1(2)                 List of Subsidiaries.

23.1(1)                 Consent of Goodman Phillips & Vineberg, Toronto (contained in Exhibit 5.1).

23.2(1)                 Consent of Morrison & Foerster LLP.

23.3                    Consent of KPMG LLP.

24.1(2)                 Powers of Attorney (included on the signature pages).

27.1                    Financial Data Schedule.

------------------------

(1) To be filed by amendment.

(2) Previously filed.

(3) Confidential treatment has been requested with respect to certain portions of the Exhibit. Omitted portions will be filed separately with the Securities and Exchange Commission.